As filed with the Securities and Exchange Commission on August ^
13, 1997

                                                      Registration No. 333-30599
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          FIRST COLORADO BANCORP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

    Colorado                                  6711               84-1320788
(State or Other Jurisdiction of (Primary Standard Industrial   I.R.S. Employer
Incorporation or Organization)  Classification Code Number)  Identification No.)

                                            215 S. Wadsworth Boulevard
                                             Lakewood, Colorado 80226
                                                  (303) 232-2121
          (Address, including zip code, and telephone number,
                            including area code, of
                    Registrant's principal executive offices)

         Malcolm E. Collier, Jr., President and Chief Executive Officer
                           215 S. Wadsworth Boulevard
                            Lakewood, Colorado 80226
                                 (303) 232-2121
            (Name, address, including zip code, and telephone number,
                   including area code,of agent for service)

                                 WITH COPIES TO

Gregory A. Gehlmann                         Brian L. Johnson                    Martin L. Meyrowitz, P.C.
Malizia, Spidi, Sloane & Fisch, P.C.        Executive Vice President and        Silver, Freedman & Taff, L.L.P.
One Franklin Square                           Treasurer                         1100 New York Avenue, N.W.
1301 K Street, N.W.                         First Colorado Bancorp, Inc.        Washington, DC 20005
Suite 700, East                             215 S. Wadsworth Boulevard
Washington, DC 20005                        Lakewood, Colorado 80226



        Approximate date of commencement of proposed sale to the public:

  As soon as practicable after the effectiveness of the Registration Statement.
        If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is
      compliance with General Instruction G, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                Proposed Maximum       Proposed Maximum
        Title of Securities                       Amount to    Offering Price       Aggregate Offering            Amount of
        to be Registered                       be Registered   Per Share (1)            Price (1)            Registration Fee (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock,

  par value $0.10 per share.........               ^ 450,000           $18.50             $3,392,252                 $1,027.95*

---------------------------------------------------------------------------------------------------------------------------------
Common Stock,

  par value $0.10 per share.........                ^ 44,000(2)        $18.50               $311,447                    $94.38*

=================================================================================================================================

(1) Based upon the last sales price per share of the common stock of Delta Federal Savings, F.S.B. on May 21, 1997. As of July 2, 1997, Delta Federal Savings, F.S.B. had 183,365 shares of common stock outstanding. As of July 2, 1997, Delta Federal Savings, F.S.B. had 16,835 options to purchase common stock outstanding.

(2) As a part of the merger and, as described herein, First Colorado Bancorp, Inc., is registering ^ 44,000 shares to be issued upon the exercise of options granted under a stock option plan of Delta Federal Savings, F.S.B.
*        Previously paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          Delta Federal Savings, F.S.B.
                              145 W. Fourth Street
                              Delta, Colorado 81416


                                August ^ 21, 1997


To the Shareholders of
Delta Federal Savings, F.S.B.


          You are cordially invited to attend the Special Meeting of Shareholders (the "Special Meeting") of Delta Federal Savings, F.S.B. ("Delta"), which will be held at the Delta Fireside Inn located at 820 Highway 92, Delta, Colorado, at 2:00 p.m. Delta, Colorado time, on September ^ 22, 1997.


          At the Special Meeting, you will be asked to consider and vote upon an Agreement and Plan of Merger, dated May 21, 1997 (the "Merger Agreement"), among Delta, First Colorado Bancorp, Inc. ("First Colorado") and First Federal Bank of Colorado ("First Federal") under which Delta will be merged (the "Merger") with and into First Federal, a subsidiary of First Colorado. Upon consummation of the Merger, each outstanding share of Delta common stock will be converted into the right to receive First Colorado common stock and cash in lieu of fractional shares of First Colorado common stock, based upon an exchange ratio, all as more fully described in the accompanying Proxy Statement/Prospectus. As part of the vote on the Merger, you will also be asked to consider and vote upon the approval and adoption of an amendment to Delta's charter which would repeal
Section 8(a) of Delta's charter in its entirety. Section 8(a) of Delta's charter currently imposes certain restrictions on voting by Delta's shareholders owing more than 10% of Delta's outstanding common stock. If the Merger is not consummated, the charter will not be amended.

          Enclosed with this letter are a Notice of Special Meeting of Delta's Shareholders and the Proxy Statement/Prospectus, which describes in detail the proposed Merger, the background of the Merger, and other related information. Also enclosed is a proxy solicited by Delta's Board of Directors in connection with the Special Meeting.

         Charles Webb & Company, a division of Keefe, Bruyette & Woods, an investment banking firm, has issued its opinion to your board of directors regarding the fairness from a financial point of view, of the consideration to be received by the shareholders of Delta pursuant to the Merger Agreement as of the date of such opinion. A copy of the opinion is attached as Appendix II to the Proxy Statement/Prospectus.

          THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND RECOMMENDS THAT SHAREHOLDERS VOTE THEIR SHARES "FOR" APPROVAL OF THE MERGER AND THE AMENDMENT TO THE CHARTER. THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTEREST OF DELTA AND ITS SHAREHOLDERS. THE AFFIRMATIVE VOTE OF TWO-THIRDS OF DELTA'S OUTSTANDING SHARES ENTITLED TO VOTE IS NECESSARY TO APPROVE THE MERGER. ACCORDINGLY, FAILURE TO VOTE, EITHER BY RETURNING YOUR PROXY CARD OR VOTING IN PERSON AT THE SPECIAL MEETING WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER.

          We urge you to consider carefully all of the materials in the Proxy Statement/Prospectus and to execute and return the enclosed proxy as soon as possible. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                                    Sincerely,


                                    David A. Humphries
                                    President and Chief Executive Officer

PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. YOU WILL RECEIVE INSTRUCTIONS FOLLOWING THE MERGER FOR EXCHANGE OF STOCK CERTIFICATES.

                          Delta Federal Savings, F.S.B.
                              145 W. Fourth Street
                              Delta, Colorado 81416


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       ^ TO BE HELD ON SEPTEMBER 22, 1997

The Special Meeting of Shareholders (the "Special Meeting") of Delta Federal Savings, F.S.B. ("Delta") will be held on September ^ 22, 1997, at the Delta Fireside Inn located at 820 Highway 92, Delta, Colorado, at 2:00 p.m. local time, for the purpose of considering and voting upon the following:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement") dated May 21, 1997, among Delta, First Colorado Bancorp, Inc. ("First Colorado") and First Federal Bank of Colorado ("First Federal"), pursuant to which Delta will be merged with and into First Federal, a subsidiary of First Colorado and shareholders of Delta will receive First Colorado common stock, and cash in lieu of fractional shares of First Colorado common stock, for each share of Delta common stock, held by them, based upon an exchange ratio as more fully described in the accompanying Proxy Statement/Prospectus. As part of this proposal, shareholders will also be asked to approve the adoption of an amendment to Delta's charter, in conjunction with the Merger (the "Merger Proposal"). The charter amendment would repeal Section 8(a) of Delta's charter in its entirety. Section 8(a) of Delta's charter currently imposes certain restrictions on voting by shareholders owning more than 10% of Delta's outstanding common stock. A vote in favor of the Merger Proposal will also be deemed to be a vote in favor of the charter amendment. However, in the event the shareholders of Delta approve the Merger Proposal but the Merger is not consummated, Section 8(a) of Delta's charter will not be repealed and will remain unchanged.

2. To approve a proposal to adjourn the Special Meeting to permit further solicitation in the event that an insufficient number of shares is present in person or by proxy to approve the Merger Agreement.

         Only shareholders of record at the close of business on the record date, August 8, 1997, are entitled to notice of and to vote at the Special Meeting and any adjournments thereof. The affirmative vote of not less than two-thirds of outstanding Delta common stock entitled to vote is necessary to approve the Merger Proposal. Accordingly, failure to vote either by failing to return your proxy or failing to vote in person at the Special Meeting will have the same effect as a vote against the Merger Proposal. In the event there are not sufficient shares represented for a quorum or votes to approve the Merger Proposal at the Special Meeting, Delta's Board of Directors may adjourn the Special Meeting to permit further solicitation. We urge you to execute and return the enclosed proxy as soon as possible to ensure that your shares will be represented at the Special Meeting. Your proxy may be revoked in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting.

                                By Order of the Board of Directors



                                Nina L. Willis
                                Secretary


Delta, Colorado
August ^ 21, 1997


         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE PROPOSALS STATED ABOVE. PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

                           Proxy Statement/Prospectus

                                 Proxy Statement
                                       of
                          Delta Federal Savings, F.S.B.


                      For a Special Meeting of Shareholders
                       To Be Held on September ^ 22, 1997

                          First Colorado Bancorp, Inc.
                                   Prospectus
                        ^ 494,000 Shares of Common Stock

         This Proxy Statement/Prospectus is being furnished to the Shareholders of Delta Federal Savings, F.S.B. ("Delta") in connection with the solicitation of proxies by Delta's Board of Directors for use at a special meeting of shareholders of Delta (the "Special Meeting") to be held on September ^ 22, 1997. The primary purpose of the Special Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement") dated May 21, 1997, among Delta, First Colorado Bancorp, Inc. ("First Colorado") and First Federal Bank of Colorado ("First Federal"), which agreement provides for the merger (the "Merger") of Delta with and into First Federal, a wholly owned subsidiary of First Colorado (the "Merger Proposal"). The Merger Agreement is attached to this Proxy Statement/Prospectus as Appendix I and is incorporated by reference herein. As part of this proposal, shareholders will also be asked to consider and vote upon the approval and adoption of an amendment to Delta's charter. The charter amendment would repeal Section 8(a) of Delta's charter in its entirety. Section 8(a) of Delta's charter currently imposes certain restrictions on voting by shareholders owning more than 10% of Delta's outstanding common stock. A vote in favor of the Merger Proposal will be deemed to be a vote in favor of the charter amendment. However, in the event the shareholders of Delta approve the Merger Proposal but the Merger is not consummated for any reason, the board of directors of Delta intends to abandon the charter amendment prior to the filing of such amendment with the Office of Thrift Supervision ("OTS"). Therefore, if the Merger is not consummated, Section 8(a) of Delta's charter will not be repealed and will remain unchanged. Shareholders will also vote at the meeting to provide for adjournment in order to permit further solicitation if an insufficient number of shares have voted for approval of the Merger Agreement.

     Upon consummation of the Merger, each outstanding share of Delta's common stock, par value $0.01 per share ("Delta Common Stock"), (excluding any dissenting shares and any shares held in the treasury of Delta) will be converted into the right to receive a number of shares of First Colorado's common stock, par value $0.10 per share ("First Colorado Common Stock") (together with the number of Rights ("Bancorp Rights") issued pursuant to the Rights Agreement) equal to the quotient (rounded to the nearest one one-hundredth) of $30 divided by the average of the midpoint of the last bid and ask price for First Colorado's Common Stock as reported on The Nasdaq National Market for the 20 trading days immediately preceding the effective date of the Merger (the "Exchange Ratio"). The last reported sales price of First Colorado's Common Stock at May 20, 1997 was $16.9375 (the last trading date prior to the announcement of the Merger). The last reported sales price of First Colorado Common Stock at August ^ 11, 1997 was ^ $17.88.

         This Proxy Statement also constitutes a prospectus of First Colorado relating to approximately ^ 494,000 shares of First Colorado Common Stock that will be issued in connection with the Merger and the exercise of certain options granted under the Delta Federal Savings, F.S.B. 1993 Stock Option and Incentive Plan (the "Plan").

         THE SHARES OF FIRST COLORADO COMMON STOCK TO BE ISSUED PURSUANT TO THE MERGER AGREEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OF FIRST COLORADO COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.


        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS AUGUST ^ 21, 1997.

No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus or incorporated by reference herein in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by First Colorado or Delta. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of First Colorado or Delta since the date of this Proxy Statement/Prospectus or that the information herein or the documents or reports incorporated by reference herein are correct as of any time subsequent to such date. All information contained in this Proxy Statement/Prospectus relating to Delta and its subsidiary has been supplied by Delta and all information contained in this Proxy Statement/Prospectus relating to First Colorado and its subsidiaries has been supplied by First Colorado.

                              AVAILABLE INFORMATION

         First Colorado is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, information statements and other information, when filed, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional offices in New York (7 World Trade Center, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such material can also be obtained from the Public Reference Section of the Commission, at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. First Colorado furnishes its shareholders with annual reports containing audited consolidated financial statements with an opinion expressed by independent certified public accountants for each fiscal year and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and the address of such site is http://www.sec.gov.

         Delta was subject to the informational requirements of the Exchange Act from April 6, 1993 to September 12, 1996, and in accordance therewith filed reports, proxy statements and other information with the Office of Thrift Supervision ("OTS"). The reports, proxy statements and other information filed by Delta with the OTS, during such time period, can be inspected at the Office of Thrift Supervision, Information Services Division, 1700 G Street, N.W., Washington, D.C. 20552.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by First Colorado (File No. 0-27126) with the Commission are hereby incorporated by reference into and made a part of this Proxy Statement/Prospectus.

         1. The Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

         2. The Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and ^June 30, 1997.

         3. The description of First Colorado Common Stock contained in First Colorado's Registration Statement on Form 8-A.

         4. The description of First Colorado Preferred Share Purchase Rights contained in First Colorado's
                  Registration Statement on Form 8-A.

         5.       First Colorado's report on Form 8-K filed May 23, 1997.

         6. All documents filed by First Colorado after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering covered by this Prospectus.

         First Colorado has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereof, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of First Colorado Common Stock it will issue pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all information set forth in the Registration Statement and the exhibits thereto. Such additional information may be inspected and copied as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document), each such statement being qualified in all respects by such reference. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE (WITHOUT CHARGE) UPON WRITTEN REQUEST TO WILLIAM G. MARCOUX, FIRST COLORADO BANCORP, INC., 215 S. WADSWORTH BOULEVARD, LAKEWOOD, COLORADO 80226. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST MUST BE RECEIVED BY SEPTEMBER ^ 15, 1997.

                                TABLE OF CONTENTS

INTRODUCTION......................................................................................................1

SUMMARY INFORMATION...............................................................................................2

  The Parties.....................................................................................................2

  The Special Meeting of Delta Shareholders.......................................................................3

  Effective Date..................................................................................................4

  Merger Consideration............................................................................................4

  Recommendation of Delta's Board of Directors....................................................................4

Opinion of Delta's Financial Advisor..............................................................................4

  Federal Income Tax Consequences.................................................................................4

  Accounting Treatment............................................................................................5

  Conditions; Regulatory Approvals; Termination...................................................................5

  Effect of the Merger on Shareholders' Rights....................................................................5

  Dissenters' Rights of Appraisal.................................................................................5

  Interests of Certain Persons in the Merger......................................................................5

  Market Prices and Dividends.....................................................................................6

  Comparative Per Share Financial Information.....................................................................7

SELECTED CONSOLIDATED FINANCIAL INFORMATION.......................................................................8

THE SPECIAL MEETING OF DELTA SHAREHOLDERS........................................................................10

  Matters to be Considered at the Special Meeting................................................................10

  Record Date; Vote Required.....................................................................................10

  Voting of Proxies; Revocability of Proxies; Solicitation of Proxies............................................11

  Dissenters' Appraisal Rights...................................................................................11

PROPOSAL I-THE MERGER............................................................................................11

  The Merger.....................................................................................................11

  Background of the Merger.......................................................................................12

  Reasons for the Merger.........................................................................................14

  Opinion of Delta's Financial Advisor...........................................................................15

Analysis of Recent Comparable Acquisition Transactions...........................................................16

Conditions To Consummation Of The Merger; Waiver.................................................................18

  Termination....................................................................................................19

 No Solicitation of Transactions.................................................................................19

  Expenses: Termination Fees.....................................................................................20

Business Pending Consummation....................................................................................20

  Delta's Stock Option Plan......................................................................................20


Certain Federal Income Tax Consequences..........................................................................21

  Accounting Treatment...........................................................................................22

 Exchange Of Certificates........................................................................................23

  Interests of Certain Persons in the Merger.....................................................................23

  Resales by Affiliates..........................................................................................24

  Regulatory Approvals...........................................................................................24

EFFECT OF THE MERGER ON SHAREHOLDERS' RIGHTS.....................................................................25

  General........................................................................................................25

  Board of Directors.............................................................................................25

  Meetings of Shareholders; Cumulative Voting; Proxies...........................................................26

  Nominations to the Board of Directors, Shareholder Proposals, and Conduct of Meetings..........................28

  Authorized Shares..............................................................................................29

  Limitations on Voting..........................................................................................30

  Indemnification; Limitation of Liability.......................................................................30

  First Colorado Rights Agreement................................................................................32

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF..................................................................32

PROPOSAL II-ADJOURNMENT OF THE MEETING...........................................................................34

EXPERTS..........................................................................................................34

LEGAL MATTERS....................................................................................................34

OTHER MATTERS....................................................................................................34

APPENDICES:

  Appendix I   -  Agreement and Plan of Merger dated May 21, 1997

  Appendix II  -  Fairness Opinion of Charles Webb & Company

  Appendix III -  Section 552.14 of OTS Regulations

  Appendix IV  -  Delta Federal Savings Bank, F.S.B.
                  1996 Annual Report and Quarterly Report to Shareholders as of June 30, 1997



This Proxy Statement/Prospectus contains forward-looking statements which involve risks and uncertainties. First Colorado's and Delta's actual results may differ significantly from the results discussed in the forward-looking statements.

                                  INTRODUCTION


         Delta is furnishing this Proxy Statement/Prospectus and the accompanying proxy (the "Proxy") to Delta's shareholders in connection with the solicitation of Proxies by Delta's Board of Directors for a Special Meeting to be held at the Delta Fireside Inn located at 820 Highway 92, Delta, Colorado, at 2:00 p.m. local time, on September ^ 22, 1997, and any adjournments thereof, to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement") dated May 21, 1997, among Delta, First Colorado and First Federal and all actions necessary to consummate the transactions contemplated thereby, including the adoption of an amendment to Delta's Charter (the "Merger Proposal").

         This Proxy Statement/Prospectus and the Proxy will be first sent or given to Delta shareholders on or about August ^ 21, 1997.


         The shares of Delta Common Stock represented by a Proxy will be voted as directed if the Proxy is properly signed and received by Delta prior to the Special Meeting. The Proxy will be voted "FOR" the approval of the Merger Proposal if no direction is made to the contrary on a duly executed and returned Proxy. The Proxy will also be voted, if necessary and unless otherwise instructed, in favor of a proposal to adjourn the Special Meeting to solicit additional proxies should an insufficient number of shares be present to approve the Merger Proposal. A person giving a Proxy has the power to revoke it at any time before it is voted by notifying Delta in person, by giving timely written notice to Delta of the revocation of the proxy, by submitting to Delta a subsequently dated Proxy, or by attending the Special Meeting and withdrawing the Proxy before it is voted.

         Delta will bear the cost of the solicitation of the Proxies, including the charges and expenses of brokerage firms and others, if any, for forwarding solicitation material to beneficial owners of Delta Common Stock. Representatives of Delta may solicit proxies by mail, telegram, telephone or personal interview. See "The Special Meeting of Delta Shareholders--Voting of Proxies; Revocability of Proxies; Solicitation of Proxies."

         Shareholders of record of Delta at the close of business on August 8, 1997 (the "Record Date"), will be entitled to vote at the Special Meeting.

--------------------------------------------------------------------------------

                               SUMMARY INFORMATION

         The following is a brief summary of the matters to be considered at the Special Meeting. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information, including the appendices attached hereto, contained or incorporated by reference herein. A copy of the Merger Agreement is attached as Appendix I to this Proxy Statement/Prospectus. Shareholders are urged to read carefully the entire Proxy Statement/Prospectus. The terms "First Colorado," "Delta," and "First Federal" refer to such organizations, and unless the context otherwise requires, such organizations and their respective subsidiaries.

The Parties


         First Colorado. First Colorado is a Colorado corporation organized in September 1995, at the direction of the Board of Directors of First Federal to facilitate the conversion of First Savings Capital, M.H.C. ("Mutual Holding Company") from the mutual to stock form of ownership and to acquire and hold all of the capital stock of First Federal (collectively, the "Conversion and
Reorganization"). Prior to the consummation of the Conversion and Reorganization, the Mutual Holding Company was the majority shareholder of First Federal and upon consummation of the Conversion and Reorganization, the Mutual Holding Company was merged with and into First Federal. The Company acquired First Federal as a wholly owned subsidiary upon the consummation of the Conversion and Reorganization on December 29, 1995. In connection with the
Conversion and Reorganization, First Colorado sold 13,403,798 shares of its common stock to the public in an initial public offering and issued 6,619,539 shares in exchange for the outstanding shares of First Federal held by persons other than the Mutual Holding Company. As of June 30, 1997, the Company had total assets of $1.5 billion, total deposits of $1.1 billion, and shareholders' equity of $194.7 million.

         First Colorado is a unitary savings and loan holding company. The primary activity of First Colorado is holding the common stock of First Federal. First Colorado has no significant assets other than all of the outstanding shares of First Federal common stock and the note evidencing First Colorado's loan to First Federal's Employee Stock Ownership Plan. First Colorado neither owns nor leases any property, but instead uses the premises, equipment and furniture of First Federal. At the present time, First Colorado does not intend to employ any persons other than executive officers who are also executive officers of First Federal, and First Colorado will utilize the support staff of First Federal from time to time. Additional employees will be hired as appropriate to the extent First Colorado expands or changes its business in the future.

         Management believes that the holding company structure provides First Colorado with additional flexibility to diversify, should it decide to do so, its business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions and financial services related companies.

         First Colorado's executive offices are located at 215 S. Wadsworth Boulevard, Lakewood, Colorado 80226 and its telephone number is (303) 232-2121.

         First Federal. First Federal is a federally chartered stock savings bank, originally chartered by the State of Colorado as the Cooperative Building and Loan Association on April 25, 1885. In connection with the Conversion and Reorganization, First Federal changed its name from First Federal Savings Bank of Colorado to its current name and became a wholly owned subsidiary of First Colorado. A federal charter was granted to the First Federal in 1934, the same year that deposit accounts became federally insured and First Federal became a member of the Federal Home Loan Bank ("FHLB") System.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

First Federal's deposits are insured by the FDIC under the Savings Association Insurance Fund ("SAIF"), and First Federal is regulated by the OTS.

         The principal business of First Federal is the acceptance of savings deposits from the general public and the origination and purchase of mortgage loans for the purpose of constructing, financing or refinancing one-to four-family residences and other improved residential and commercial real estate. First Federal is also active in the origination of home equity loans. First Federal's income is derived largely from interest on interest-earning assets such as loans, mortgage-backed securities and investments. Its principal expenses are interest paid on deposits and borrowings, operating expenses and provisions for loan losses.


         Delta. Delta is a federally chartered capital stock savings bank headquartered in Delta, Colorado, and is in the principal business of attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one-to-four family residential mortgage loans. Delta operates one full service office in Delta County, located in western Colorado. At June 30, 1997, Delta reported total assets of approximately $40.4 million, loans of approximately $35.4 million, total deposits of approximately $30.8 million and shareholders' equity of $3.6 million.

         Delta's executive offices are located at 145 W. Fourth Street, Delta, Colorado 81416 and its telephone number is (970) 874-9755.

The Special Meeting of Delta Shareholders

         The purpose of the Special Meeting is to vote on the Merger Proposal which provides for the merger of Delta with and into First Federal and the amendment to Delta's charter. Delta's Board of Directors has unanimously approved the Merger Proposal and recommends that the shareholders of Delta vote "FOR" the Merger Proposal. See "Proposal I-The Merger -- Background of the Merger" and "--Reasons for the Merger."

         Shareholders of record of Delta at the close of business on the Record Date will be entitled to vote at the Special Meeting. Delta shareholders are entitled to cast one vote for each share of Delta Common Stock they hold on the Record Date. To approve the Merger Proposal, a vote of two-thirds of the issued and outstanding shares of Delta Common Stock is required. As of the Record Date, the directors, executive officers and affiliates of Delta owned 20,532 shares, or 11.09% of the issued and outstanding common stock of Delta. Management of Delta expects that such shares will be voted "FOR" the approval of the Merger Proposal.

         A Proxy for use by Delta's shareholders in connection with the Special Meeting is enclosed with this Proxy Statement/Prospectus. The Proxy will be voted as specified thereon by the shareholder. Where no specification is made on the Proxy, a properly executed Proxy will be voted "FOR" approval of the Merger Proposal, and "FOR" adjournment of the Special Meeting, if necessary, in order to further solicit proxies in favor of the Merger.

         A person giving a Proxy may revoke it at any time before it is voted by notifying Delta in person, by giving timely written notice to Delta of the revocation of the Proxy, by submitting to Delta a subsequently dated Proxy or by attending the Special Meeting and withdrawing the Proxy before it is voted at the Special Meeting. See "The Special Meeting of Delta Shareholders."

--------------------------------------------------------------------------------

Effective Date

         Subject to the conditions to the obligations of the parties to effect the Merger, the Merger will become effective (the "Effective Date") at the time specified by the Secretary of the OTS in its endorsement of the articles of combination filed by First Federal. Subject to the foregoing, it is currently anticipated that the Merger will be consummated in the fourth quarter of 1997.

Merger Consideration


         Upon consummation of the Merger, each outstanding share of Delta Common Stock (excluding any dissenting shares and any shares held in the treasury of Delta) will be converted into the right to receive a number of shares of First Colorado Common Stock (together with First Colorado Rights issued pursuant to the Rights Agreement-See "Effects of the Merger on Shareholder Rights--First Colorado Rights Agreement") equal to the quotient (rounded to the nearest one one-hundredth) of $30 divided by the average of the midpoint of the last bid and ask price for First Colorado Common Stock as reported on The Nasdaq National Market for the 20 trading days immediately preceding the Effective Date (the "Exchange Ratio"). The last reported sales price of First Colorado Common Stock at August ^ 11, 1997 was ^ $17.88. The affirmative vote of not less than two-thirds of the outstanding shares of Delta Common Stock is required to approve the Merger Proposal. See "Proposal I-The Merger -- Conditions to Consummation of the Merger."


Recommendation of Delta's Board of Directors

         The Board of Directors of Delta unanimously recommends that the Delta shareholders vote to approve the Merger Proposal and the Adjournment Proposal. See "Proposal I-The Merger -- Background of the Merger" and "-- Reasons for the Merger."

Opinion of Delta's Financial Advisor

         Charles Webb & Company, a division of Keefe, Bruyette of Woods, Inc. ("Webb"), Delta's financial advisor, has rendered its opinion to Delta's Board of Directors that the consideration to be received by Delta's shareholders is fair from a financial point of view. As discussed in "The Merger--Reasons for the Merger," Webb's opinion and presentations were among the factors considered by Delta's board in reaching the determination to approve the Merger. A copy of Webb's opinion is attached hereto as Appendix II and should be read in its entirety with respect to the assumptions made, other matters considered, and limitations on the review undertaken by Webb in rendering its opinion. See "Proposal I-The Merger -- Opinion of Delta's Financial Advisor."


Federal Income Tax Consequences

         The Merger will be a tax-free reorganization for federal income tax purposes. Delta's shareholders will receive First Colorado Common Stock in exchange for their Delta Common Stock under the terms of the Merger Agreement. Upon the exchange of stock, Delta's shareholders will recognize no gain or loss upon their exchange of Delta Common Stock solely for shares of First Colorado Common Stock. Upon the exchange of cash for fractional shares of Delta Common Stock, Delta's shareholders will recognize gain, but not in an amount in excess of cash received. See "Proposal I-The Merger -- Federal Income Tax Consequences."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Accounting Treatment

         First Colorado expects that the Merger will be accounted for under the purchase method of accounting. See "Proposal I-The
Merger -- Accounting Treatment".


Conditions; Regulatory Approvals; Termination

         Consummation of the Merger is subject to various conditions, including among others, receipt of approval by two-thirds of the shares entitled to be voted by Delta's shareholders, receipt of certain legal opinions and the satisfaction of other customary closing conditions. In addition, the Merger is subject to receipt of required approvals from the Department of Justice and the OTS. An application seeking approval of the Merger was filed with the OTS on July 2, 1997. See "Proposal I-The Merger -- Regulatory Approvals."

         Upon satisfaction or waiver of all conditions under the Merger Agreement, First Federal will file articles of combination with the Secretary of the OTS. First Colorado and Delta anticipate that the Merger will be completed prior to December 31, 1997. There can be no assurance, however, that the necessary regulatory and other approvals will be received by the parties or as to the timing of such approvals. Accordingly, there may be extended delays following the Special Meeting before the Merger is consummated, and if any of the conditions of the Merger Agreement are not satisfied or waived, the Merger might not be consummated. See "Proposal I-The Merger -- Conditions to Consummation of the Merger" and "-- Termination." Also, the Merger Agreement may be terminated under certain circumstances. See "Proposal I-The Merger -- Termination."

Effect of the Merger on Shareholders' Rights


         If the Merger Proposal is approved, Delta shareholders will receive shares of First Colorado Common Stock which have different rights with respect to certain important matters including certain provisions which are intended to ensure that a party seeking control of First Colorado will discuss its proposal with First Colorado's Board of Directors. Delta is a federal savings bank incorporated under the laws of the United States, and upon consummation of the Merger, Delta's shareholders will become shareholders of a Colorado corporation. See "Effect of the Merger on Shareholders' Rights."


Dissenters' Rights of Appraisal

         Holders of Delta Common Stock will be entitled to dissenters' rights of appraisal under applicable federal law. See "The Special Meeting of Delta Shareholders--Appraisal Rights" and Appendix III--Section 552.14 of the OTS Regulations.

Interests of Certain Persons in the Merger

         Certain members of Delta's management and Board of Directors have interests in the Merger in addition to their interests as Delta shareholders.
These include provisions in the Merger Agreement relating to continued employment, indemnification, severance payments and benefit plan payments. See "Proposal I-The Merger -- Interests of Certain Persons in the Merger."


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Market Prices and Dividends.

         First Colorado common stock is traded on The Nasdaq National Market under the symbol "FFBA". First Colorado offering of common stock closed on December 29, 1995 and shares of common stock were issued and sold in that offering at $10.00 per share. The table below sets forth, for the calendar quarters indicated, the reported high and low sales prices of First Colorado common stock as reported on the Nasdaq Stock Market, based on published financial sources, and the dividends per share declared on such stock.

                                  First Colorado Common Stock

                                                 High               Low            Dividends
                                                 ----               ---            ---------

1996

  First Quarter.........................        $12.50            $ 11.00           $ .075

  Second Quarter........................         13.75              11.75             .080

  Third Quarter.........................         15.63              12.50             .080

  Fourth Quarter........................                            14.94             .090
                                                 17.88

1997

  First Quarter.........................         19.00              16.38             .100

  Second Quarter........................         19.88              15.75             .110

  Third Quarter
  (through August ^ 11, 1997)...........         20.13              17.75             .110



         Delta converted from a federal mutual savings bank to a federal stock savings bank on April 6, 1993 through the issuance of 182,000 shares of common stock at the price $10.00 per share. Delta is not listed or quoted on any exchange or automatic quotation system and no institution makes a market in the stock. The common stock is traded sporadically. Delta declared and paid cash dividends of $0.29 per share during fiscal 1996 and $0.16 on April 8, 1997.

         The following table sets forth the last reported sales price per share of First Colorado Common Stock and Delta Common Stock giving effect to the Merger on (i) May 20, 1997, the last business day preceding public announcement of the signing of the Merger Agreement and (ii) August ^ 11, 1997, the last practicable date prior to the mailing of this Proxy Statement/Prospectus.


                                                              First Colorado                           Delta
                                                               Common Stock                         Common Stock
                                                               ------------                         ------------

May 20, 1997..................................                  $ 16.9375                             $18.5000

August ^ 11, 1997.............................                  $ 17.8750                             $26.5000


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         No assurance can be given as to what the Exchange Ratio will be or as to what the market price of First Colorado Common Stock will be at the time the Merger is consummated. Delta shareholders are encouraged to obtain current market quotations for shares of First Colorado.

         Comparative Per Share Financial Information^


         The following summary presents, for the periods indicated, selected comparative and pro forma per share financial information: (i) on a historical basis for both First Colorado and Delta; and (ii) on a pro forma equivalent basis per common share for Delta. Such financial information is computed on a pro forma equivalent basis with respect to a share of Delta Common Stock by multiplying the pro forma combined amount (giving effect to the Merger) by Exchange Ratios of 1.7712 (based on the May 20, 1997 price for First Colorado Common Stock) and ^1.6783 (based on the August ^ 11, 1997 price for First Colorado Common Stock). See "-- Merger Consideration".

                                                               ^ Period Ended                  For the Most
                                                                June 30, 1997              Recent Fiscal Year(1)
                                                                -------------              ---------------------
Net Income per Share (fully diluted)
  First Colorado.....................................               $ .54                          $ .72
  Delta .............................................                1.44                            .92

  Pro forma Delta equivalent at Exchange
    Ratio of
                                                                                                  ^
    1.7712...........................................                 .96                           1.28
    ^1.6783..........................................                 .91                         ^ 1.21

Dividends per Share
  First Colorado.....................................                 .21                            .33
  Delta..............................................                 .16                            .30
  Pro forma Delta equivalent at Exchange
    Ratio of

    1.7712...........................................                 .37                            .58
    ^1.6783..........................................                 .35                            .55

^ Book Value per Share
  First Colorado.....................................               11.76                          11.91
  Delta..............................................               19.63                          18.22
Pro forma Delta equivalent at Exchange
Ratio of

    1.7712...........................................               20.83                          21.09
    ^1.6783..........................................               19.74                          19.99


(1) First Colorado's most recent fiscal year end is December 31, 1996 and Delta's most recent fiscal year end is September 30, 1996.

--------------------------------------------------------------------------------

                          DELTA FEDERAL SAVINGS, F.S.B.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION


         The following selected consolidated financial data for the two years ended September 30, 1996, are derived from the consolidated financial statements of Delta. The selected consolidated financial data for the nine months ended June 30, 1997 and 1996, are derived from unaudited consolidated financial statements. Such information should be read in conjunction with the consolidated financial statements of Delta contained in Appendix IV. The unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) which management of Delta considers necessary for a fair presentation of the financial position and the results of operation for these periods. Operating results for the nine months ended June 30, 1997, are not necessarily indicative of the results that may be expected for the entire year ending September 30, 1997 or any other period.


                                                                        June 30,                 September 30,
                                                                        -------                  ------------
                                                                     1997          1996          1996         1995
                                                                     ----          ----          ----         ----
                                                                            (dollars in thousands)
Selected Financial Condition Data:
----------------------------------
Total assets................................................       $40,449      $37,290       $39,853      $35,210
Loans receivable, net.......................................        32,195       27,657        29,331       28,804
Mortgage-backed and related securities......................           523          322           557          689
Investment securities, net..................................         1,917        2,010         2,511        2,950
Deposits....................................................        30,767       31,515        29,914       30,340
Borrowings..................................................         5,700        2,040         6,040        1,000
Retained earnings, substantially restricted.................         2,065        1.935         1,831        1,717
Shareholders' Equity........................................         3,635        3,437         3,340        3,284
Earnings Per Share (weighted)...............................          1.44         1.34          0.92         0.83
Cash dividends per share....................................          0.16         0.15          0.30         0.27
Number of shares outstanding................................       185,185      183,365       183,365      183,365



                                                                    Nine Months Ended             Year Ended
                                                                         June 30,                September 30,
                                                                         --------                -------------
                                                                    1997          1996         1996         1995
                                                                    ----          ----         ----         ----
                                                                                 (dollars in thousands)
Selected Operations Data:
Total interest income.......................................       $ 2,365      $ 2,307        $3,058       $2,570
Total interest expense......................................        (1,285)      (1,232)       (1,636)      (1,343)
                                                                    ------       ------        ------       ------
  Net interest income.......................................         1,080        1,075         1,422        1,227
Provision for loan losses...................................            (7)         (21)          (27)         (32)
                                                                    ------        -----        ------        -----
  Net interest income after provision
    for loan losses.........................................         1,073        1,054         1,395        1,195
Total non-interest income...................................            78          134           169           72
Total non-interest expense..................................           749          816         1,307        1,051
                                                                    ------       ------       -------      -------
  Income before income taxes................................           402          372           257          216
Income tax expense..........................................           139          126            88           64
                                                                    ------       ------       -------      -------
Net income..................................................          $263      $   246       $   169      $   152
                                                                     =====       ======       =======      =======


                                                                 Nine Months Ended               Year Ended
                                                                      June 30,                  September 30,
                                                                      --------                  -------------
                                                                 1997          1996          1996         1995
                                                                 ----          ----          ----         ----
Selected Financial Ratios
and Other Data:
Performance Ratios:
Return on assets (ratio of net
  income to average total assets)...........................         0.89%        0.85%         0.45%        0.44%
Interest rate spread information:
  Average during period.....................................         3.18         3.20          3.18         3.09
  End of period.............................................         3.62         3.17          3.29         2.97
Net interest margin ........................................         3.73         3.79          3.73         3.68
Ratio of operating expense to average total assets..........         2.53         2.82          3.48         3.07
Return on equity (ratio of net income
  to average equity)........................................        10.03         9.76          5.11         4.78
Quality Ratios:
  Non-performing assets to total
    assets at end of period.................................         0.46         0.03          0.02         0.02
  Allowance for loan losses to
   loans receivable, net....................................         0.82         0.86          0.91         0.95
Capital Ratios:
  Shareholders' equity to total
   assets at end of period..................................         8.99         9.22          8.38         9.33
  Average shareholders' equity to average assets............         8.88         8.68          8.83         9.27
  Ratio of average interest-earning assets to
   average interest-bearing liabilities.....................       112.47       113.54        112.72       114.55

Number of full service offices..............................          1            1             1            1

                    THE SPECIAL MEETING OF DELTA SHAREHOLDERS

Matters to be Considered at the Special Meeting

         This Proxy Statement/Prospectus is being furnished by Delta to its shareholders in connection with the solicitation of proxies by the Board of Directors of Delta for use at the Special Meeting to be held at 2:00 p.m., local time, on September ^ 22, 1997, at the Delta Fireside Inn located at 820 Highway 92, Delta, Colorado, and any adjournment or adjournments thereof, to consider and vote upon the Merger Proposal and a proposal for adjournment in the event there are insufficient votes to approve the Merger Proposal and any other business as may properly come before the Special Meeting.

         The Board of Directors of Delta has unanimously approved the Merger Proposal and believes it is in the best interests of Delta and its shareholders and unanimously recommends its approval by Delta shareholders. See "Proposal I-The Merger--Background of the Merger" and "--Reasons for the Merger."

Record Date; Vote Required

         The Board of Directors of Delta has fixed the close of business on August 8, 1997, as the Record Date for determining shareholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of Delta Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Special Meeting. The number of shares of Delta Common Stock outstanding on the Record Date was 185,185, each of such shares being entitled to one vote.

         As to the approval of the Merger Proposal, by checking the appropriate box, a shareholder may: (i) vote "FOR" approval of the Merger Proposal; (ii) vote "AGAINST" approval of the Merger Proposal; or (iii) "ABSTAIN." Because the affirmative vote of the holders of two-thirds of the outstanding shares of Delta Common Stock entitled to vote on the Merger Proposal is required to approve the Merger Proposal and the transaction contemplated thereby, abstentions will have the effect of a vote against the Merger Proposal. In addition, brokers who hold shares in street name for individuals who are the beneficial owners of such shares are prohibited from giving a Proxy to vote shares held for such individuals on the Merger Proposal without specific instructions from such individuals. The failure of such individuals to provide specific instructions with respect to their shares of Delta Common Stock to their broker will have the effect of a vote against the Merger Proposal.

         As to the proposal to adjourn the Special Meeting in the event that there is an insufficient number of shares present in person or by proxy to approve the Merger Proposal, a shareholder may: (i) vote "FOR" the adjournment;
(ii) vote "AGAINST;" or (iii) "ABSTAIN." Approval of the adjournment requires the affirmative vote of the holders of a majority of the Delta Common Stock present in person or by proxy at the Special Meeting, without regard to Broker Non-votes. Proxies marked "ABSTAIN" will have the same effect as a vote against the proposal to adjourn the Special Meeting.

         The directors and executive officers of Delta (including certain of their related interests) beneficially own, as of the Record Date, and are entitled to vote at the Special Meeting 20,532 shares of Delta Common Stock. See "Voting Securities and Principal Holders Thereof."

Voting of Proxies; Revocability of Proxies; Solicitation of Proxies

         After having been submitted, the enclosed Proxy may be revoked by the person giving it, at any time before it is exercised, by: (i) submitting written notice of revocation of such Proxy to the Secretary of Delta; (ii) submitting a Proxy having a later date; or (iii) appearing at the Special Meeting and requesting a return of the Proxy. All shares represented by valid Proxies will be exercised in the manner specified thereon. If no specification is made, duly executed Proxies will be voted in favor of the Merger Proposal, and the proposal to adjourn the Special Meeting.

         The solicitation is being made by Delta. Directors, officers and employees of Delta may solicit proxies from Delta shareholders, either personally or by telephone, telegraph or other form of communication. Such persons will receive no additional compensation for such services. All expenses associated with the solicitation of Proxies will be paid by Delta.

Dissenters' Appraisal Rights

         As set forth in Section 552.14 of the OTS Regulations for Federal Savings Associations, record holders of Delta Common Stock will be entitled to appraisal rights because the Delta Common Stock will not be quoted on the National Association of Securities Dealer's Automated Quotation System on the date of the Special Meeting. Each shareholder electing to make a demand for appraisal and payment shall deliver to Delta, before voting on the Merger Proposal, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares of Delta Common Stock. A shareholder's failure to vote against the Merger Proposal shall not constitute a waiver of his or her appraisal rights. Delta is satisfying the notice requirements of Section 552.14 of the OTS Regulations by providing all Delta shareholders, on the close of business as of the record date, this Proxy Statement/Prospectus. See Appendix III -- Section 552.14 of the OTS Regulations.

                             PROPOSAL I--THE MERGER

         THE FOLLOWING INFORMATION CONCERNING THE MERGER, INSOFAR AS IT RELATES TO MATTERS CONTAINED IN THE MERGER AGREEMENT, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT WHICH IS ATTACHED AS APPENDIX I TO THIS PROXY STATEMENT/PROSPECTUS.

The Merger

         On May 21, 1997, Delta, First Colorado, and First Federal entered into a Merger Agreement which provides for the merger of Delta with and into First Federal, a subsidiary of First Colorado. On the Effective Date, the shareholders of Delta will become shareholders of First Colorado, and the separate existence and corporate organization of Delta will cease. Upon consummation of the Merger, Delta Common Stock (excluding any dissenting shares and any shares held in the treasury of Delta) will be converted into the right to receive a number of shares of First Colorado Common Stock (together with Bancorp's Rights issued pursuant to the Rights Agreement) equal to the quotient (rounded to the nearest one one-hundredth) of $30 divided by the average of the midpoint of the last bid and ask price for First Colorado Common Stock as reported on The Nasdaq National Market for the 20 trading days immediately preceding the Effective Date. The last reported sales price of First Colorado Common Stock at August ^ 11, 1997 was ^ $17.88. As part of the Merger Proposal, Section 8(a) of Delta's charter would be repealed. Section 8(a) of Delta's charter currently imposes certain restrictions on voting by shareholders owning more than 10% of Delta's outstanding common stock.


         The affirmative vote of not less than two-thirds of the outstanding shares of Delta entitled to vote is required to approve the Merger Proposal.

         Subject to shareholder approval, the satisfaction of certain conditions and the receipt of all requisite regulatory approvals, the Merger shall become effective on the date specified by the Secretary of the OTS in its endorsement of the articles of combination filed by First Federal.

         Following consummation of the Merger, Delta's corporate existence will cease. First Federal's charter and bylaws will continue as the surviving institution in the Merger.

Background of the Merger

         Delta is a federally chartered stock savings bank headquartered in Delta, Colorado. Its deposits are insured up to the maximum allowable amount by the FDIC. Delta currently serves Delta County in western Colorado through its office in Delta. Delta County has a population of approximately 21,000 and an economy with an emphasis on agriculture and natural resources. In recent periods, Delta's market area has been below national averages in population growth and personal income, and has experienced an above average unemployment rate. Major employers are in the natural resources industries and state and federal government. The largest growth in recent periods has occurred in the service sector.

         Like other thrifts, the core of Delta's business has consisted of attracting deposits from the general public and originating loans to finance the acquisition, construction, or improvement of residential properties located in the market areas served by Delta. Management has worked over a number of years to diversify Delta's activities by expanding commercial and consumer lending and improving the array of deposit products and non-deposit investment services. While a measure of success has been realized in such diversification, it is also recognized that the basic business and identity of Delta remains closely tied to its roots as a traditional thrift institution.

         In April 1993, Delta converted from the mutual to the stock form of organization through an initial public offering of common stock. Since the public offering, the Board of Directors and management of Delta have recognized that the increased competition from commercial banks and other financial institutions has changed fundamentally the environment in which traditional thrifts have operated and threatens the market share held by thrifts for their traditional services. Competition with these commercial banks, with other financial institutions and with other providers of financial services, such as credit unions, is strong, making it extremely difficult for Delta, despite its diversification efforts and accomplishments, to meaningfully expand into the commercial banking business or make significant market share gains in any one market area.

         The Riegle-Neal Interstate Banking and Branching Efficiency Act (the "Interstate Banking Act"), enacted by Congress in September 1994, also has raised new questions about the future, nature and structure of the financial services industry and the options open to local institutions offering limited lines of financial services and products.

         The Board of Directors and management of Delta have assessed the foregoing and other developments and their significance to Delta and its shareholders. At the same time, the Board of

Directors has been cognizant of changes in Delta's operating environment, including rising interest rates and shrinking interest margins, causing the Board of Directors and management to project slower growth in earnings and a decline in the estimated fair value of financial assets compared to their carrying values over the next few years.

         In light of these occurrences and conditions, the Board of Directors, in December 1996, decided to undertake a comprehensive study of Delta's future and the strategic options available to Delta. The Board of Directors employed Webb to provide business and financial advice regarding the strategic future of Delta. With the assistance of Webb, the Board of Directors reviewed the economic and competitive conditions in the market areas of Delta, changes in the residential mortgage industry, the trend of consolidation among federally-insured depository institutions, the potential effects of the Interstate Banking Act and the advent of interstate banking, and the effects that rising interest rates and cyclical trends could have on bank and thrift stock prices in coming years. The Board of Directors also analyzed the history and market performance of Delta since it converted to a stock institution in 1993.

         The Board of Directors considered several options for the future of Delta, including: (i) remaining independent and seeking to generate growth and added profits by expanding and diversifying Delta's financial services and product offerings, (ii) expanding through establishment of new branches, (iii) expanding by acquiring smaller savings institutions, commercial banks or branches, (iv) merging with an institution of nearly equal size, and (v) being acquired by a larger bank or thrift holding company. The Board reviewed each option and concluded, in light of current business conditions, Delta's particular circumstances and prospects, and the risks and expenses of expanding its products, services, and/or branch network on an independent basis, that the best interests of Delta and its shareholders should be served by exploring closely the possibility of combining with another institution in a sale transaction in the near term.


         Accordingly, the Board of Directors decided to survey the most likely obtainable terms and conditions on which Delta could combine with a larger in-state or out-of-state bank or thrift holding company. Webb, on behalf of Delta, communicated directly with certain financial institutions it considered to be the most likely potential acquirors of Delta to invite expressions of interest in pursuing acquisition proposals. Several companies, including First Colorado, acting pursuant to written confidentiality agreements and with the aid of certain information provided by Webb and Delta, expressed indications of value, with First Colorado ultimately submitting a proposal in response to Webb's communications. The Board of Directors of Delta (the "Delta Board") determined, with the assistance of Webb, that First Colorado's indication of value represented the highest value to, and the best strategic alternative for Delta and its shareholders. With the advice of Webb, Delta proceeded to enter into further discussions with First Colorado. Over the next three months, several lengthy meetings of certain members of the senior management of First Colorado and Delta were held to discuss and develop the basis for a potential acquisition of Delta by First Colorado. Between meetings, and subject to a confidentiality agreement between the parties, an appreciable exchange of information occurred. Representatives of First Colorado conducted due diligence of Delta and Webb conducted due diligence of First Colorado on behalf of Delta. Webb further conducted a due diligence examination of Delta and its subsidiary.

         Throughout the foregoing process, management advised and informed the Board of Directors of Delta of developments and was directed by the Board to pursue discussions.


         On March 6, 1997 the Board of Directors of Delta met with senior management of Delta. Management reviewed with the Board of Directors the alternative strategies for the future operation of

Delta including the potential of a merger with First Colorado. On this same date, the full Board of Directors of Delta met with senior management and Webb representatives in attendance. Management repeated the review of alternative strategies for the future operation of Delta previously discussed with the Executive Committee. Webb addressed the Board on these strategies and reviewed with the Board the tentative proposal of First Colorado. Webb also briefed the Board on the general climate of the merger/acquisitions market place and reported on all contacts with other financial institutions by Webb acting in Delta's behalf. The Board directed senior management to continue negotiations with First Colorado, including the conduct of due diligence by both parties.

         Through the month of April, 1997, senior management of both institutions, with the assistance of Webb and outside counsel, negotiated a form of definitive merger agreement. Draft copies of the proposed agreement were distributed to the Board of Directors of Delta for their review.

         On May 21, 1997, the Board of Directors reviewed the proposal and met with Webb and Delta's attorneys to discuss and review the final proposal, including the form of agreement which had previously been distributed to the Board of Directors for its review. Webb presented a detailed analysis of the final proposal to the Board of Directors and concluded that in Webb's opinion First Colorado's proposal was fair to Delta's shareholders from a financial point of view.

         On the basis of the independent judgment of the members of the Delta Board and the advice of Webb, that the First Colorado proposal was fair to Delta's shareholders from a financial point of view, the Board of Directors concluded that First Colorado's offer was in the best interests of Delta and its shareholders. Accordingly, for all of the reasons herein, on May 21, 1997, Delta's Board of Directors accepted First Colorado's offer and authorized execution of the Merger Agreement.

Reasons for the Merger

         In reaching its conclusion to approve the Merger, the Delta Board considered a number of factors. The Delta Board did not assign any relative or specific weights to the factors considered. Among other things, The Delta Board considered: (i) the Merger consideration in relation to the book value, assets and earnings of Delta and First Colorado; (ii) information concerning the financial condition, results of operations and prospects of Delta, including the return on assets and return on equity of Delta; (iii) the financial terms of other recent business combinations in the banking industry; and (iv) the opinion of Webb as to the fairness of the Exchange Ratio to Delta shareholders from a financial point of view.

         The Delta Board believes that the terms of the Merger Agreement, which are the product of arms-length negotiations between First Colorado and Delta, are in the best interest of Delta and its shareholders. In the course of reaching its determination, the Delta Board consulted with legal counsel with respect to its legal duties, the terms of the Merger Agreement and the issues related thereto; with its financial advisor with respect to the financial aspects and fairness of the transaction; and with senior management regarding, among other things, operational matters.

         In reaching its determination to approve the Merger Agreement, the Delta Board considered all factors it deemed material, which are the following:

         (a) The Delta Board analyzed information with respect to the financial condition, results of operations, businesses and prospects of Delta and First Colorado. In this regard, the Delta Board analyzed the options of selling Delta or continuing on a stand-alone basis. The range of values on a sale basis were determined to generally exceed the present value of Delta shares on a stand-alone basis under business strategies which could be reasonably implemented by Delta.

         (b) The Delta Board considered the written opinion of Webb that, as of May 21, 1997, the Merger Consideration was fair to Delta shareholders from a financial point of view. See "--Opinion of Delta's Financial Advisor."

         (c) The Delta Board considered the current operating environment, including, but not limited to, the continued merger and increasing competition in the banking and financial services industries, the prospect for further changes in these industries, and the importance of being able to capitalize on developing opportunities in these industries. This information has been periodically reviewed by the Delta Board at its regular board meetings and was also discussed between the Delta Board and Delta's various advisors.

         (d) The Delta Board considered the other terms of the Merger Agreement and exhibits, including the tax-free nature of the transaction.

         (e) The Delta Board considered the detailed financial analyses and other information with respect to Delta and First Colorado discussed by Webb, as well as the Delta Board's own knowledge of Delta, First Colorado and their respective businesses. In this regard, the latest publicly-available financial and other information for Delta and First Colorado were analyzed, including a comparison to publicly-available financial and other information for other similar institutions.

         (f) The Delta Board considered the value of Delta Common Stock if Delta continued as a stand-alone entity compared to the effect of Delta combining with First Colorado in light of the factors summarized above and the current economic and financial environment, including, but not limited to, other possible strategic alternatives, the results of the contacts and discussions between Delta and its financial advisor and various third parties and the belief of the Delta Board and management that the Merger offered the best transaction available to Delta and its shareholders.

         (g) The Delta Board considered the likelihood of the Merger being approved by the appropriate regulatory authorities, including factors such as market share analysis, First Colorado's Community Reinvestment Act rating at that time and the estimated pro forma financial impact of the Merger on First Colorado.

         The foregoing discussion of the information and factors considered by the Delta Board is not intended to be exhaustive, but constitutes the material factors considered by the Delta Board. In reaching its determination to approve and recommend the Merger Agreement, the Delta Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighted factors differently. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the matters discussed above and the opinion of Webb referred to above, the Delta Board approved and adopted the Merger Agreement and the transactions contemplated thereby as being in the best interests of Delta and its shareholders.

Opinion of Delta's Financial Advisor

         In December 1996, Webb was retained by Delta to evaluate Delta's strategic alternatives as part of a shareholder enhancement program and after reviewing the alternatives it was determined that a sale transaction was appropriate. Webb assisted in identifying prospective acquirers and evaluated specific proposals that were to be received regarding an acquisition of Delta. Webb, as part of its investment banking business, is regularly engaged in the evaluation of business and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. Webb is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. The Delta Board selected Webb on the basis of the firm's reputation and its experience and expertise in transactions similar to the Merger.

         Pursuant to its engagement, Webb was asked to render an opinion as to the fairness, from a financial point of view, of the Merger Consideration to shareholders of Delta. Webb delivered its opinion to the Delta Board that, as of May 21, 1997, the Merger Consideration is fair, from a financial point of view, to the shareholders of Delta. No limitations were imposed by the Delta Board upon Webb with respect to the investigations made or procedures followed by it in rendering its opinion. Webb has consented to the inclusion herein of the summary of its opinion to the Delta Board and to the reference to the entire opinion attached hereto as Appendix II.

         The full text of the opinion of Webb, which is attached as Appendix II to this Proxy Statement/Prospectus, sets forth certain assumptions made, matters considered and limitations on the review undertaken by Webb, and should be read in its entirety. The summary of the opinion of Webb set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the opinion.

         In rendering its opinion, Webb (i) reviewed the Merger Agreement (ii) reviewed Delta's Annual Reports and Proxy Statements for the years ended September 30, 1996, 1995, 1994, Annual Reports on Form 10-K for the years ended September 30, 1995, 1994, quarterly reports on Form 10-QSB for December 31, 1996 and March 31, 1997 and certain other internal financial analysis considered relevant, (iii) reviewed First Colorado's Annual Reports, Proxy Statements and Annual Reports on Form 10-K for the years ended December 31, 1996, 1995, 1994, the Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and certain other internal financial analysis considered relevant, (iv) discussed with senior management and the boards of directors of Delta the current position and prospective outlook for Delta, (v) discussed with senior management of First Colorado their operations, financial performance and future plans and prospects,
(vi) considered historical quotations, levels of activity and prices of recorded transactions in Delta's and First Colorado's common stock (vii) reviewed financial and stock market data of other thrifts in a comparable asset range to Delta (viii) reviewed financial and stock market data of other thrifts in a comparable asset range to First Colorado, (ix) reviewed certain recent business combinations with thrifts as the acquired company, which Webb deemed comparable in whole or in part, (x) performed other analyses which Webb considered appropriate.

         In rendering its opinion, Webb assumed and relied upon the accuracy and completeness of the financial information provided to it by Delta and First Colorado. In its review, with the consent of the Delta Board, Webb did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities of Delta or First Colorado, and potential or contingent liabilities of Delta or First Colorado.

Analysis of Recent Comparable Acquisition Transactions

         In rendering its opinion, Webb analyzed certain comparable merger and acquisition transactions of both pending and completed thrift deals, comparing the acquisition price relative to tangible book value, last-twelve-months ("LTM") earnings, total assets, total deposits, and premium to core deposits. The analysis included a comparison of the median of the above ratios for completed and pending acquisitions, based on the following five comparable groups: (i) all thrift acquisitions completed and pending since June 30, 1996; ("Recent Transactions"); (ii) all thrift acquisitions with a total aggregate sale price less than $25 million ("Comparable Aggregate Price");
(iii) all thrift acquisitions with the target thrift having assets less than $75 million ("Comparable Asset Size"); (iv) all acquisitions since June 30, 1996 with the selling thrift having tangible equity to total assets of between 8.0% and 12.0% ("Comparable Equity Ratio"); and (v) all thrift acquisitions since June 30, 1996 located in the Western Region ("Comparable Regional Deals").

         The information in the following table summarizes the material information analyzed by Webb with respect to the Merger. The summary does not purport to be a complete description of the analysis performed by Webb and should not be construed independently of the other information considered by Webb in rendering its opinion. Selecting portions of Webb's analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process.

                                                               Price to
                                                   ---------------------------------------------------------------
                                                                                                                      Core Deposit
                                                    Tangible       ((a)LTM EPS        (b) Assets        Deposits      Premium (c)
                                                       Book             (x)               (%)             (%)            (%)

Consideration -$30.00
 per share of First Colorado Stock                     165.7            32.4              14.9            19.0          7.4

Recent Transactions                 Number                           Median for all deals since June 30, 1996
                      Completed       79               147.8            19.6              13.4            16.5          6.5
                        Pending       44               167.9            24.6              16.1            23.0         10.6
Comparable Total Price
                      Completed       63               144.7            19.4              13.5            15.5          6.0
                        Pending       12               146.3            25.6              18.7            23.0          6.5

Comparable Asset Size
                      Completed       24               130.0            20.8              15.9            18.4          6.2
                        Pending       14               143.0            24.6              18.9            23.3          8.0

Comparable Equity Ratio
                      Completed       18               149.5            20.7              14.1            16.0          6.3
                        Pending       14               176.1            21.3              18.1            23.6         10.9

Comparable Regional Deals
                      Completed       17               130.4            22.1               9.7            13.3          3.8
                        Pending        5               168.4            30.3              13.7            15.9          7.6




--------------------
(a) Based on total deal value of $5.8 million and Delta's tangible equity of $3.5 million at 3/31/97.
(b)  LTM earnings per share based on 1996 earnings
(c) Based on total deal value of $5.8 million less equity of $3.5 million, divided by deposits of $30.6 million at 3/31/97.

         Based on the above information Webb concluded that the multiples implied by the $30.00 per share price and the implied Exchange Ratio, were in the ranges of each mentioned comparable group.

         In preparing its analysis, Webb made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Webb and Delta. The analyses performed by Webb are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

         Webb will receive a fee of $131,000 for services rendered in connection with advising and issuing a fairness opinion regarding the Merger. As of the date of the Proxy Statement/Prospectus, Webb has received $32,800 of such fee, the remainder of the fee is due upon closing of the Merger.

Conditions to Consummation of the Merger; Waiver

         The Merger will occur only if holders of two-thirds of the issued and outstanding shares of Delta Common Stock approve the Merger Proposal.
Consummation of the Merger is subject to the satisfaction of certain other conditions, including: (i) receipt of the regulatory approvals referred to below under "--Regulatory Approvals"; (ii) representations and warranties of First Colorado and Delta contained in the Merger Agreement being true and correct in all material respects on the effective date of the Merger; (iii) receipt of certain legal opinions from counsel, including an opinion regarding certain federal tax aspects of the Merger; (iv) no suit, action or proceeding may be pending or overtly threatened before any court or other governmental agency by the federal or any state government, to restrain or prohibit the consummation of the Merger and no temporary restraining order, or other legal restraint or prohibition preventing the consummation of the Merger may be in effect; (v) the obligations of Delta, First Colorado, and First Federal required to be performed at or prior to the Closing Date must have been duly performed and complied with in all material respects; (vi) the shares of First Colorado Common Stock to be issued in the Merger must be approved for listing on the Nasdaq National Market, as of the Effective Date; (vii) continued effectiveness of the registration statement filed with the Securities and Exchange Commission and the absence of any pending or threatened stop order proceedings with respect thereto; and
(viii) absence of any material adverse change, or discovery of a condition or the occurrence of any event that has or is likely to result in such a change, in the financial condition, results of operations or business of Delta from December 31, 1996 to the Closing Date.


         Either First Colorado or Delta may waive the performance of any of the obligations of the other, waive compliance by the other with any of the covenants or conditions contained in the Merger Agreement, or agree to the amendment or modification of the Merger Agreement by an agreement in writing executed in the same manner as the Merger Agreement; provided, however, that after the favorable vote by Delta shareholders of the Merger Agreement, such waiver, amendment, or modification will not have a material adverse effect on the benefits intended under the Merger Agreement for the shareholders of Delta and will not require resolicitation of any proxies from Delta shareholders.

         Subject to the conditions to the obligations of the parties to effect the Merger, the Merger will become effective on such date specified by the Secretary of the OTS in its endorsement of the articles of combination filed by First Federal. Subject to the foregoing, it is currently anticipated by the parties that the Merger will be consummated by December 31, 1997. The Board of Directors of either First Colorado or Delta may terminate the Merger Agreement if the Effective Date does not occur on or before

January 1, 1998. See "-- Exchange of Delta Common Stock Certificates," "-- Conditions to Consummation of the Merger" and "-- Termination."

Termination

         The Merger Agreement may be terminated, either before or after the Special Meeting, (i) by mutual written consent of the respective Boards of Directors of Delta, First Colorado and First Federal; (ii) by written notice of Delta and First Colorado if certain conditions of the Merger Agreement become impossible to substantially satisfy or have not been substantially satisfied or waived in writing; (iii) by written notice from First Colorado or First Federal to Delta or by written notice from Delta to First Colorado, if any warranty or representation made by Delta or First Colorado is discovered to be or to have become untrue or incorrect in any material respect, or where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be discovered to be or to have become untrue or incorrect in any respect taking into consideration the standard of materiality contained therein, in either case where any such breach has not been cured within thirty (30) days following receipt of notice of such discovery; (iv) by written notice of a non-breaching party if the other party to the Merger Agreement breaches one or more provisions of the Merger Agreement in any material respect considering all such breaches in the aggregate, where such breach has not been cured within thirty (30) days following receipt of notice of such breach; (v) by written notice from First Colorado to Delta if First Colorado determines, upon completion of its due diligence conducted pursuant to the Merger Agreement, that the financial condition and/or operations of Delta are materially different than previously represented by Delta to First Colorado; (vi) by First Colorado if the Delta Board withdraws or modifies, in a manner adverse to First Colorado, its recommendation to Delta shareholders to approve the Merger Agreement; (vii) by First Colorado or Delta if the shareholders of Delta do not approve the Merger Agreement by required vote, provided that certain circumstances contemplated by the Merger Agreement have not have occurred and provided further that the party seeking termination has materially complied with the terms of the Merger Agreement; by First Colorado, First Federal or Delta if the Merger has not been consummated on or before January 1, 1998.

No Solicitation of Transactions

         Pursuant to the Merger Agreement, Delta may not (i) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to any Acquisition Transaction (as defined in the Merger Agreement) or a potential Acquisition Transaction with respect to itself,
(ii) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or proposal, or (iii) enter into any agreement, arrangement, or understanding (whether written or oral) regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate the Merger Agreement. Delta must immediately instruct and otherwise use its best efforts to cause its directors, officers, employees, agents, advisors (including, without limitation, any investment banker, attorney, or accountant retained by it), consultants and other representatives to comply with such prohibitions. Delta must immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to such activities. Notwithstanding the foregoing, Delta may provide information at the request of or enter into negotiations with a third party with respect to an Acquisition Transaction if the Delta Board determines, in good faith, that the exercise of its fiduciary duties to Delta's shareholders under applicable law, as advised in a written opinion issued by its counsel, requires it to take such action, and, provided further, that Delta may not, in any event, provide to such third party any information which it has not provided to First Colorado or First Federal. Delta must promptly notify First Colorado or First Federal orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of any relevant facts relating to such inquiries, along with a summary of the written opinion of its counsel.

Expenses; Termination Fee

         All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same. If following the execution of the Merger
Agreement: (i) Delta enters into an agreement to complete an Acquisition Transaction prior to the termination of the Merger Agreement, or (ii) within fifteen months after the termination of the Merger Agreement, Delta enters into an acquisition transaction, Delta shall pay First Federal compensation and damages totalling $500,000, in addition to any payments that may be required in accordance with the Merger Agreement.

         In the event that Delta refuses to consummate the Merger, after all the conditions required under the Merger Agreement have been satisfied or waived, or in the event the Merger Agreement is terminated by First Colorado and First Federal by reason of a breach by Delta of any of its material representations, warranties, covenants or agreements, or by reason of the willful breach of any of Delta's representations, warranties, covenants or agreements, then, in lieu of any other rights or remedies of First Colorado and First Federal, Delta shall reimburse First Federal for its expenses not to exceed $125,000. Such amount will be in addition to, and in no way limit the $500,000 payment that Delta may be required to pay First Federal as compensation and damages under the Merger Agreement.

         In the event that First Colorado or First Federal refuses to consummate the Merger after all of the required conditions have been satisfied or waived, or in the event that this Merger Agreement is terminated by Delta by reason of a breach by First Colorado or First Federal of any of their material representations, warranties, covenants or agreements contained herein, or by reason of the willful breach of any of First Colorado's or First Federal's representations, warranties, covenants or agreements contained herein, then, in lieu of any other rights or remedies of Delta, First Colorado must reimburse Delta for its expenses not to exceed $125,000.

Business Pending Consummation

         Delta has agreed in the Merger Agreement not to take certain actions relating to the operation of Delta pending consummation of the Merger without the prior written consent of First Colorado except as otherwise permitted in the Merger Agreement. See the Merger Agreement attached hereto as Appendix I.

Delta's Stock Option Plan

         On April 6, 1993, Delta's shareholders adopted the Delta Federal Savings, F.S.B. 1993 Stock Option and Incentive Plan ("Delta Option Plan"). The Delta Option Plan permits the granting of stock options for up to 18,200 shares of Delta Common Stock (all of which have been granted, and 15,015 are currently outstanding to Delta's directors and key employees. Pursuant to the Merger Agreement, on the Effective Date of the Merger, each option granted under the Delta Option Plan which is outstanding and unexercised will generally be converted automatically into a certain number of options to purchase shares of First Colorado Common Stock. The number of shares of First Colorado Common Stock to be subject to the new option will equal to the product of the number of shares of Delta Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of First Colorado Common Stock resulting from such multiplication shall be rounded down to the nearest share. The exercise price per share of First Colorado Common Stock under the new option shall be equal to the exercise price per share of Delta Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. In addition, upon proper written notice to First Colorado prior to the Closing Date of the Merger, the option holder may elect to convert all or a portion of his Delta options which have not been exercised and have not expired prior to the Effective Date into the right to receive cash in the amount of $30.00 per option, less the applicable option exercise price.

Certain Federal Income Tax Consequences

         The following is a summary description of the material federal income tax consequences of the Merger. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address federal income tax consequences which may be applicable to particular categories of taxpayers, such as broker-dealers, or to any shareholder who acquired his or her Delta Common Stock through the exercise of an employee stock option including a plan under Section 422 of the Code, or otherwise as compensation. This discussion does not address the effect of any applicable foreign, state, local or other tax laws. SHAREHOLDERS OF DELTA ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

         In the opinion of Malizia, Spidi, Sloane & Fisch, P.C., counsel to First Colorado, the Merger will have the following tax consequences:

         1. The Merger will constitute a tax-free reorganization under Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code and Delta, First Federal, and First Colorado will each be "a party to a reorganization" within the meaning of
Section 368(b) of the Code.

         2. No gain or loss will be recognized by Delta, First Colorado, or First Federal as a result of the Merger.

         3. The basis of the assets of Delta acquired by First Federal in the Merger will be the same as the basis of such assets in the hands of Delta immediately prior to the Merger, and the holding period of the assets of Delta in the hands of First Federal will include, in each instance, the holding period during which such assets were held by Delta.

         4. Except as provided in (5) below, no gain or loss will be recognized by Delta's shareholders upon their receipt of First Colorado Common Stock solely in exchange for Delta Common Stock.

         5. The payment of cash in lieu of fractional share interests of First Colorado Common Stock will be treated as if the fractional shares were exchanged as part of the Merger and then were redeemed by First Colorado. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code.

         6. The basis of the First Colorado Common Stock to be received by Delta's shareholders will be, in each instance, the same as the basis of the Delta Common Stock surrendered in exchange therefor decreased by the amount of cash, if any, received by the shareholder and increased by the amount of gain, if any, recognized by such shareholder with respect to any cash received pursuant to the Merger.

         7. The holding period of the First Colorado Common Stock received by Delta shareholders will include the period during which the Delta Common Stock surrendered in exchange therefor was held by the Delta shareholder, provided that the Delta Common Stock was a capital asset in the hands of the Delta shareholder on the date of the exchange.

         8. First Federal will succeed to and take into account those attributes of Delta described in Section 381(c) of the Code, and First Federal will be the "acquiring corporation" within the meaning of Section 1.381(a)-1(b)(2) of the Treasury Regulations. These items will be taken into account by First Federal subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and regulations thereunder.

         In rendering the above opinions, Malizia, Spidi, Sloane & Fisch, P.C. has relied upon written representations and covenants of First Colorado and Delta. No ruling has been sought from the Internal Revenue Service as to the federal income tax consequences of the Merger, and the opinions of Malizia, Spidi, Sloane & Fisch, P.C. set forth above are not binding on the Internal Revenue Service or any court. Accounting Treatment

         Under generally accepted accounting principles, it is anticipated that the Merger will be accounted for under the purchase method of accounting. The assets and liabilities of Delta will be reflected in the consolidated financial statements of First Colorado based upon their fair values as of the effective date of the Merger. Results of operations will be reflected in the consolidated financial statements of First Colorado for all periods subsequent to the effective date of the Merger. Under the purchase method of accounting, the excess purchase price paid over the fair market value of assets is amortized as an expense over the period estimated to be benefitted.

Exchange of Certificates

         As soon as practicable after the effective date of the Merger, the certificates representing the outstanding shares of Delta Common Stock will be surrendered to American Securities Transfer and Trust Inc. (the "Exchange Agent") and, upon such surrender, the Exchange Agent will issue certificates representing the appropriate number of shares of First Colorado Common Stock into which surrendered shares have been converted and will issue cash in lieu of fractional shares (without interest). CERTIFICATES FOR DELTA COMMON STOCK SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL AFTER RECEIPT OF A LETTER OF TRANSMITTAL AND SHOULD NOT BE RETURNED TO DELTA WITH THE ENCLOSED PROXY.

         Certificates representing shares of Delta Common Stock which are not surrendered will be deemed for all purposes to evidence the ownership of the number of shares of First Colorado Common Stock into which the shares of Delta Common Stock will have been converted. No dividends or distributions payable to holders of record of First Colorado Common Stock will be paid to former Delta shareholders who have not surrendered their certificates formerly representing shares of Delta Common

Stock, until they have exchanged their certificates representing their Delta Common Stock for certificates representing First Colorado Common Stock, at which time the holder will be paid the amount of dividends previously declared on such shares without interest. All unclaimed dividends at the end of one year from the Effective Date of the Merger will be repaid by the Exchange Agent to First Colorado, and thereafter, the holders of certificates of Delta Common Stock will be paid directly by First Colorado.

Interests of Certain Persons in the Merger

         First Federal will continue to indemnify officers and directors of Delta for prior acts in accordance with the provisions of First Federal bylaws and applicable OTS regulations for a period of three years from the date of the Merger. Ongoing insurance will be provided for any Delta officers retained under the policy of First Federal.

         Pursuant to the Merger Agreement, Delta generally may not initiate the termination of the employment of David A. Humphries, President, or Lesley R. McPherson, Vice President, (collectively, the "Officers") absent termination for cause, or the death or disability of the employee, prior to the Effective Date of the Merger, nor shall Delta make any payment under any employment agreements between Delta and either or both Officers associated with the Merger prior to the Effective Date without the prior written consent of First Federal.

         Payments under the employment agreements between Delta and the Officers (the "Employment Agreements") will be paid in accordance with their respective Employment Agreements, provided however, in the case of Mr. Humphries, prior to the receipt of such payments in accordance with termination of employment under his Employment Agreement, Mr. Humphries will enter into a written agreement with First Federal that provides that Mr. Humphries will not, other than as requested by First Colorado or First Federal, engage in employment or other professional activities for the benefit of a financial institution or other business entity involved in transactions involving banking, mortgage lending, consumer debt financing, business financing, accepting of retail insured deposits and other related activities currently engaged in by Delta, First Colorado, and First Federal within a one hundred mile radius of Delta, Colorado, for a period of not less than eighteen months from the date of termination of employment with Delta, without the prior written consent of First Federal.

         Upon the closing date of the Merger, Delta will terminate the employment of Mr. Humphries, President and Mr. McPherson, Vice President, and will immediately pay these individuals in the form of a lump sum payment, equal to approximately $237,000 and $52,000, respectively, which amounts are due under their respective Employment Agreements. As of the closing date of the Merger, First Federal may enter into an agreement with the Officers setting forth the terms of any future employment relationship between First Federal and the Officers.

         On or prior to the Effective Date, the Officers will execute an agreement whereby the Officers will acknowledge and consent that the opportunity to participate in the group medical insurance program sponsored by First Federal for its employees will be accepted as constituting benefits which are substantially the same health benefits as are offered by Delta for its executive officers, and that eligibility to participate in such First Federal plans will satisfy applicable provisions of the Employment Agreements.

         Delta employees employed by First Federal as of the Effective Date will be eligible thereafter to receive the same employee benefits, including but not limited to medical insurance, vacation pay, sick leave, and severance pay as are extended to First Federal's other similarly situated employees, ^ giving effect to all prior years of service with Delta. All accrued but unused vacation time of Delta employees, employed by First Federal immediately after the Effective Date, will be maintained by First Federal.


         Other than as described herein and under "--Delta Stock Option Plan," no director or officer of Delta or First Colorado has any direct or indirect material interest in the Merger, except in the case of such persons insofar as ownership of Delta Common Stock might be deemed to constitute an interest.

Resales by Affiliates

         The shares of First Colorado Common Stock issued to Delta shareholders upon consummation of the Merger have been registered under the Securities Act, but such registration does not cover resales by affiliates of Delta ("Affiliates"). First Colorado Common Stock received and beneficially owned by those Delta shareholders who are deemed to be Affiliates may be resold without registration as provided for by Rule 145 under the Securities Act, or as otherwise permitted. The term "Affiliate" is defined to include any person who, directly or indirectly, controls, or is controlled by, or is under common control with Delta at the time the Merger Agreement is submitted for approval by a vote of the holders of Delta Common Stock. Generally, this definition includes executive officers, directors and 10% or more shareholders of Delta. Each
Affiliate who desires to resell First Colorado Common Stock received in the Merger must sell such First Colorado Common Stock either (i) pursuant to an effective registration statement under the Securities Act, (ii) in accordance with the applicable provisions of Rule 145 under the Securities Act or (iii) in a transaction which, in the opinion of counsel for such Affiliate or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission, in each case reasonably satisfactory in form and substance to First Colorado, to the effect that such resale is exempt from the registration requirements of the Securities Act.

         Rule 145(d) requires that persons deemed to be Affiliates resell their First Colorado Common Stock pursuant to certain of the requirements of Rule 144 under the Securities Act if such First Colorado Common Stock is sold within the first year after the receipt thereof. After one year, if such person is not an affiliate of First Colorado and First Colorado is current in the filing of its periodic securities law reports, a former Affiliate of Delta may freely resell the First Colorado Common Stock received in the Merger without limitation. After two years from the issuance of the First Colorado Common Stock, if such person is not an affiliate of First Colorado at the time of sale or for at least three months prior to such sale, such person may freely resell such First Colorado Common Stock, without limitation, regardless of the status of First Colorado's periodic securities law reports.

Regulatory Approvals

         Consummation of the Merger is subject to the receipt of all regulatory approvals required for the completion of the Merger. The primary regulatory agency governing both First Federal and Delta is the OTS. First Federal may not acquire control of Delta pursuant to the Merger without first receiving written approval from the OTS. Following the approval of the Merger by the OTS, the United States Department of Justice will have an opportunity to file objections to the Merger under applicable antitrust laws.

         Applications with respect to the Merger are required to be filed with the OTS, seeking the requisite regulatory approval. In addition, the FDIC must receive notification of the Merger. The parties currently anticipate that the required regulatory approvals will be received by the third calendar quarter of 1997 and that proper notice of the Merger will be provided to the FDIC in a timely manner. No assurance can be given, however, as to the receipt or timing of such regulatory approvals, or, if received, that such approvals will be on conditions acceptable to the parties to the Merger Agreement.

         With respect to the regulatory approvals of the Merger, the OTS regulations provide a certain period of time, after the filing of an application for approval of the Merger, during which anyone may file comments in favor of or in protest of the application or notice and in so doing may submit such information as he or she deems relevant. Comments received after the comment period, unverified accusations, or materials pertaining to an application, notice, other filing or public comment which the commenter is unwilling to have disclosed to the party making such submission, will not be part of the record and need not be considered by the OTS. Any comments in protest of the Merger could delay the receipt of regulatory approvals required for consummation of the Merger.

         The Merger cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained, and, if the Merger is approved, there can be no assurance as to the date of any such approvals. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described below under "-- Termination." There can likewise be no assurance that the U.S. Department of Justice or a state Attorney General will not challenge the Merger or, if such a challenge is made, as to the result thereof.

         THE DELTA BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE ADJOURNMENT UNDER THE CIRCUMSTANCES DESCRIBED HEREIN. APPROVAL OF THE ADJOURNMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF DELTA COMMON STOCK PRESENT IN PERSON OR BY PROXY AT THE SPECIAL MEETING.

                  EFFECT OF THE MERGER ON SHAREHOLDERS' RIGHTS

General

         The following is a summary explanation of the material differences between the rights of Delta shareholders and the rights of First Colorado shareholders. This summary is qualified in its entirety by reference to the governing documents of Delta and First Colorado.

Board of Directors

         Delta. Delta's board of directors consists of five members and is divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years and until their successors are elected and qualified. One class is elected by ballot annually. Each director must at all times be the beneficial owner of not less than 100 shares of Delta Common Stock.

         Any vacancy occurring on Delta's board of directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. A director elected to fill a vacancy will be elected to serve until the next election of directors by Delta shareholders. Any directorship to be filled by reason of an increase in the number of directors for a term of office continuing only until the next election of directors by Delta shareholders.

         First Colorado. The number of directors of First Colorado will not be less than three nor more than 15, as provided from time to time in or in accordance with the Bylaws of First Colorado, provided that no decrease in the number of directors will have the effect of shortening the term of any incumbent director, and provided further that no action will be taken to decrease or increase the number of directors from time to time unless at least two-thirds of the directors then in office concur in said action. Vacancies in the board of directors of First Colorado, however caused, and newly created directorships are filled by a vote of two-thirds of the directors then in office, whether or not a quorum, and any director so chosen will hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires and when the director's successor is elected and qualified.

         Each director of First Colorado must at all times be a resident of the State of Colorado. For the purposes of this section, "resident" means any natural person who occupies a dwelling within Colorado, has an intention to remain within Colorado for a period of time (manifested by establishing a physical, on-going, non transitory presence within Colorado) and continues to reside in Colorado for the term of his or her directorship.

         The board of directors of First Colorado is divided into three classes of directors which are designated Class I, Class II and Class III. The members of each class are elected for a term of three years and until their successors are elected and qualified. Such classes are as nearly equal in number as the then total number of directors constituting the entire board of directors shall permit, with the terms of office of all members of one class expiring each year. A director whose term expires at any annual meeting will continue to serve until such time as his successor is duly elected and qualified unless his position on the board of directors is abolished by action taken to reduce the size of the board of directors prior to said meeting.

         Should the number of directors of First Colorado be reduced, the directorship(s) eliminated will be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph. The board of directors will designate, by the name of the incumbent(s), the position(s) to be abolished. Notwithstanding the foregoing, no decrease in the number of directors will have the effect of shortening the term of any incumbent director. Should the number of directors of First Colorado be increased, the additional directorships will be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph.

         Whenever the holders of any one or more series of preferred stock of First Colorado shall have the right, voting separately as a class, to elect one or more directors of First Colorado, the board of directors will consist of said directors so elected in addition to the number of directors fixed as provided by First Colorado's Articles of Incorporation. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of preferred stock of First Colorado shall have the right, voting separately as a class, to elect one or more directors of First Colorado, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

Meetings of Shareholders; Cumulative Voting; Proxies

         Delta. A meeting of Delta shareholders for the election of directors and for the transaction of any other business of Delta is held annually within 120 days after the end of Delta's fiscal year on the fourth Wednesday of each January, if not a legal holiday, and if a legal holiday, then on the next day following which is not a legal holiday, at 2:00 p.m., or at such other date and time within such 120-day period as the board of directors may determine.

         A special meeting of the shareholders for any purpose or purposes, unless otherwise prescribed by the regulations of the OTS, may be called at any time by the chairman of the board, the president or a majority of the board of directors, and must be called by the chairman of the board, the president, or the secretary upon the written request of the holders of not less than one-tenth of all the outstanding capital stock of Delta entitled to vote at the meeting. Such written request must state the purpose or purposes of the meeting and must be delivered to Delta's home office addressed to the chairman of the board, the president, or the secretary.

         At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his duly authorized attorney-in-fact. Proxies solicited on behalf of the management must be voted as directed by the shareholder or, in the absence of such direction, as determined by a majority of the board of directors. No proxy will be valid more than eleven months from the date of its execution except for a proxy coupled with an interest.

         For a period of five years from the date of completion of Delta's conversion from mutual to stock form (i.e., April 1993), Delta shareholders are not permitted to cumulate their votes for election of directors.

         All annual and special meetings of shareholders are held at the home office of Delta or at such other place in the State in which the principal place of business of Delta is located as the board of directors may determine.

         First Colorado. An action required to be taken or which may be taken at any annual or special meeting of shareholders of First Colorado may be taken without a meeting if all shareholders entitled to vote thereon consent to such action in writing.

         Special meetings of the shareholders of First Colorado for any purpose or purposes may be called at any time by the chairman of the board, a majority of the board of directors of First Colorado, or by a committee of the board of directors which has been duly designated by the board of directors and whose powers and authorities, as provided in a resolution of the board of directors or in the Bylaws of First Colorado, include the power and authority to call such meetings. Shareholders are prohibited from calling special meetings except as provided by Colorado law.

         Each shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for him by proxy, but no such proxy will be voted or acted upon after 11 months from its date, unless the proxy provides for a longer period. Without limiting the manner in which a shareholder may authorize another person or persons to act for him as proxy, the following constitutes a valid means by which a shareholder may grant such authority.

         A shareholder may appoint a proxy by signing an appointment form, either personally or by the shareholder's attorney-in fact. A shareholder may appoint a proxy by transmitting or authorizing the transmission of a telegram, teletype, or other electronic transmission providing a written statement of the appointment to the proxy, to a proxy solicitor, proxy support service organization, or other person duly authorized by the proxy to receive appointments as agent for the proxy, or to First Colorado; except that the transmitted appointment shall set forth or be transmitted with written evidence from which it can be determined that the shareholder transmitted or authorized the transmission of the appointment.

         Any complete copy, including an electronically transmitted facsimile, of an appointment of a proxy may be substituted for or used in lieu of the original appointment for any purpose for which the original appointment could be used.

         There is no cumulative voting by shareholders of any class or series in the election of directors of First Colorado.

         Meetings of shareholders may be held within or without the State of Colorado, as the Bylaws of First Colorado may provide.

Nominations to the Board of Directors, Shareholder Proposals, and Conduct of Meetings

         Delta. Delta's board of directors act as a nominating committee for selecting the management nominees for election as directors. Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the nominating committee must deliver written nominations to Delta's secretary at least 20 days prior to the date of the annual meeting. Upon delivery such nominations must be posted in a conspicuous place in each office of Delta. Provided the nominating committee makes such nominations, no nominations for directors except those made by the nominating committee will be voted upon at the annual meeting unless other nominations by shareholders are made in writing and delivered to Delta's secretary at least 10 days prior to the date of the annual meeting. Ballots bearing the names of all the persons nominated by the nominating committee and by shareholders will be provided for use at the annual meeting. If the nominating committee fails or refuses to act at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any shareholder entitled to vote and will be voted upon.

         First Colorado. Nominations of candidates for election as directors at any annual meeting of shareholders may be made (a) by or at the direction of, a majority of the board of directors or (b) by any shareholder entitled to vote at such annual meeting. Only persons nominated in accordance with certain procedures described in First Colorado's Bylaws (which are summarized below) will be eligible for election as directors at an annual meeting. Ballots bearing the names of all the persons who have been nominated for election as directors at an annual meeting will be provided for use at the annual meeting.

         Nominations, other than those made by or at the direction of the board of directors, must be made pursuant to timely notice in writing to First Colorado's Secretary. To be timely, a shareholder's notice shall be delivered to, or mailed and received at, First Colorado's principal office not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of shareholders.

         Proposals, other than those made by or at the direction of the board of directors, must be made pursuant to timely notice in writing to First Colorado's Secretary. For shareholder proposals to be included in First Colorado's proxy materials, the shareholder must comply with all the timing and informational requirements of Rule 14a-8 of the Exchange Act or any successor regulation. With respect to shareholder proposals to be considered at the annual meeting of shareholders but not included in First Colorado's proxy materials, the shareholder's notice must be delivered to, or mailed and received at, the principal office of First Colorado not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of shareholders of First Colorado.

         The board of directors may reject any nomination by a shareholder or shareholder proposal not timely made. If the board of directors, or a designated committee thereof, determines that the information provided in a shareholder's notice does not satisfy the informational requirements in any material respect, the Secretary of First Colorado will notify such shareholder of the deficiency in the notice. The shareholder will have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five days from the date such deficiency notice is given to the shareholder, as the board of directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the board of directors or such committee reasonably determines that the additional information provided by the shareholder, together with information previously provided, does not satisfy the specified requirements in any material respect, then the board of directors may reject such shareholder's nomination or proposal. The Secretary of First Colorado will notify a shareholder in writing whether his nomination or proposal has been made in accordance with the time and informational requirements. Notwithstanding the procedures set forth in this paragraph, if neither the board of directors nor such committee makes a determination as to the validity of any nominations or proposals by a shareholder, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the nomination or proposal was made in accordance with the terms of First Colorado's Bylaws.

Authorized Shares

         Delta. The total number of shares of all classes of capital stock which Delta has authority to issue is 6,000,000 of which 5,000,000 will be common stock of par value of $0.01 per share and of which 1,000,000 will be serial preferred stock. The shares may be issued from time to time as authorized by the board of directors without the approval of Delta shareholders, except as otherwise provided in Delta's Federal stock charter or to the extent that such approval is required by governing law, rule or regulation. The consideration for the issuance of the shares will be paid in full before their issuance and will not be less than the par value. Neither promissory notes nor future services will constitute payment or part payment for the issuance of shares of Delta stock. The consideration for the shares will be cash, tangible or intangible property (to the extent direct investment in such property would be permitted), labor or services actually performed for Delta or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor or services, as determined by the board of directors of Delta, will be conclusive. Upon payment of such consideration, such shares will be deemed to be fully paid and non-assessable. In the case of a stock dividend, that part of the surplus of Delta which is transferred to stated capital upon the issuance of shares as a share dividend will be deemed to be the consideration for their issuance.

         First Colorado. The aggregate number of shares of all classes of capital stock which First Colorado has authority to issue is 75,000,000 of which 50,000,000 are to be shares of common stock, $0.10 par value per share, and of which 25,000,000 are to be shares of serial preferred stock, $0.10 par value per share. The shares may be issued by First Colorado without the approval of shareholders except as otherwise provided in its Articles of Incorporation or the rules of a national securities exchange, if applicable. The consideration for the issuance of the shares will be paid to or received by First Colorado in full before their issuance and will not be less than the par value per share. The consideration for the issuance of the shares will be cash, services rendered, personal property (tangible or intangible), real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the judgment of First Colorado's board of directors as to the value of such consideration will be conclusive. Upon payment of such consideration such shares will be deemed to be fully paid and nonassessable. In the case of a stock dividend, the part of the surplus of First Colorado which is transferred to stated capital upon the issuance of shares as a stock dividend will be deemed to be the consideration for their issuance.

Limitations on Voting

         Delta. Notwithstanding anything contained in Delta's charter or bylaws to the contrary, for a period of five years from the date of completion of the conversion of Delta from mutual to stock form (i.e., April 1993), no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than ten percent of any class of an equity security of Delta. This limitation does not apply to a transaction in which Delta forms a holding company without a change in the respective beneficial ownership interests of its shareholders other than pursuant to the exercise of any dissenter and appraisal rights, the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by a tax-qualified employee stock benefit plan which is exempt from the approval requirements under Section 574.3(c)(1)
(vi) of the OTS regulations.

         In the event shares are acquired in violation of the ten percent limit, all shares beneficially owned by any person in excess of ten percent shall be considered "excess shares" and will not be counted as shares entitled to vote and will not be voted by any person or counted as voting shares in connection with any matters submitted to the shareholders for a vote. See however "Proposal I-The Merger--The Merger"

         First Colorado. In no event may any record owner of any outstanding First Colorado Common Stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of First Colorado Common Stock (the "Limit"), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of First Colorado Common Stock beneficially owned by such person owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all First Colorado Common Stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of First Colorado Common Stock beneficially owned by such person owning shares in excess of the Limit.

         Further, for a period of five years from the completion of the conversion of the Mutual Holding Company (i.e., December 29, 1995) to stock form, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of First Colorado.

Indemnification; Limitation of Liability

         Delta. Section 545.121 of the OTS Regulations for Federal Savings Associations (12 C.F.R. Section 545.121) provides for indemnification of any person against whom any action is brought or threatened by reason of the fact that such person is or was a director, officer, or employee of a federal savings association. Indemnification is permitted only under certain circumstances and subject to satisfaction of certain conditions, all as specified in Section 545.121 of the OTS Regulations.

         First Colorado. First Colorado will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including actions by or in the right of First Colorado, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary or agent of First Colorado, or was serving at the request of First Colorado as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding to the full extent permissible under Colorado law.

         Reasonable  expenses  incurred  by  an  officer,  director,   employee,
fiduciary or agent of First Colorado in defending any action, suit, or proceeding described in Section A of First Colorado's Articles of Incorporation may be paid by First Colorado in advance of the final disposition of such action, suit, or proceeding if authorized by the board of directors (without regard to whether participating members thereof are parties to such action, suit, or proceeding) or as otherwise required and to the fullest extent permitted by Colorado law, upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by First Colorado.

         First Colorado has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of First Colorado, or who, while a director, officer, employee, fiduciary or agent of First Colorado, is or was serving at the request of First Colorado as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him or incurred by him in that capacity, or arising out of his status as such, whether or not First Colorado would have the power to indemnify him against such liability under the provisions of Colorado law.

         The duties of First Colorado to indemnify and to advance expenses to any person as provided in its Articles of Incorporation will be in the nature of a contract between First Colorado and each such person, and no amendment or repeal of any provision of its Articles of Incorporation, and no amendment or termination of any trust or other fund created pursuant to its Articles of Incorporation, will alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.

         If Colorado law is amended to permit further indemnification of the directors, officers, employees, fiduciaries and agents of First Colorado, then First Colorado shall indemnify such persons to the fullest extent permitted by Colorado law, as so amended. Any repeal or modification of this Article by the shareholders of First Colorado shall not adversely affect any right or protection of a director, officer, employee, fiduciary or agent existing at the time of such repeal or modification.

         Directors of First Colorado have no liability to First Colorado or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that a director's liability for the following is not eliminated: (i) for any breach of the director's duty of loyalty to First Colorado or its shareholders,

(ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act pertaining to unlawful distributions, or (iv) for any transaction from which a director derived an improper personal benefit. If the Colorado Business Corporation Act is amended after the effective date of these Articles to further eliminate or limit the personal liability of directors, then the liability of a director of First Colorado will be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act, as so amended.

         No director or officer of First Colorado shall be personally liable for any injury to person or property arising out of a tort committed by an employee unless such director or officer was personally involved in the situation giving rise to the litigation or unless such director or officer committed a criminal offense in connection with such situation. Any repeal or modification of the foregoing by the shareholders of First Colorado will not adversely affect any right or protection of a director or officer of First Colorado existing at the time of such repeal or modification.

First Colorado Rights Agreement

         On July 24, 1996, the First Colorado Board declared a dividend of one preferred share purchase right (a "First Colorado Right") for each outstanding share of First Colorado Common Stock to shareholders of record at the close of business on August 5, 1996. Each First Colorado Right, when exercisable, will entitle the registered holder to purchase from First Colorado one one-hundredth of a share (a"Unit") of Series A Junior Participating Voting Preferred Stock, $.10 par value, of First Colorado, at a purchase price of $41 per Unit, subject to adjustment. The First Colorado Rights are not currently exercisable. The description and terms of the First Colorado Rights are set forth in the Rights Agreement, dated as of July 24, 1996, (the "First Colorado Preferred Share Purchase Rights"), a copy of which is incorporated by reference herein. See "Incorporation of Certain Information By Reference."

         The First Colorado Rights have certain anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire First Colorado on terms not approved by the First Colorado Board.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The following table sets forth, as of the Record Date, persons or groups who beneficially own more than 5% of the Common Stock and the beneficial ownership of David A. Humphries, each director of Delta, and all executive officers and directors of Delta as a group. Other than as noted below, management knows of no person or group that owns more than 5% of the outstanding shares of Common Stock at the Record Date.


                                                                                               Percent of Shares
                                                                Amount and Nature of                of Common Stock
Name and Address of Beneficial Owner(1)                         Beneficial Ownership(2)                Outstanding
---------------------------------------                         -----------------------                -----------


Delta Federal Savings, F.S.B.
Employee Stock Ownership Plan
145 W. Fourth Street                                                    10,907                           5.9%


Delta, Colorado  81416 Lindoe, Inc.
PO Box 278
Ordway, Colorado  81063                                                 16,662                           9.0%

Robert D. Taylor
1313 N. Webb Rd
Wichita, Kansas  67206                                                  12,133                           6.8%

David A. Humphries                                                      11,379(3)(4)                     6.2%

Andrew A. White                                                          1,515(3)                        --^%(6)

Brad Percefull                                                           2,865(3)                        1.6%

Karen O'Brien                                                              100                           --^%(6)

All Directors and Executive Officers
  as a Group ^(8 persons)                                             ^ 29,505(5)                     ^ 14.7%




----------------------------------
(1) The address of each director and named executive officer is 145 W. Fourth Street, Delta, Colorado 81416.
(2) Includes shares of Delta Common Stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole voting and investment power, unless otherwise indicated.
(3) Amount includes 5,460, 1,365 and 1,365 shares of Delta Common Stock that Mr. Humphries, Mr. White and Mr. Percefull, respectively, has the right to acquire pursuant to the exercise of options within 60 days from the Record Date.
(4) Amount includes 1,919 shares of Delta Common Stock allocated under the ESOP to Mr. Humphries, over which he exercises shared voting and investment power.
(5) Includes 15,015 shares of Delta Common Stock that members of the group have the right to acquire pursuant to the exercise of options within 60 days of the Record Dated and 1,919 shares of Delta Common Stock allocated to members fo the group under the ESOP.
(6)  Less than 1%.

                    PROPOSAL II -- ADJOURNMENT OF THE MEETING

         In the event there is an insufficient number of shares present in person or by proxy at the Special Meeting to approve the Merger Proposal, the Delta Board intends to adjourn the Special Meeting to a later date. The place and date to which the Special Meeting would be adjourned would be announced at the Special Meeting.

         The effect of any such adjournment would be to permit Delta to solicit additional proxies for approval of the Merger Proposal. While such an adjournment would not invalidate any proxies previously filed, including those voting against the Merger Proposal, it would give Delta the opportunity to solicit additional proxies in favor of the Merger Proposal.

         THE DELTA BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE ADJOURNMENT UNDER THE CIRCUMSTANCES DESCRIBED HEREIN. APPROVAL OF THE ADJOURNMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF DELTA COMMON STOCK PRESENT IN PERSON OR BY PROXY AT THE SPECIAL MEETING.

                                     EXPERTS

         The consolidated financial statements of First Colorado as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference in the Proxy Statement/Prospectus and the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference and upon such report given upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Delta as of September 30, 1996 and 1995, and for each of the years in the three-year period ended September 30, 1996 have been audited by Dalby, Wendland & Co., P.C., independent certified public accountants, as set forth herein and are included in reliance upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the First Colorado Common Stock to be issued to Delta Shareholders pursuant to the Merger and certain other legal matters in connection with the Merger will be passed upon for First Colorado by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C. Certain legal matters in connection with the Merger will be passed upon for Delta by Silver, Freedman & Taff, L.L.P., Washington, D.C.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, management of First Colorado and Delta know of no other business that will come before the Special Meeting. Should any other matters properly come before the Special Meeting, the proxy in the enclosed form confers upon the person or persons designated to vote the shares discretionary authority to vote the same with respect to any other matter in accordance with the direction of the Delta Board.

                                                                      APPENDIX I

                          Agreement and Plan of Merger

                                  By and Among

                          First Colorado Bancorp, Inc.

                                       and

                         First Federal Bank of Colorado

                                       and

                          Delta Federal Savings, F.S.B.








                               Dated: May 21, 1997

                                TABLE OF CONTENTS

                                                                                                               Page No.

ARTICLE I..........................................................................................................  1
         THE MERGER................................................................................................  1
                  1.1      The Merger..............................................................................  1
                           ----------
                  1.2      Effective Date of the Merger............................................................  1
                           ----------------------------
                  1.3      Effects of the Merger...................................................................  2
                           ---------------------
                  1.4      Closing.................................................................................  2
                           -------

ARTICLE II.........................................................................................................  2
         EFFECT OF THE MERGER; CERTAIN ACTIONS IN CONNECTION
                  THEREWITH........................................................................................  2
                  2.1      Effect of the Merger....................................................................  2
                           --------------------
                  2.2      Effect on Common Stock of Delta and Bancorp.............................................  3
                           -------------------------------------------
                  2.3      Bancorp and FFBC to Make Stock Certificates and Cash Available..........................  3
                           --------------------------------------------------------------
                  2.4      Payment of Consideration................................................................  3
                           ------------------------
                  2.5      Delta Stock Options.....................................................................  4
                           -------------------

ARTICLE III........................................................................................................  5
         CONVERSION OF SHARES/CONSIDERATION........................................................................  5
                  3.1      Conversion of Shares....................................................................  5
                           --------------------
                  3.2      Exchange of Certificates................................................................  6
                           ------------------------
                  3.3      Closing of Stock Transfer Books.........................................................  6
                           -------------------------------

ARTICLE IV.........................................................................................................  7
         REPRESENTATIONS AND WARRANTIES OF DELTA...................................................................  7
                  4.1      Corporate Organization and Qualification................................................  7
                           ----------------------------------------
                  4.2      Authorization of Agreement..............................................................  7
                           --------------------------
                  4.3      No Violation of Other Instruments.......................................................  8
                           ---------------------------------
                  4.4      Financial Statements....................................................................  8
                           --------------------
                  4.5      Absence of Certain Changes or Events....................................................  9
                           ------------------------------------
                  4.6      Form 10-KSB Annual Report and Other Reports.............................................  9
                           -------------------------------------------
                  4.7      Capitalization..........................................................................  9
                           --------------
                  4.8      No Actions, Etc......................................................................... 10
                           ----------------
                  4.9      Compliance with Laws and Orders......................................................... 10
                           -------------------------------
                  4.10     Governmental Regulation................................................................. 10
                           -----------------------
                  4.11     Contracts and Commitments............................................................... 10
                           -------------------------
                  4.12     Broker's Fees........................................................................... 11
                           -------------
                  4.13     Agreements with Directors, Officers and Shareholders.................................... 11
                           ----------------------------------------------------
                  4.14     Title to Properties..................................................................... 11
                           -------------------
                  4.15     Environmental Matters................................................................... 11
                           ---------------------
                  4.16     Insurance............................................................................... 12
                           ---------
                  4.17     Proxy Statement......................................................................... 12
                           ---------------
                  4.18     Good Faith.............................................................................. 12
                           ----------
                  4.19     Employee and Employee Benefit Matters................................................... 12
                           -------------------------------------

                                                     (i)

                                                                                                                    Page No.


                  4.20     Labor Disputes.......................................................................... 13
                           --------------
                  4.21     Loan Losses............................................................................. 14
                           -----------
                  4.22     Taxes................................................................................... 14
                           -----
                  4.23     Consents and Approvals.................................................................. 14
                           ----------------------
                  4.24     Knowledge as to Conditions.............................................................. 14
                           --------------------------
                  4.25     Accuracy of Information................................................................. 14
                           -----------------------
                  4.26     Absence of Certain Changes.............................................................. 15
                           --------------------------
                  4.27     Full Disclosure......................................................................... 15
                           ---------------
                  4.28     Opinion................................................................................. 15
                           -------

ARTICLE V.......................................................................................................... 16
         REPRESENTATIONS AND WARRANTIES OF BANCORP................................................................. 16
                  5.1      Organization and Qualification of Bancorp............................................... 16
                           -----------------------------------------
                  5.2      Authorization of Agreement.............................................................. 16
                           --------------------------
                  5.3      No Violation of Other Instruments....................................................... 16
                           ---------------------------------
                  5.4      Financial Statements.................................................................... 17
                           --------------------
                  5.5      Absence of Certain Changes or Events.................................................... 17
                           ------------------------------------
                  5.6      Form 10-K Annual Report and Other Reports............................................... 17
                           -----------------------------------------
                  5.7      No Actions, Etc......................................................................... 17
                           ---------------
                  5.8      Capitalization.......................................................................... 18
                           --------------
                  5.9      Good Faith.............................................................................. 18
                           ----------
                  5.10     Registration............................................................................ 18
                           ------------
                  5.11     Copies of Public Information............................................................ 18
                           ----------------------------
                  5.12     Undisclosed Liabilities: Taxes.......................................................... 18
                           ------------------------------
                  5.13     Title to Properties..................................................................... 19
                           -------------------
                  5.14     Absence of Regulatory Actions........................................................... 19
                           -----------------------------
                  5.15     Labor Disputes.......................................................................... 19
                           --------------
                  5.16     Reserve for Possible Loan Losses........................................................ 19
                           --------------------------------
                  5.17     Benefit Plans........................................................................... 19
                           --------------
                  5.18     Accuracy of Information................................................................. 20
                           ------------------------
                  5.19     Knowledge as to Conditions.............................................................. 20
                           --------------------------
                  5.20     Other Transactions...................................................................... 20
                           ------------------
                  5.21     Full Disclosure......................................................................... 20
                           ---------------

ARTICLE VI......................................................................................................... 20
         COVENANTS OF THE PARTIES.................................................................................. 20
                  6.1      Conduct of Delta's Business............................................................. 20
                           ---------------------------
                  6.2      Covenants of Bancorp.................................................................... 23
                           --------------------
                  6.3      Reports................................................................................. 24
                           -------
                  6.4      Breaches................................................................................ 24
                           --------
                  6.5      Consents and Approvals.................................................................. 24
                           ----------------------
                  6.6      Non-Solicitation........................................................................ 24
                           ----------------

                                                    (ii)



                                                                                                                 Page No.

ARTICLE VII........................................................................................................ 25
         INVESTIGATION - CONFIDENTIALITY........................................................................... 25
                  7.1      Access to Information................................................................... 25
                           ---------------------
                  7.2      Confidentiality......................................................................... 26
                           ---------------

ARTICLE VIII....................................................................................................... 27
         ADDITIONAL AGREEMENTS..................................................................................... 27
                  8.1      Delta Shareholders' Meeting............................................................. 27
                           ---------------------------
                  8.2      Proxy Statement for Shareholders' Meetings.............................................. 27
                           ------------------------------------------
                  8.3      Cooperation: Regulatory Approvals....................................................... 27
                           ---------------------------------
                  8.4      Organization and Qualification of Interim, FFBC and Bancorp............................. 27
                           -----------------------------------------------------------
                  8.5      Reports................................................................................. 28
                           -------
                  8.6      Brokers or Finders...................................................................... 28
                           ------------------
                  8.7      Additional Agreements: Reasonable Efforts............................................... 28
                           -----------------------------------------
                  8.8      Release of Information.................................................................. 28
                           ----------------------
                  8.9      Subsequent Interim Financial Statements................................................. 28
                           ---------------------------------------
                  8.10     Employee Matters........................................................................ 29
                           ----------------
                  8.11     Board Members........................................................................... 29
                           -------------
                  8.12     Breaches................................................................................ 29
                           --------
                  8.13     Reimbursement for Expenses - Subsequent Acquisition Transaction......................... 29
                           ---------------------------------------------------------------
                  8.14     Supplements to Disclosure Schedules..................................................... 29
                           -----------------------------------
                  8.15     Confidentiality......................................................................... 29
                           ----------------
                  8.16     Due Diligence........................................................................... 29
                           -------------
                  8.17     Indemnification of Directors and Officers............................................... 30
                           -----------------------------------------
                  8.18     Dividends............................................................................... 30
                           ---------
                  8.19     Other Benefits Matters.................................................................. 30
                           ----------------------
                  8.20     Accountants' Letters.................................................................... 31
                           --------------------
                  8.21     Stock Exchange Listing.................................................................. 31
                           ----------------------
                  8.22     Directors............................................................................... 31
                           ---------

ARTICLE IX......................................................................................................... 31
         CONDITIONS TO THE OBLIGATIONS OF BANCORP AND FFBC......................................................... 31
                  9.1      No Material Adverse Effect.............................................................. 31
                           --------------------------
                  9.2      Representations and Warranties.......................................................... 32
                           ------------------------------
                  9.3      Performance and Compliance.............................................................. 32
                           --------------------------
                  9.4      No Proceeding or Litigation............................................................. 32
                           ---------------------------
                  9.5      Consents Under Agreements............................................................... 32
                           -------------------------
                  9.6      No Amendments to Resolutions............................................................ 32
                           ----------------------------
                  9.7      Certificate of Delta Officers........................................................... 32
                           -----------------------------
                  9.8      Satisfactory Completion of Due Diligence................................................ 32
                           ----------------------------------------
                  9.9      Maintenance of Stockholders' Equity of Delta............................................ 32
                           --------------------------------------------


                                                    (iii)


                                                                                                                  Page No.

ARTICLE X.......................................................................................................... 33
         CONDITIONS TO THE OBLIGATIONS OF DELTA.................................................................... 33
                  10.1     Representations and Warranties.......................................................... 33
                           ------------------------------
                  10.2     Performance and Compliance.............................................................. 33
                           --------------------------
                  10.3     Corporate Proceedings................................................................... 33
                           ---------------------
                  10.4     Certificate of Bancorp Officers......................................................... 33
                           -------------------------------
                  10.5     Opinion of Financial Advisor............................................................ 33
                           ----------------------------

ARTICLE XI......................................................................................................... 33
         CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES.............................................................. 33
                  11.1     Governmental Approvals.................................................................. 33
                           ----------------------
                  11.2     Registration Statement.................................................................. 34
                           ----------------------
                  11.3     No Injunctions or Restraints............................................................ 34
                           ----------------------------
                  11.4     Delta Shareholder Approval.............................................................. 34
                           --------------------------
                  11.5     Corporate Proceedings................................................................... 34
                           ----------------------
                  11.6     Legal Opinions.......................................................................... 34
                           --------------
                  11.7     Tax Opinion............................................................................. 34
                           -----------
                  11.8     Stock Exchange Listing.................................................................. 34
                           ----------------------

ARTICLE XII........................................................................................................ 34
         TERMINATION............................................................................................... 34
                  12.1     Reasons for Termination................................................................. 34
                           -----------------------
                  12.2     Effect of Termination................................................................... 36
                           ---------------------

ARTICLE XIII....................................................................................................... 36
         MISCELLANEOUS............................................................................................. 36
                  13.1      Survival of Representations, Warranties and Agreements................................. 36
                            ------------------------------------------------------
                  13.2      Expenses............................................................................... 36
                            --------
                  13.3      Waivers: Amendments.................................................................... 36
                            -------------------
                  13.4      Assignment: Parties in Interest........................................................ 36
                            -------------------------------
                  13.5      Captions and Counterparts.............................................................. 37
                            -------------------------
                  13.6      Certain Definitions.................................................................... 37
                            -------------------
                  13.7      Enforcement of the Agreement........................................................... 37
                            ----------------------------
                  13.8      Governing Law.......................................................................... 37
                            -------------
                  13.9      Notices................................................................................ 37
                            --------
                  13.10     Arbitration of Disputes................................................................ 38
                            -----------------------
                  13.11     Further Assurances..................................................................... 38
                            ------------------
                  13.12     Exhibits and Disclosure Schedules...................................................... 38
                            ---------------------------------
                  13.13     Severability........................................................................... 38
                            ------------
                  13.14     Written Agreement to Govern............................................................ 39
                            ---------------------------
                  13.15     No Waiver of Rights.................................................................... 39
                            -------------------



                                      (iv)

                                    SCHEDULES

Schedule 4.1(a)
Schedule 4.5
Schedule 4.7
Schedule 4.9
Schedule 4.10
Schedule 4.11
Schedule 4.13
Schedule 4.15
Schedule 4.16
Schedule 4.19(a)
Schedule 4.19(b)
Schedule 4.23
Schedule 4.26
Schedule 5.5
Schedule 5.8
Schedule 6.1
Schedule 6.2



                                       (v)

                          AGREEMENT AND PLAN OF MERGER


         This  Agreement  and  Plan of  Merger,  dated as of May 21,  1997  (the
"Agreement"), is entered into by and among First Colorado Bancorp, Inc. ("Bancorp"), First Federal Bank of Colorado ("FFBC") and Delta Federal Savings, F.S.B ("Delta") (collectively, the "Parties").

                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, Bancorp is a savings and loan holding company incorporated under the laws of the State of Colorado, headquartered in Lakewood, Colorado, and owns 100% of the issued and outstanding capital stock of FFBC, a federally chartered stock savings bank headquartered in Lakewood, Colorado; and

                  WHEREAS, Delta is a federal stock savings bank headquartered in Delta, Colorado; and

                  WHEREAS,  the Boards of Directors  of Bancorp,  FFBC and Delta
have each approved this Agreement, authorized the execution hereof in counterparts and the Board of Directors of Delta has directed that the Agreement be submitted for shareholder approval; and

                  WHEREAS, the Boards of Directors of Bancorp and Delta believe that the transaction is in the best interest of their respective stockholders; and

                  WHEREAS, Bancorp and Delta intend, and it is a condition hereof, that the Merger (as defined below) constitute a tax-free reorganization;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties, and agreements herein contained, and in order to set forth the conditions upon which the foregoing Merger will be carried out, the parties, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I.

                                   THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the provisions of the Colorado Business Corporation Act and the Rules and Regulations of the Office of Thrift Supervision ("OTS Regulations") at the Effective Date, Delta shall be merged with and into FFBC or a subsidiary interim stock savings bank of FFBC ("Interim"). Following the merger of Interim with Delta, whereby Delta shall be the surviving entity, Delta shall be a wholly-owned subsidiary of FFBC. Thereafter, Delta shall merge with and into FFBC with FFBC being the surviving entity (collectively, the "Merger"). Upon the consummation of the Merger, the separate existence of Delta shall cease, and FFBC shall continue as the surviving corporation in the Merger.

         1.2 Effective Date of the Merger. As soon as practicable after each of the conditions set forth in Articles IX, X and XI hereof have been satisfied or waived, FFBC will file, or cause to be filed, articles of combination with the Office of Thrift Supervision ("OTS"). The foregoing articles of combination shall be in the form required by and executed in accordance with the applicable provisions of the OTS

Regulations. The Merger shall become effective at the time specified by the Secretary of the OTS in its endorsement of the articles of combination (the "Effective Date").

         1.3 Effects of the Merger. At the Effective Time, the corporate name and existence of Delta shall cease and all of its purposes, powers and objects, and all of its rights, assets, liabilities and obligations, shall pass to and vest in FFBC as the surviving institution without any conveyance or transfer, and FFBC as the surviving institution shall continue to be governed by the laws of the United States of America and of the State of Colorado, to the extent applicable, and shall also succeed to all rights, assets, liabilities, and obligations of Delta in accordance with the laws of the United States of America and the laws of the State of Colorado, to the extent applicable. FFBC will continue to operate under its present name and form as a subsidiary of Bancorp. The Board of Directors of Bancorp, at its sole discretion, may merge Delta and FFBC at or subsequent to Closing.

         1.4 Closing. If (a) the Agreement and the transactions contemplated hereby have been duly approved as required by the shareholders of Delta, and (b) all relevant conditions of the Agreement have been satisfied or waived, the closing (the "Closing") shall take place as promptly as practicable thereafter at the main offices of FFBC. At the Closing, the parties hereto will exchange certificates, letters and other documents as required hereby and will cause the filing described in Section 1.2 hereof with respect to the Merger to be made. Such Closing is expected to take place within five (5) business days of the satisfaction or waiver of all conditions and/or obligations contained in Articles IX, X and XI of this Agreement. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."


                                   ARTICLE II.

          EFFECT OF THE MERGER; CERTAIN ACTIONS IN CONNECTION THEREWITH

         2.1      Effect of the Merger.

         (a) FFBC, as the surviving institution in the Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Delta, all as more fully described in the OTS Regulations. The name of FFBC, as the surviving institution in the Merger, shall remain "First Federal Bank of Colorado."

         (b) At the Effective Time, each share of capital stock of Delta issued and outstanding immediately prior thereto shall, by virtue of the Merger, be exchanged for shares of Common Stock of Bancorp based upon the Exchange Ratio.

         (c) The charter and bylaws of FFBC, as in effect immediately prior to the Effective Time, shall be the charter and bylaws of FFBC, as the surviving institution of the Merger.

         (d) The directors and officers of FFBC immediately prior to the Effective Time shall be the directors and officers of FFBC, as the surviving institution of the Merger, and shall continue in office until their successors are duly elected or otherwise duly selected.

         (e) The liquidation account established by Delta pursuant to the plan of conversion adopted in connection with its conversion from mutual to stock form shall continue to be maintained by FFBC after the

Effective Time for the benefit of those persons and entities who were savings account holders of Delta on March 31, 1992, and who continue from time to time to have rights therein.

         (f) All deposit accounts of Delta existing immediately prior to the Merger shall, upon consummation of the Merger, remain insured by the Savings Association Insurance Fund ("SAIF"), as administered by the Federal Deposit Insurance Corporation ("FDIC"), to the fullest extent permitted by law and regulation.

         2.2 Effect on Common Stock of Delta and Bancorp. As of the Effective Time, by virtue of the Merger and without any action except as specified herein on the part of the holders of shares of common stock, $0.01 par value, of Delta ("Delta Common Stock"), each issued and outstanding share of Delta Common Stock (except as otherwise provided in the OTS Regulations with respect to the rights of dissenting shareholders of Delta) shall be converted into the right to receive common stock, $0.10 par value per share, of Bancorp ("Bancorp Common Stock") based upon the Exchange Ratio, less any fractional shares, as defined in
Section 3.1(b) hereof. All shares of Delta Common Stock which are held in the treasury of Delta or by any direct or indirect wholly-owned subsidiary of Delta and any shares of Delta Common Stock owned by FFBC or any direct or indirect wholly-owned subsidiary or parent of FFBC shall be canceled.

         2.3 Bancorp and FFBC to Make Stock Certificates and Cash Available. At the Effective Time, FFBC shall make available to the Exchange Agent (as defined in Section 2.4(a) hereof) the common stock of Bancorp and cash payments necessary for the transaction pursuant to Section 2.2 and Section 2.5 hereof.

         2.4      Payment of Consideration.

         (a) At least twenty (20) days before the Effective Time, FFBC shall designate an exchange agent (the "Exchange Agent") in connection with the Merger. As soon as practicable after the Effective Time, the Exchange Agent shall send a notice and form of letter of transmittal to each holder of record of Delta Common Stock at the Effective Time advising such shareholder of the effectiveness of the Merger and the procedures for surrendering to the Exchange Agent outstanding certificates formerly evidencing shares of Delta Common Stock. Each holder of shares of Delta Common Stock subject to conversion into Bancorp Common Stock and cash as provided in Section 2.2 hereof who thereafter delivers his or her certificate or certificates representing such shares to the Exchange Agent shall be mailed new stock certificates for Bancorp Common Stock equal to the number of shares represented by the certificate or certificates so surrendered to the Exchange Agent multiplied by the Exchange Ratio, less any fractional shares, as defined in Section 3.1(b) hereof. Upon surrender, each certificate evidencing Delta Common Stock shall be canceled. Until so surrendered, each outstanding certificate which prior to the Effective Time evidenced shares of Delta Common Stock will be deemed for all purposes (except as otherwise provided in Section 2.2 hereof) to evidence the right to receive Bancorp Common Stock equal to the number of shares represented by the certificate or certificates multiplied by the Exchange Ratio. After the Effective Time, there shall be no further registration of transfers on the records of Delta of shares of Delta Common Stock and, if a certificate evidencing such shares is presented for transfer, it shall be canceled in exchange for Bancorp Common Stock based upon the Exchange Ratio (except as otherwise provided in Section 2.2 hereof) in the appropriate amount as calculated above. Notwithstanding any provision of this Agreement, neither the Exchange Agent nor any person, firm or entity shall be liable or obligated to any former holder of any share of Delta Common Stock (or to anyone claiming through any such former holder) with respect to amounts to which any such holder would have been entitled as a consequence of the Merger, if such amounts have been properly paid, or are properly payable, to any public official pursuant to any abandoned property, escheat or similar laws.

         (b) If delivery of all or any part of the Bancorp Common Stock and cash to be paid in connection with the Merger is to be paid to a person other than the person in whose name the certificate surrendered in exchange therefor is registered, it shall be a condition to such delivery that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such a delivery pay to the Exchange Agent any transfer or other taxes required by reason of such delivery in any name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (c) In the event any certificate for Delta Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall deliver (except as otherwise provided in Section 2.2 hereof) in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, the Exchange Shares to be issued in the Merger as provided for herein; provided, however, that FFBC may, in its sole discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such reasonable sum as Bancorp may direct as indemnity against any claim that may be made against Bancorp, FFBC, Delta, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

         2.5      Delta Stock Options.

         (a) At the Effective Time, each option granted by Delta (a "Delta Option") to purchase shares of Delta Common Stock which is outstanding and unexercised immediately prior to the date of this Agreement shall, except as otherwise provided in Section 2.5(c) hereof, be converted automatically into an option to purchase shares of Bancorp Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of Delta's 1993 Stock Option and Incentive Plan (the "Option Plan")); provided however that upon termination of service or employment by the option holder, such options shall cease being exercisable not later than in accordance with their original terms or three months from the date of termination of service or employment, whichever is earlier:

                  (i) The number of shares of Bancorp Common Stock to be subject to the new option shall be equal to the product of the number of shares of Delta Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Bancorp Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

                  (ii) The exercise price per share of Bancorp Common Stock under the new option shall be equal to the exercise price per share of Delta Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

         The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to Delta shall be deemed to be references to Bancorp.

         (b) Within 60 days after the Effective Time, Bancorp shall file with the Securities and Exchange Commission (the "SEC") a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Bancorp Common Stock subject to options to acquire Bancorp Common Stock issued pursuant to Section 2.5(a) hereof, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with applicable state securities or "Blue sky" laws, for so long as such options remain outstanding.

         (c) Without limiting the foregoing, and provided that the right contained in this Section 2.5(c) is not inconsistent with any of the conditions contained in Articles IX, X and XI hereof, each holder of a Delta Option shall have the right (which right shall be exercised at least 5 days prior to the Closing Date by written notice to Bancorp) to elect, in lieu of the provisions of Section 2.5(a), to convert, at the Effective Time, all or a portion of his Delta Options which have not been exercised and which have not expired prior to the Effective Time into the right to receive cash in the amount of $30.00 per option, less the applicable option exercise price.



                                  ARTICLE III.

                       CONVERSION OF SHARES/CONSIDERATION

         3.1      Conversion of Shares.  On the Effective Date:

         (a) All issued and outstanding shares of Delta Common Stock shall at the Effective Time of the Merger, be converted into the number of shares of common stock of Bancorp, par value $.10, ("Bancorp Common Stock") multiplied by the Exchange Ratio at the Effective Time.

         (b) Each share of Delta Common Stock then issued and outstanding (excluding (i) any shares held in the treasury of Delta; and (ii) any shares as to which dissenters' rights are exercised pursuant to the requirements of the OTS Regulations all of which shares shall be canceled) shall and, without action of the holder thereof, be converted by the Merger into a number of shares of Bancorp Common Stock (together with the number of rights ("Bancorp Rights") issued pursuant to the Rights Agreement (as defined at Section 5.10 hereof) associated therewith) equal to the quotient (rounded to the nearest one one-hundredth) of $30 divided by the average of the midpoint of the last bid and ask price (the "Bancorp Stock Price") for Bancorp Common Stock as reported on The Nasdaq National Market for the 20 trading days immediately preceding the Effective Date (the "Exchange Ratio"). All such shares of Bancorp Common Stock shall be validly issued, fully paid and nonassessable. Each person who, but for the provisions of this Section 3.1(b), would be entitled to a fractional share interest in the common stock of Bancorp as a result of the conversion, upon surrender of certificates theretofore representing shares of common stock of Bancorp, shall receive in lieu thereof an amount in cash equal to such fraction multiplied by the Bancorp Stock Price.

         (c) The Exchange Ratio at the Effective Time shall be adjusted to reflect any consolidation, split-up, other subdivisions or combinations of Bancorp Common Stock, any dividend declared and payable in Bancorp Common Stock, or any capital reorganization involving the reclassification of Bancorp Common Stock subsequent to the date of this Agreement.

         (d) Shareholders of Delta asserting dissenters' rights under OTS Regulations shall have their rights determined pursuant to the OTS Regulations and shall be entitled to cash payment pursuant to the terms and provisions of said law with funds to be provided by Bancorp.

         (e) From and after the Effective Time, the holders of the certificates representing common stock of Delta shall cease to have any rights with respect to such shares (except such rights as they may have as dissenting shareholders) and their sole right shall be to receive cash and common stock of Bancorp as herein provided.

         3.2 Exchange of Certificates. As soon as practicable after the Effective Time, the certificates representing the outstanding shares of Delta shall be surrendered to the Exchange Agent and, upon such surrender, the Exchange Agent shall issue and deliver in substitution therefore, cash and certificates representing the number of shares of Bancorp Common Stock into which such surrendered shares have been converted as hereinbefore provided, and cash in lieu of fractional shares (without interest). Certificates representing shares of Delta (other than the shares of Delta Common Stock as to which there are perfected dissenters' rights) which are not surrendered shall be deemed for all purposes to evidence the ownership of the number of shares of Bancorp Common Stock into which said shares of Delta shall have been converted as hereinbefore set forth and the right to receive cash in the amount determined pursuant to
Section 3.1; provided, however, that Bancorp will not distribute to the holder of an unsurrendered certificate for Delta Common Stock dividends declared with respect to Bancorp Common Stock until such owner shall surrender such certificate, at which time the holder thereof shall be paid the amount of the dividends having a record date on or after the Effective Time theretofore declared with respect to common stock without interest. All such dividends unclaimed at the end of one year from the Effective Time shall be repaid by the Exchange Agent to Bancorp, and thereafter the holders of such outstanding certificates shall look, subject to applicable escheat, unclaimed funds and other laws, as general creditors only to Bancorp for payment thereof.

         3.3 Closing of Stock Transfer Books. At the close of business on the business day immediately preceding the Effective Time, the stock transfer books of Delta shall be deemed closed, and no shares of Delta Common Stock shall thereafter be transferred.


                                   ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF DELTA

         Except as set forth in the disclosure schedules to be delivered by Delta to FFBC (the "Delta Disclosure Schedule"), Delta represents and warrants to FFBC that:

         4.1      Corporate Organization and Qualification.

         (a) Delta is duly organized and validly existing as a federal stock savings bank under the laws of the United States of America and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted, and neither the ownership of its property nor the conduct of its business requires it to be qualified to do business in any other jurisdiction. The deposits of Delta are insured by the Savings Association Insurance Fund ("SAIF") to the fullest extent permitted by law, and all premiums required to be paid in connection therewith have been paid when due by Delta. Except as set forth in Schedule 4.1(a) to the Delta Disclosure Schedule, the issued and outstanding shares of stock of Delta are all duly authorized, validly issued, fully paid and nonassessable. Delta has delivered to FFBC true, complete and correct copies of its Charter, or other organizing documents and of the bylaws, as in effect on the date of this Agreement. Delta is qualified to do business as a federal stock savings bank and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Delta, taken as a whole.

         (b) Delta Financial Service Corp (the "Subsidiary") is Delta's only subsidiary. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. The Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Delta, taken as a whole. The certificate of incorporation, bylaws or similar governing documents of the Subsidiary, copies of which have previously been delivered to Bancorp, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The capital stock of the Subsidiary has been fully paid, is duly authorized and validly issued, is non-assessable and is not issued in violation of the preemptive rights of any stockholder. The capital stock of the Subsidiary is beneficially owned by Delta and is held free and clear of any claims, liens, encumbrances or security interests. Except for the Subsidiary, Delta does not own 5% or more of the shares of stock of any other corporation.

         (c) The minute books of Delta and the Subsidiary contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since December 31, 1992 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

         4.2 Authorization of Agreement. The Board of Directors of Delta has authorized the execution of this Agreement as set forth herein, and Delta, subject to the approval of this Agreement by the shareholders of Delta and all appropriate regulatory authorities as provided under the Rules and Regulations of the OTS and the FDIC, has the corporate power to execute and deliver this Agreement, and has taken all action required by law, its Charter and bylaws or otherwise to authorize such, and is duly authorized to merge with Interim and FFBC, and to execute and deliver the Agreement and related documents to FFBC associated with the Merger and the consummation of the transactions contemplated thereby, and upon its execution (and assuming due execution and delivery by Bancorp) this Agreement is a valid and binding agreement of Delta enforceable in accordance with its terms, subject to (a) all applicable bankruptcy, insolvency, moratorium or other similar law affecting the enforcement of creditors' rights generally, and (b) the application of equitable principles if equitable remedies are sought.

         4.3 No Violation of Other Instruments. The execution and delivery of this Agreement do not, and the consummation of the Merger will not, (i) violate any provisions of Delta's Charter or bylaws, (ii) violate any provision of, or result in the acceleration of any obligation under or in the termination, if applicable, of, any mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreements, instrument, order, arbitration award, judgment or decree to which Delta or the Subsidiary is a party or by which it is bound except for such as would not have a material adverse effect on the financial condition, business, properties, or results of operations of Delta, taken as a whole, or the transactions contemplated hereby, (iii) violate or conflict with any other material restriction of any kind or character by which either

Delta or the Subsidiary is bound, or (iv) enable any person to enjoin the transactions contemplated hereby. After the approval of this Agreement by the Board of Directors of Delta, the shareholders of Delta, the OTS, and the FDIC, if necessary, Delta will have taken all action required by law, the Charter of Delta, its bylaws, or otherwise to authorize the execution and delivery of this Agreement and to authorize the Merger of Delta with Interim and FFBC pursuant to this Agreement and the consummation of the transactions contemplated hereby. Delta knows of no reason (including those relating to fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Truth in Lending Act, and the Home Mortgage Disclosure Act, and anti-trust or consumer disclosure laws and regulations) why the regulatory approvals should not be obtained.

         4.4      Financial Statements.

         (a) Delta has previously delivered to Bancorp copies of the consolidated statements of financial condition of Delta as of September 30, for the fiscal years 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the fiscal years 1994 through 1996, inclusive, as incorporated by reference in Delta's Annual Report to Stockholders in each case accompanied by the audit report of Dalby, Wendland & Co., P.C., independent public accountants with respect to Delta, and the unaudited consolidated statements of financial condition of Delta as of December 31, 1996 and the related unaudited consolidated statements of operations, changes in stockholders' equity and cash flows for the three month periods then ended as reported in Delta's quarterly report to shareholders. The consolidated statements of financial condition of Delta referred to herein (including the related notes, where applicable) fairly present the consolidated financial condition of Delta as of the respective dates set forth therein, and the related consolidated statements of operations, changes in stockholders' equity and cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations, changes in stockholders' equity and cash flows of Delta for the respective periods or as of the respective dates set forth therein, it being understood that Delta's interim financial statements are not audited, not prepared with related notes and are subject to normal year-end adjustments.

         (b) From April 6, 1993 to September 12, 1996, the consolidated statement of condition of Delta included in the Forms 10-KSB and Forms 10-QSB reports of Delta filed with the OTS (including the related notes, where applicable), fairly presented the consolidated financial condition of Delta as of the respective dates set forth therein, and the related consolidated statements of operations, changes in stockholders' equity and cash flows (including the related notes, where applicable) fairly presented the results of the consolidated operations, changes in stockholders' equity and changes in financial position of Delta for the respective periods set forth therein, it being understood that Delta's interim consolidated financial statements were neither audited nor prepared with related notes and that such interim consolidated financial statements were subject to normal year-end adjustments.

         (c) Each of the financial statements referred to in Sections 4.4(a) and 4.4(b) (including the related notes, where applicable) has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved. The books and records of Delta are being maintained in accordance with applicable legal and accounting requirements, and reflect only actual transactions.

         (d) The consolidated statement of financial condition of Delta to be included in subsequent shareholder and OTS reports (including related notes thereto, where applicable) referred to in Section 8.9, will fairly present the consolidated financial condition of Delta as of the respective dates set forth therein, and related consolidated statements of operations, changes in stockholders' equity and cashflows (including the related notes, where applicable) referred to in Section 8.9 will fairly present the results of the consolidated operations, changes in stockholders' equity and cash flows for the respective periods set forth therein, it being understood that Delta's interim financial statements will neither be audited nor prepared with related notes and that such interim consolidated financial statements will be subject to normal year-end adjustments.

         4.5  Absence of  Certain  Changes or  Events.  Except as  disclosed  in
Schedule 4.5 to the Delta Disclosure Schedule, since December 31, 1996, (i) neither Delta nor the Subsidiary has incurred any material liability, except in the ordinary course of their business consistent with their past practices (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated thereby); (ii) there has been no material adverse change, or development involving a reasonably foreseeable prospective material adverse change, in or affecting the financial condition, businesses, properties, or results of operations of Delta, taken as a whole; and (iii) Delta and the Subsidiary have carried on their respective businesses in the ordinary course consistent with their past practices (excluding the execution of this Agreement and related matters).

         4.6 Form 10-KSB Annual Report and Other Reports. From December 31, 1991 to the date of this Agreement, Delta has filed with the OTS and the FDIC all documents and reports required to be filed and such reports do not contain, as of their respective dates, an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

         4.7 Capitalization. The authorized capital stock of Delta consists of 5,000,000 shares of common stock, par value of $0.01 per share, 183,365 of which as of the date hereof are issued and outstanding and are duly authorized, validly issued, fully paid and nonassessable. No other class or series of capital stock of Delta is or has been authorized. There are no options, warrants, calls, reservations for issuance or commitments of any kind relating to, or securities convertible into, Delta common stock, except as detailed at
Schedule 4.7 to the Delta Disclosure Schedule.

         4.8 No Actions, Etc. There are no actions, suits, claims, proceedings or to the knowledge of the executive officers or directors of Delta, investigations pending, threatened or contemplated against or relating to Delta and/or the Subsidiary or any of their properties which, individually or in the aggregate, could materially and adversely affect the financial condition, businesses, properties or results of operations of Delta, taken as a whole, or the ability of Delta to consummate the transactions contemplated hereby, and such officers and directors do not know of any basis for any such action or proceeding. Delta and the Subsidiary are not transacting business in violation of any applicable law or regulation which could materially adversely affect the financial condition, businesses, properties or results of operations of Delta, taken as a whole, or the ability of Delta to consummate the transactions contemplated hereby. Delta and/or the Subsidiary are not parties to any order, judgment or decree which would reasonably be expected to have a Material Adverse Effect, and Delta and/or the Subsidiary (a) are not the subject of any cease and desist order, or other formal or informal enforcement action by any regulatory authority or (b) have made any commitment to or entered into any agreement with any regulatory authority that restricts or adversely affects their operations or financial condition.

         4.9  Compliance  with Laws and Orders.  Except as set forth in Schedule
4.9 to the Delta Disclosure Schedule, to the knowledge of Delta, Delta and the Subsidiary have not received notice of any violation or alleged material violation of, or are subject to, any liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing material violations of, any material law, statute or regulation. Delta is not in default under, and no event has occurred that, with the lapse of time or action by a third party or both, could result in a default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, where the failure to be in full compliance would reasonably be expected to result alone or in the aggregate in damages, which would be reasonably likely to have a Material Adverse Effect.

         4.10 Governmental Regulation. Delta and the Subsidiary hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state and other public authorities necessary for the conduct of their businesses; and, between the date hereof and the Closing Date, Delta will use its best efforts to, maintain all such licenses, certificates, permits, franchises and rights in effect. Except as set forth in Schedule 4.10 to the Delta Disclosure Schedule, Delta and the Subsidiary are not parties or subject to any agreements, directives, orders or similar arrangements between or involving Delta and/or the Subsidiary and any federal or state banking regulatory authority.

         4.11 Contracts and Commitments. Except as set forth in Schedule 4.11 to the Delta Disclosure Schedule, Delta and the Subsidiary are not parties to or bound by any written (a) material lease or license with respect to any property, real or personal; (b) material contract or commitment for capital expenditures;
(c) material contract or commitment for total expenses for the purchase of materials, supplies or for the performance of services by third parties for a period of more than 60 days from the date of this Agreement; or (d) material contract or option for the purchase or sale of any real or personal property other than in the ordinary course of business. To Delta's knowledge, Delta and the Subsidiary have performed in all material respects all obligations required to be performed by them to date and are not in default under, and no event has occurred which, with the lapse of time or action by a third party or both, could result in a default resulting in material damages or other material default under any outstanding mortgage, lease, contract, commitment or agreement to which Delta and/or the Subsidiary is a party or by which Delta and/or the Subsidiary is bound or under any provision of their articles, charter or bylaws. Each such outstanding material mortgage, lease, contract, commitment or agreement is a valid and legally binding obligation of Delta and/or the Subsidiary subject to (x) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors rights generally or the rights of creditors of savings associations the accounts of which are insured by the FDIC, and (y) the application of equitable principles if equitable remedies are sought.

         4.12 Broker's Fees. Neither Delta nor the Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any transactions contemplated by this Agreement, except that Delta has engaged, and will pay a fee or commission to, Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc. (the "Financial Advisor"), in accordance with the terms of a letter agreement between Delta and the Financial Advisor, a true, complete and correct copy which has previously been delivered to Bancorp by Delta.

         4.13 Agreements with Directors, Officers and Shareholders. Except as set forth in Schedule 4.13 to the Delta Disclosure Schedule, no director, executive officer, or holder of ten percent (10%) or more of the outstanding capital stock of Delta nor any associate of any such person (a "Delta Principal") (a) is or has during the period subsequent to December 31, 1996, been a party (other than as a depositor) to any transaction with Delta, whether as a borrower or otherwise, that (i) was made other than in the ordinary course of business, (ii) was made on other than substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, or (iii) involves more than the normal risk of collectability or presents other unfavorable features; or (b) is a party to any material loan or loan commitment, whether written or oral. Except as disclosed in Schedule 4.13 to the Delta Disclosure Schedule, no Delta Principal holds any position with or owns more than five percent (5%) of the outstanding shares of any class of voting stock of any depository organization other than Delta. For the purposes of this Section 4.13, the term "depository organization" means a commercial bank (including a private bank), a savings bank, a trust company, a savings and loan association, a homestead association, a cooperative bank, an industrial bank, a credit union, or a depository holding company.

         4.14 Title to Properties. Delta has good and marketable title to all its property and assets, whether real or personal, tangible or intangible, including, without limitation, all assets set forth in its balance sheet as of September 30, 1996, except property and assets sold or otherwise disposed of since September 30, 1996, in the ordinary course of business, subject to no liens, mortgages, pledges, encumbrances or charges of any kind except liens reflected on said balance sheet and except liens for taxes and assessments not delinquent, pledges to secure deposits and such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected on said balance sheet and which do not interfere with or impair its present or continued use, and all of their material leases are in full force and effect and Delta is not in default in any material respect thereunder.

         4.15 Environmental Matters. Except as set forth in Schedule 4.15 to the Delta Disclosure Schedule, to the knowledge of Delta, the real property owned by Delta associated with its main office as well as other real property held as an asset and real property held as real estate owned as collateral on loans ("Real Properties") are in material compliance with all Environmental Laws, as hereinafter defined, and there are no conditions existing currently which would subject Delta to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or assertions thereof, or which require cleanup, removal, remedial action or other response pursuant to Environmental Laws by Delta. Copies of all environmental studies, reports, notices and the like known to exist with regard to the Real Properties is contained at Schedule 4.15 to the Delta Disclosure Schedule. Delta is not a party to any litigation or administrative proceeding, nor has Delta (either in its own capacity or as trustee or fiduciary), materially violated Environmental Laws nor, to the knowledge of Delta and except as set forth in Schedule 4.15 to the Delta Disclosure Schedule, is Delta (either in its own capacity or as trustee or fiduciary) required to clean up, remove or take remedial or other responsive action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials. To the knowledge of Delta, none of the Real Properties are, nor is Delta, subject to any judgment, decree, order or citation related to or arising out of any Environmental Laws. To the knowledge of Delta, no material permits, licenses or approvals are required under Environmental Laws relative to the Real Properties; and, except as disclosed in
Schedule 4.15 to the Delta Disclosure Schedule, Delta has not stored, deposited, treated, recycled, used or disposed of any materials (including, without limitation, asbestos) on, under or at the Real Properties (or tanks or other facilities thereon containing such materials), which materials if known to be present on the Real Properties or present in soils or ground water, would require cleanup, removal or some other remedial action under the Environmental Laws. The term "Environmental Laws" shall mean all federal, state and local laws, including statutes, regulations, ordinances, codes, rules and other governmental restrictions, standards and requirements relating to the discharge of air pollutants, water pollutants or process waste water or substances, as now or at any time hereafter in effect, including, but not limited to, the Federal Solid Waste

Disposal Act, the Federal Hazardous Materials Transportation Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Responsibility Cleanup and Liability Act of 1980, as amended ("CERCLA"), regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of the Occupational Safety and Health Administration, and any so-called "Superfund" or "Superlien" Laws.

         4.16 Insurance. Delta has delivered to FFBC as part of Schedule 4.16 to the Delta Disclosure Schedule true, accurate and complete copies of all insurance policies and fidelity bonds of Delta. Each such policy is in full force and effect, with all premiums due thereon on or prior to the Closing Date having been paid as and when due. Delta has not been notified that its fidelity or insurance coverage will not be renewed by their carrier(s) on substantially the same terms as their existing coverage. Delta agrees that prior to the Effective Date, Delta will not decrease its existing insurance coverage without the written consent of FFBC. Except as disclosed, no claim is pending under any such policy with respect to the business or operations of Delta.

         4.17 Proxy Statement. The information pertaining to Delta which has been or will be furnished by or on behalf of Delta or its management for inclusion in the Proxy Statement referred to in Section 8.2 and the Registration Statement referred to in Section 5.10 or any amendment or supplement thereto (a) will comply in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (b) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

         4.18 Good Faith. Delta shall use its best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of this Agreement at the earliest practicable date and cooperate fully with the other parties to that end.

         4.19     Employee and Employee Benefit Matters.

                  (a) Schedule  4.19(a) to the Delta  Disclosure  Schedule lists
(i) each pension, profit sharing, stock bonus, thrift, savings, employee stock ownership or other plan, program or arrangement, which constitutes an "employee pension benefit plan" within the meaning of Section 3(2) of the Employee
Retirement Income Security Act of 1974, as amended ("ERISA"), which is maintained by Delta and/or the Subsidiary or to which Delta and/or the Subsidiary contribute for the benefit of any current or former employee, officer, director, consultant or agent; (ii) each plan, program or arrangement for the provision of medical, surgical, or hospital care or benefits, benefits in the event of sickness, accident, disability, death, unemployment, severance, vacation, apprenticeship, day care, scholarship, prepaid legal services or other benefits which constitute an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA, which is maintained by Delta and/or the Subsidiary or to which Delta and/or the Subsidiary contribute for the benefit of any current or former employee, officer, director, consultant or agent; and (iii) every other retirement or deferred compensation plan, bonus or incentive compensation plan or arrangement, stock option plan, stock purchase plan, severance or vacation pay arrangement, or other fringe benefit plan, program or arrangement through which Delta and/or the Subsidiary provide benefits for or on behalf of any current or former employee, officer, director, consultant or agent.


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



                  (b) All of the plans, programs and arrangements described in this Section 4.19 or listed in Schedule 4.19(a) to the Delta Disclosure Schedule (hereinafter referred to as the "Delta Benefit Plans") that are subject to ERISA are in material compliance with all applicable requirements of ERISA and all other applicable federal and state laws, including the reporting and disclosure requirements of Part I of Title I of ERISA. Each of the Delta Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code satisfies the applicable requirements of such provision and there exist no circumstances that would adversely affect the qualified status of any such Plan under that section, except with respect to any required retroactive amendment for which the remedial amendment period has not yet expired. Except as set forth in Schedule 4.19(b) to the Delta Disclosure Schedule, there is no pending or, to the best knowledge of Delta, threatened litigation, governmental proceeding or investigation against or relating to any Delta Benefit Plan and there is no reasonable basis for any material proceedings, claims, actions or proceedings against any such Delta Benefit Plan. No Delta Benefit Plan (or Delta Benefit Plan fiduciary, in his capacity as such) has engaged in a non-exempt "Prohibited Transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the
Code) since the date on which said sections became applicable to such Plan. There have been no acts or omissions by Delta that have given rise to any fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code, or that may give rise to any material fines, penalties, taxes or related damages under such laws for which Delta may be liable. All group health plans of Delta, including any plans of current and former Affiliates of Delta that must be taken into account under Section 4980B of the Code or Section 601 of ERISA or the requirements of any similar state law regarding insurance continuation, have been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA to the extent such requirements are applicable. All payments due from any Delta Benefit Plan (or from Delta with respect to any Delta Benefit Plan) have been made, and all amounts properly accrued to date as liabilities of Delta that have not yet been paid have been properly recorded on the books of Delta.

         4.20 Labor Disputes. Delta is not directly or indirectly involved in or to the knowledge of Delta threatened with any labor dispute or trouble or organizational effort, including, without limitation, matters regarding actual or alleged discrimination by reason of race, creed, sex, disability or national origin, which might materially and adversely affect the financial condition, assets, businesses or results of operations of Delta and the Subsidiary, taken as a whole.

         4.21 Loan Losses. The reserve for possible loan losses shown on the consolidated balance sheet of Delta as of September 30, 1996, and on the unaudited balance sheet as of December 31, 1996, is adequate as of the dates thereof, and no notices have been received from the OTS or the FDIC related to the adequacy of such reserves within the prior thirty-six months.

         4.22     Taxes.

         (a) Delta has filed on a timely basis all Federal Income Tax Returns and all other federal, state, municipal and other tax returns which each of them is required to file, and each has paid all taxes shown to be due on such returns and, in the opinion of its Chief Executive and Financial Officers, has adequately reserved for all current taxes;

         (b) Neither the Internal Revenue Service nor any other taxing authority is now asserting against Delta, or, to its knowledge, threatening to assert against it, any deficiency or claim for additional taxes, interest or penalty;

         (c) There is no pending, or to the knowledge of Delta, threatened examination of the Federal Income Tax Returns of Delta and, except for tax years still subject to the assessment and collection of additional federal income taxes under the three-year period of limitations prescribed in Section 6501(a) of the Internal Revenue Code, no tax year of Delta remains open to the assessment and collection of additional Federal Income Taxes; and

         (d) There is no pending or, to the knowledge of Delta, threatened examination of the State of Colorado Sales Use and/or Personal Property Tax, or other local, county or municipal taxing authorities (the "Colorado Taxes") returns of Delta or any of the Subsidiaries and, except for tax years still subject to the assessment and collection of additional Colorado Taxes under the applicable statutes of limitations, no tax year of Delta remains open to the assessment and collection of additional taxes.

         4.23 Consents and Approvals. Other than as set forth in Schedule 4.23 to the Delta Disclosure Schedule and other than the receipt of approvals required by the Bank Merger Act, the Rules and Regulations of the OTS, the FDIC, and applicable federal securities and state laws, and the approval of the holders of Delta Common Stock as described in Section 8.1 hereof, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any public or governmental body or authority is necessary for the consummation by Delta of the transactions contemplated by the Agreement or to enable Delta to continue to conduct its business after the Effective Date in a manner which is consistent with that in which it is presently conducted, except where the failure to make such filing or obtain such permit, authorization, consent or approval will not in the aggregate have a Material Adverse Effect.

         4.24 Knowledge as to Conditions. Delta knows of no reason relating to Delta why the approvals, consents and waivers of governmental authorities referred to in Section 8.3 hereof should not be obtained.

         4.25 Accuracy of Information. The statements made by Delta in the Agreement and in any other written documents executed and/or delivered by or on behalf of Delta pursuant to the terms of the Agreement are true and correct in all material respects.

         4.26 Absence of Certain Changes. Since September 30, 1996, and except as otherwise permitted by this Agreement, Delta has not, except as set forth in
Schedule 4.26 to the Delta Disclosure Schedule, (a) issued or sold any corporate debt securities; (b) granted any option for the purchase of its capital stock;
(c) declared or set aside or paid any dividend or other distribution in respect of its capital stock; (d) incurred any material obligation or liability (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business in accordance with past practices; (e) mortgaged, pledged or subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent and landlord liens) any of its material assets or properties except pledges to secure government deposits and in connection with repurchase or reverse repurchase agreements; (f) discharged or satisfied any material lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in Delta's balance sheet as of September 30, 1996, and current liabilities incurred since the date thereof in the ordinary course of business in accordance with past practices; (g) sold, exchanged or otherwise disposed of any of its material capital assets other than in the ordinary course of business in accordance with past practices; (h) materially made or modified any wage or salary increase other than those routine periodic increases consistent with past practices, entered into or modified any employment contract with any officer or salaried employee or instituted any employee welfare, bonus, stock option, profit sharing, retirement or similar plan or arrangement; (i) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property or assets or waived any rights of value that are material in the aggregate, considering its business taken as a whole; (j) except in the ordinary course of business in accordance with past practices, entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights;
(k) entered into any material transaction outside the ordinary course of its business in accordance with past practices, except as expressly contemplated by the Agreement or (1) except in the ordinary course of business in accordance with past practices or as reflected in Delta's consolidated financial statements, sold or otherwise disposed of any of its material investment securities.

         4.27 Full Disclosure. No representation or warranty made herein or in any Disclosure Schedule by Delta, nor any statement or certificate given or to be given to FFBC pursuant hereto, or with respect to the transactions contemplated hereby, contains or will contain any untrue statements of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading and Delta has made, and will make in good faith on or before the Closing Date, full disclosure of all material facts with respect to the physical condition of the properties and assets of Delta and with respect to the financial condition, liabilities and operation of Delta.

         4.28 Opinion. Delta has received a written opinion from the Financial Advisor to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the consideration to be received by the stockholders of Delta pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.


                                   ARTICLE V.

               REPRESENTATIONS AND WARRANTIES OF BANCORP AND FFBC

         Bancorp and FFBC represent and warrant to and covenants with Delta that:

         5.1 Organization and Qualification of Bancorp. Bancorp is a corporation duly organized and validly existing under the laws of the State of Colorado and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted. Bancorp and FFBC have delivered to Delta true and correct copies of their Articles of Incorporation, Charter and Bylaws, as the case may be, in effect on the date of this Agreement. The deposits of FFBC are insured by the SAIF to the fullest extent permitted by law, and all premiums required to be paid in connection therewith have been paid when due by FFBC. Bancorp owns 100% of the issued and outstanding shares of stock of FFBC. FFBC is duly organized, validly existing and in good standing as a federal savings bank under the laws of the United States and has the corporate power to own all of its assets and to carry on its business as it is now being conducted. Bancorp and FFBC are qualified to do business as corporations and are in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Bancorp and FFBC, taken as a whole.

         5.2 Authorization of Agreement. The Boards of Directors of Bancorp and FFBC have authorized the execution of this Agreement as set forth herein, and Bancorp and FFBC, subject to the approval of this Agreement by the shareholders of Delta and all appropriate regulatory authorities as provided in the Colorado Business Corporation Act and the Rules and Regulations of the OTS and the FDIC, have the corporate power to execute and deliver this Agreement, and has taken all action required by law, their respective Articles of Incorporation, Charter, and Bylaws or otherwise to authorize such execution and delivery, the Merger and the consummation of the transactions contemplated hereby, and upon its execution and delivery (and assuming due execution and delivery by Delta) this Agreement is a valid and binding agreement of FFBC and Bancorp enforceable in accordance with its terms, subject to (a) all applicable bankruptcy, insolvency, moratorium or other similar law affecting the enforcement of creditors' rights generally, and
(b) the application of equitable principles if equitable remedies are sought.

         5.3 No Violation of Other Instruments. The execution and delivery of this Agreement do not, and the consummation of the Merger will not, (i) violate any provision of the Articles of Incorporation or Bylaws of Bancorp, (ii) violate any provision of the Charter or Bylaws of FFBC, (iii) violate any provision of, or result in the acceleration of any obligation under or in the termination, if applicable, of, any mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree to which Bancorp or any of its subsidiaries is a party or by which it is bound except for such as would not have a material adverse effect on the financial condition, business, properties, or results of operations of Bancorp and its subsidiaries, taken as a whole, or the transactions contemplated hereby, (iv) violate or conflict with any other material restriction of any kind or character to which Bancorp or FFBC is subject, or (v) enable any person to enjoin the transactions contemplated hereby. After approval of this Agreement by the Board of Directors of Bancorp and FFBC, and the approvals of the OTS and the FDIC, Bancorp and FFBC will have taken all action required by law and their respective Articles of Incorporation, Charter and Bylaws necessary to authorize the execution and delivery of this Agreement and to authorize the Merger and the consummation of the transactions contemplated hereby. Except as set forth in
Schedule 5.3 of the Bancorp Disclosure Schedule, Bancorp and FFBC know of no reason (including those relating to fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Truth in Lending Act, and the Home Mortgage Disclosure Act, and anti-trust or consumer disclosure laws and regulations) why the regulatory approvals should not be obtained.

         5.4 Financial Statements. Bancorp has previously delivered to Delta copies of (a) the consolidated balance sheets of Bancorp and FFBC as of December 31 for the fiscal years 1996 and 1995 and the related consolidated statements of income, changes in stockholder's equity and cash flows for the fiscal years 1994 through 1996, inclusive, as reported in Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG Peat Marwick LLP. The December 31, 1996 consolidated balance sheet of Bancorp (including related notes, where applicable) fairly presents the consolidated financial position of Bancorp and its Subsidiary as of the date thereof and the financial statements referred to in Section 8.9 hereof will fairly present (subject, in the case of any unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Bancorp and FFBC for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 8.9 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 8.9 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicted in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.

         5.5  Absence  of  Certain  Changes  or  Events.  Except as set forth in
Schedule 5.5 of the Bancorp Disclosure Schedule, since December 31, 1996, (i) neither Bancorp nor FFBC has incurred any material liability, except in the ordinary course of their business consistent with their past practices (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated thereby); (ii) there has been no material adverse change, or development involving a reasonably foreseeable prospective material adverse change, in or affecting the financial condition, businesses, properties, or results of operations of Bancorp and FFBC, taken as a whole; and (iii) Bancorp and FFBC have carried on their respective businesses in the ordinary course consistent with their past practices (excluding the execution of this Agreement and related matters).

         5.6 Form 10-K Annual Report and Other Reports. Bancorp's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1996, heretofore delivered to Delta, does not contain, as of the date thereof, any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. Since December 29, 1995, Bancorp has filed with the Securities and Exchange Commission all documents and reports required to be filed and such reports do not contain, as of their respective dates, an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

         5.7 No Actions, Etc. There are no actions, suits, claims or proceedings or, to the knowledge of the executive officers or directors of Bancorp, investigations pending, threatened or contemplated against or relating to Bancorp and/or FFBC or any of their properties which, individually or in the aggregate, could materially and adversely affect the financial condition, businesses, properties or results of operations of Bancorp, taken as a whole, or the ability of Bancorp or FFBC to consummate the transactions contemplated hereby, and such officers and directors do not know of any basis for any such action or proceeding. Bancorp and FFBC are not transacting business in violation of any applicable law or regulation which could materially adversely affect the financial condition, businesses, properties or results of operations of Bancorp, taken as a whole, or the ability of Bancorp or FFBC to consummate the transactions contemplated hereby. Bancorp and/or FFBC are not parties to any order, judgment or decree which would reasonably be expected to have a Material Adverse Effect, and Bancorp and/or FFBC (a) are not the subject of any cease and desist order, or other formal or informal enforcement action by any regulatory authority or (b) have made any commitment to or entered into any agreement with any regulatory authority that restricts or adversely affects their operations or financial condition.

         5.8 Capitalization. As of the date hereof, the authorized capital stock of Bancorp consists of (i) 50,000,000, shares of common stock, par value $.10 per share, of which 16,561,425, are issued and outstanding and are fully paid and nonassessable and 3,579,059 were held in Bancorp's treasury, and (ii) 25,000,000 shares of preferred stock, par value of $.10 per share ("Bancorp Preferred Stock"), of which none are issued and outstanding. As of the date of this Agreement, except as set for in Schedule 5.8 to the Bancorp Disclosure Schedule, no shares of Bancorp Common Stock were reserved for issuance. As of the date of this Agreement, no shares of Bancorp Preferred Stock were reserved for issuance, except for 1,500,000 shares of Series A Junior Participating Preferred Stock reserved for issuance upon exercise of the rights distributed to the holders of Bancorp Common Stock pursuant to the Rights Agreement, dated as of July 21, 1996, between Bancorp and American Securities Transfer & Trust, Inc., as Rights Agent (the "Rights Agreement"). As of the date hereof, the authorized capital stock of FFBC consists of (i) 15,000,000 shares of common stock, par value $1.00 per share, of which 100,000 are issued and outstanding solely to

Bancorp and are fully paid and nonassessable and (ii) 5,000,000 shares of serial preferred stock, none of which is issued.

         5.9 Good Faith. Bancorp and FFBC shall use their best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of this Agreement at the earliest practicable date and cooperate fully with the other parties to that end.

         5.10 Registration. Bancorp will cause a Registration Statement (or other appropriate form) to be filed with and declared effective by the Securities and Exchange Commission ("SEC"), appropriate agencies regulating securities, and other governmental agencies having jurisdiction, with respect to the securities to be issued in conjunction with the Merger. The information pertaining to Bancorp which will appear in the Registration Statement and Proxy Statement will contain no untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.11 Copies of Public Information. Bancorp has made or will make available for review by Delta all information publicly available concerning Bancorp and all pension, retirement, thrift, group insurance or similar plans with respect to any of the directors, officers or other employees of Bancorp or FFBC.

         5.12 Undisclosed Liabilities: Taxes. Bancorp has no material liabilities other than those liabilities disclosed on or provided for in its consolidated balance sheet as of December 31, 1996, and liabilities incurred since such date in the ordinary course of business. Bancorp has paid all federal, state and local taxes now due and payable and there are no material tax items now in dispute or anticipated to be disputed.

         5.13 Title to Properties. Bancorp has good and marketable title to all its property and assets set forth on its consolidated balance sheet as of December 31, 1996, except property and assets sold or otherwise disposed of since December 31, 1996, in the ordinary course of business, subject to no liens, mortgages, pledges, encumbrances or charges of any kind except liens reflected on said consolidated balance sheet and except liens for taxes and assessments not delinquent, pledges to secure deposits, and such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected on said balance sheet and which do not interfere with or impair its present or continued use, and all of its leases are in full force and effect and Bancorp is not in default thereunder.

         5.14 Absence of Regulatory Actions. Neither Bancorp nor FFBC is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of the operations of any of them nor has it been advised by any such government authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum or understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

         5.15 Labor Disputes. Bancorp is not directly or indirectly involved in or threatened with any labor dispute or trouble or organizational effort, including, without limitation, matters regarding actual or alleged discrimination by reason of race, creed, sex, disability or national origin, which might materially and adversely affect its financial condition, assets, businesses or results of operations.

         5.16 Reserve for Possible Loan Losses. The reserve for possible loan losses shown on the consolidated balance sheet of Bancorp as of December 31, 1996, is adequate as of the date thereof.

         5.17 Benefit Plans. All of the employee benefit plans, programs and arrangements maintained by Bancorp or FFBC ("Bancorp Benefit Plans") that are subject to ERISA are in material compliance with all applicable requirements of ERISA and all other applicable federal and state laws, including the reporting and disclosure requirements of Part I of Title I of ERISA. Each of the Bancorp Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(k) of the Code satisfies the applicable requirements of such provision and there exist no circumstances that would adversely affect the qualified status of any such Plan under that section, except with respect to any required retroactive amendment for which the remedial amendment period has not yet expired. There is no pending or, to the best knowledge of Bancorp, threatened litigation, governmental proceeding or investigation against or relating to any Bancorp Benefit Plan and there is no reasonable basis for any material proceedings, claims, actions or proceedings against any such Bancorp Benefit Plan. No Bancorp Benefit Plan (or Bancorp Benefit Plan fiduciary in his capacity as such) has engaged in a non-exempt "Prohibited Transaction" (as defined in
Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such Plan. There have been no acts or omissions by Bancorp or FFBC that have given rise to any fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code, or that may give rise to any material fines, penalties, taxes or related damages under such laws for which Bancorp or FFBC may be liable. All group health plans of Bancorp and FFBC, including any plans of current and former Affiliates of Bancorp or FFBC that must be taken into account under
Section 4980B of the Code or Section 601 of ERISA or the requirements of any similar state law regarding insurance continuation, have been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA to the extent such requirements are applicable. All payments due from any Bancorp Benefit Plan (or from Bancorp or FFBC with respect to any Bancorp Benefit Plan) have been made, and all amounts properly accrued to date as liabilities of Bancorp or any Bancorp Subsidiary that have not yet been paid have been properly recorded on the books of Bancorp or FFBC, as appropriate.

         5.18 Accuracy of Information. The statements made by Bancorp and FFBC in the Agreement and in any other written documents executed and/or delivered by or on behalf of Bancorp and FFBC pursuant to the terms of the Agreement are true and correct in all material respects.

         5.19 Knowledge as to Conditions. Bancorp and FFBC know of no reason relating to Bancorp and FFBC why the approvals, consents and waivers of governmental authorities referred to in Section 5.5 should not be obtained.

         5.20 Other Transactions. Nothing contained herein shall in any manner limit the ability of Bancorp and FFBC to acquire additional banking institutions or other corporations, either before or after the Effective Date, for such consideration (cash, notes, common or preferred stock) and upon such terms and conditions as Bancorp deems appropriate. Notwithstanding the foregoing, Bancorp will not, and will cause its subsidiaries to not, make or agree to make any acquisition or take any action that materially adversely affects its ability to consummate the transactions contemplated hereby in a reasonably timely manner.

         5.21 Full Disclosure. No representation or warranty made herein or in any Disclosure Schedule by Bancorp and FFBC, nor any statement or certificate given or to be given to Delta pursuant hereto, or with respect to the transaction contemplated hereby, contains or will contain any untrue statements of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading and Bancorp has made, and will make in good faith on or before the Closing Date, full disclosure of all material facts with respect to the physical condition of the properties and assets of Bancorp and with respect to the financial condition, liabilities and operation of Bancorp.


                                   ARTICLE VI.

                            COVENANTS OF THE PARTIES

         6.1      Conduct of Delta's Business.

         (a) Unless the prior written consent of FFBC shall have been obtained (which shall not be unreasonably withheld) and except as otherwise contemplated herein, Delta will, and Delta shall cause the Subsidiary to:

                  (i) operate its businesses in the ordinary course in accordance with past business practices, except however, as of the date of this Agreement and thereafter, Delta's residential construction lending activities shall be limited as detailed at Schedule 6.1 herein;

                  (ii) use its best efforts to preserve intact its business organization and assets, maintain their rights and franchises, retain the services of its officers and key employees (except that it shall have the right to terminate the employment of any officer or key employee in accordance with established employment procedures) and maintain its relationships with customers;

                  (iii) maintain its corporate existence in good standing and file all required Delta Reports (as defined in Section 13.6 hereof);

                  (iv) use its best efforts to maintain and keep their properties in as good repair and condition as at present, except for ordinary wear and tear;

                  (v) use its best efforts to keep in full force and effect adequate fire, casualty, public liability, employer fidelity and other insurance coverage and bonds comparable in amount and scope of coverage to that now maintained by it and, in the event that Delta is unable to keep such insurance and bonds in full force and effect, to provide prompt notice of such failure to FFBC and Bancorp;

                  (vi) perform all material obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

                  (vii) use its best efforts to comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws and regulations;

                  (viii) as soon as reasonably practicable, furnish FFBC copies of all of Delta's periodic reports filed with the OTS and the FDIC subsequent to the date hereof;

                  (ix) Delta shall (i) give Bancorp prompt written notice of the receipt of any notice from a stockholder of his intent to demand payment for his shares, (ii) not settle or offer to settle any such demands without the prior written consent of Bancorp and (iii) not, without the prior written consent of Bancorp, waive any failure to timely deliver a written objection to the Merger and a demand for appraisal of such shares in accordance with applicable law; and

                  (x) immediately upon the execution of this Agreement, direct its accountants and attorneys to give FFBC and Bancorp access to all relevant and material information, documents and working papers pertaining to Delta.

         (b) Negative Covenants. Except as specifically contemplated by this Agreement, from the date hereof until the Effective Date, Delta shall not do, nor cause the Subsidiary to do, without the prior written consent of FFBC and Bancorp, any of the following:

                  (i) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument or enter into or extend any material agreement (including existing employment agreements) or lease, except in the ordinary course of business consistent with past business practices or in connection with the transactions contemplated and permitted by the Agreement. Notwithstanding the foregoing, the term of the employment agreement between Delta and Mr. Lesley R. McPherson, Vice President, may be extended up to a term ending on June 1, 1998, within the discretion of Delta. Notwithstanding the foregoing, the employment agreement between Delta and Mr. Humphries may be amended within the discretion of Delta to provide for an extension of the term of the employment agreement for a term ending on June 1, 2000, provided that any such amendment also provides that such individual shall not, other than as requested by Delta, or any successor to Delta, engage in employment or other professional activities for the benefit of a financial institution or other business entity involved in transactions involving banking, mortgage lending, consumer debt financing, business financing, accepting of retail insured deposits and other related activities currently engaged in by Delta, or any succesor to Delta, within a one hundred mile radius of Delta, Colorado, for a period of not less than eighteen months from the date of termination of employment with Delta or any successor to Delta, if later, without the prior written consent of Delta or any successor to Delta.

                  (ii) (A) grant any material increase in compensation to its directors or grant any increase in compensation to its officers and employees either individually or as a class, except routine periodic increases and performance bonuses pursuant to Delta's existing bonus plan in the ordinary course of business and in accordance with past practices or as required by law, (B) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) that would increase its retirement benefit liabilities, (C) adopt, enter into, amend or modify any Delta Benefit Plan, or (D) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers, except as contemplated by the Agreement; provided, however that any bonuses pursuant to Delta's bonus plan shall be limited to 115% of the awards granted in fiscal 1996;

                  (iii) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock other than in accordance with past practice as detailed at Section 8.8 hereinafter;

                  (iv) (A) except pursuant to the exercise of existing options as of the date of this Agreement, redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of their capital stock or any such securities or obligations;
         (B) subject to the fiduciary obligations of Delta's Board of Directors, merge with or into any other corporation, savings institution or bank, permit any other corporation, savings institution or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (C) purchase or otherwise acquire any substantial portion of the assets, or more than five percent (5%) of any class of stock, of any corporation, savings institution, bank or other business; (D) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practices; or (E) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

                  (v) except pursuant to the exercise of existing options as of the date of this Agreement, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of its capital stock of any class (including shares held in treasury), any debt instrument having a right to vote or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities;

                  (vi) except to the extent legally required for the discharge by the board of directors of its fiduciary duties, Delta shall direct, and shall use its best efforts to cause its directors, employees, agents and representatives not to, during the period beginning on the date hereof and ending on the first to occur of (a) the Effective Date or (b) the termination of this Agreement (i) sell or arrange for the sale of any Delta capital stock; (ii) negotiate, solicit or encourage or authorize any person to solicit from any third party any proposals relating to the merger or consolidation of Delta, disposition of the business or assets of Delta or the acquisition of the capital stock or the common stock or Delta; or (iii) make any information concerning Delta available to any person for the purpose of affecting or causing a merger, consolidation or disposition of Delta or their assets or common stock.

                  (vii) propose or adopt any amendments to Delta's Charter or bylaws, except such amendments as may be required to consummate the transactions contemplated by this Agreement;

                  (viii) enter into an agreement in principle with respect to any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

                  (ix) except in its fiduciary capacity, purchase any shares of capital stock of Bancorp;

                  (x) change any of its methods of accounting in effect at September 30, 1996, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending September 30, 1996, except as may be required by law or generally accepted accounting principles;

                  (xi) willfully take action which would or is reasonably likely to (i) adversely affect the ability of either of Bancorp, FFBC or Delta to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect Delta's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Articles X and XI not being satisfied;

                  (xii) change in any material respect the lending, investment, deposit, asset and liability management and other material policies concerning the business of Delta, unless required by law or regulation or, with respect to lending or depository activities, unless such change is made in response to market conditions;

                  (xiii) file any applications or make any contract with respect to branching by Delta (whether de novo or by purchase, sale or relocation);

                  (xiv) form any new subsidiary or cause or permit a material change in the activities presently conducted by Delta or make additional material investments in subsidiaries or enter into or invest in any partnership, joint venture or other business enterprise;

                  (xv) purchase any debt securities or derivative securities including collateralized mortgage obligations or real estate mortgage investment conduits products that are defined as "high risk mortgage securities" under OTS Thrift Bulletin No. 52;

                  (xvi)agree in writing or otherwise to do any of the foregoing.

         6.2 Covenants of Bancorp. Except as set forth in Schedule 6.2 of the Bancorp Disclosure Schedule or as otherwise contemplated by this agreement or consented to in writing by Delta, Bancorp shall not, and shall not permit FFBC to:

                  (a) solely, in the case of Bancorp, declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock; provided, however, that nothing contained herein shall prohibit Bancorp from increasing the quarterly cash dividend of the Bancorp Common Stock;

                  (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article IX not being satisfied, or in a violation of any provision of this agreement except in every case, as may be required by applicable law;

                  (c)take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code;

                  (d) amend its Articles of Incorporation or Bylaws or other governing instrument in a manner which would adversely affect in any manner the terms of the Bancorp Common Stock or the ability of Bancorp to consummate the transactions contemplated hereby;

                  (e) make any acquisition that individually or in the aggregate can reasonably be expected to materially adversely affect the ability of Bancorp to consummate the transactions contemplated hereby in a reasonably timely manner, or enter into any agreement providing for, or otherwise participate in, any merger, consolidation or other transaction in which Bancorp or any surviving corporation may be required not to consummate the Merger or any of the other transactions contemplated hereby in accordance with the terms of this Agreement; or

                  (f) engage in any conversations or negotiations with any existing loan origination correspondent of Delta prior to the closing of the Merger, without the prior consent of Delta, such consent shall not unreasonably be withheld.

                  (g)      agree to do any of the foregoing.

         6.3 Reports. The Parties will use their best efforts to keep the other Parties fully informed concerning all trends and developments of which it becomes aware that may have a material adverse effect upon the business, properties or condition (either financial or otherwise) of Delta, FFBC or Bancorp, as the case may be.

         6.4 Breaches. The Parties shall, in the event they become aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the other Party and use their best efforts to prevent or promptly remedy the same.

         6.5 Consents and Approvals. The Parties shall use their best efforts to assist the Parties in obtaining the consents and approvals referenced in Section
8.3 hereof.

         6.6      Non-Solicitation.

         (a) Delta shall not (i) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to any Acquisition Transaction (as defined below) or a potential Acquisition Transaction with respect to itself or (ii) (A) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or proposal, or (B) enter into any agreement, arrangement, or understanding (whether written or oral) regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate this Agreement, or compensating it under any of the instances described in this clause. Delta shall immediately instruct and otherwise use its best efforts to cause its directors, officers, employees, agents, advisors (including, without limitation, any investment banker, attorney, or accountant retained by it), consultants and other representatives to comply with such prohibitions. Delta shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to such activities. Notwithstanding the foregoing, Delta may provide information at the request of or enter into negotiations with a third party with respect to an Acquisition Transaction if the Board of Directors of Delta determines, in good faith, that the exercise of its fiduciary duties to Delta's stockholders under applicable law, as advised in a written opinion issued by its counsel, requires it to take such action, and, provided further, that Delta may not, in any event, provide to such third party any information which it has not provided to Bancorp or FFBC. Delta shall promptly notify Bancorp or FFBC orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of any relevant facts relating to such inquiries, along with a summary of the written opinion of its counsel. This Section shall not prohibit accurate disclosure by Delta in any document (including the Proxy Statement and the Registration Statement) or other disclosure to the extent required under applicable law if in the opinion of the Board of Directors of Delta, disclosure is required under applicable law as to transactions contemplated hereby.

         (b) "Acquisition Transaction" shall, with respect to Delta, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with Delta, (ii) a purchase, lease or other acquisition of all or substantially all the assets of Delta, (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 20.0% or more of the voting power of Delta, but excluding the acquisition of beneficial ownership by any employee benefit plan maintained or sponsored by Delta, (iv) a tender or exchange offer to acquire securities representing 20.0% or more of the voting power of Delta, (v) a public proxy or consent solicitation made to stockholders of Delta seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the Board of Directors of Delta,
(vi) the filing of an application or notice with the Federal Reserve Board, the OTS, or any other federal or state regulatory authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above, or (vii) the making of a bona fide proposal to Delta or its stockholders by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.


                                  ARTICLE VII.

                         INVESTIGATION - CONFIDENTIALITY

         7.1      Access to Information.

         (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Delta shall, and shall cause the Subsidiary to, afford to the officers, employees, accountants, counsel and other representatives of Bancorp and FFBC, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, Delta shall, and shall cause the Subsidiary to, make available to Bancorp and FFBC (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which Delta is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Bancorp and FFBC may reasonably request. Neither Delta nor the Subsidiary shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Delta customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Bancorp will hold all such information in confidence to the extent required by, and in accordance with, the provisions of this Agreement.

         (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Bancorp shall, and shall cause its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Delta, access, during normal business hours during the period prior to the Effective Time, to such information regarding Bancorp and its subsidiaries as shall be reasonably necessary for Delta to fulfill its obligations pursuant to this Agreement to prepare the Proxy Statement or which may be reasonably necessary for Delta to confirm that the representations and warranties of Bancorp and FFBC contained herein are true and correct and that the covenants of Bancorp and FFBC contained herein have been performed in all material respects. Neither Bancorp nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Bancorp's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Delta will hold all such information in confidence to the extent required by, and in accordance with, the provisions of this Agreement.

         7.2 Confidentiality. Until the Closing Date, neither Bancorp nor Delta shall, without the prior written consent of the other party, disclose to third parties, and shall use care to assure that their directors, officers, employees, and advisers do not disclose to third parties, any confidential information, which shall include all information received from Bancorp or Delta in the course of discussing, investigating, negotiating and performing the transactions contemplated by this Agreement, whether such information has been obtained before or after the date of execution of this Agreement. The term "confidential information" does not include information which (i) is known to Bancorp or FFBC, their directors, officers, employees, or advisers, prior to its disclosure to Bancorp by Delta; (ii) is or becomes publicly known or available; or (iii) is independently developed or discovered by Bancorp or FFBC, their directors, officers, employees, or advisers outside of the discussions, investigations, negotiations and performance contemplated by this Agreement. "Third parties" do not include directors, officers, employees, or advisors of Delta.

         In the event that the Merger contemplated by this Agreement is not consummated, or this Agreement is otherwise terminated, the Parties shall promptly return to each other all such confidential information (and all copies thereof), without retaining any copies, or to the extent agreed by Bancorp, FFBC or Delta, as the case may be, shall destroy information and documents not to be returned, including all electronic images, and confirm such destruction in writing to any other Party; and thereafter all such information shall continue not to be disclosed by Bancorp, FFBC or Delta, as the case may be, and their directors, officers, employees, or advisors to third parties without the other Party's written consent.


                                  ARTICLE VIII.

                              ADDITIONAL AGREEMENTS

         8.1 Delta Shareholders' Meeting. Delta shall, as soon as is reasonably practicable but in no event later than September 15, 1997, call and hold a meeting of their shareholders (the "Shareholders' Meeting") to submit for shareholder approval this Agreement and any amendments to Delta's Charter deemed necessary to effectuate the Agreement. The Board of Directors of Delta will, subject to their fiduciary obligations, recommend that holders of Delta Common Stock, vote in favor of and approve this Agreement at the Shareholders' Meeting.

         8.2      Proxy Statement for Shareholders' Meetings.

         (a) For the purposes of holding the Shareholders' Meeting, Delta and Bancorp shall prepare an appropriate joint proxy statement(s) and prospectus satisfying all applicable legal requirements of the applicable statutes, rules and regulations (said proxy statement(s), together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement").

         (b) As soon as practicable after the date hereof, Bancorp and Delta shall file the Proxy Statement with the OTS and the SEC, as may be applicable, and use its best efforts to respond to the comments of the OTS and the SEC and to obtain the clearance of the OTS and the SEC for mailing the Proxy Statement. Promptly after the Proxy Statement is cleared by the OTS and the SEC, Delta and Bancorp shall mail the Proxy Statement to all holders of record of shares of Delta Common Stock who are holders on the record date for the Shareholders' Meeting.

         8.3 Cooperation: Regulatory Approvals. The Parties shall cooperate, and shall cause each of their affiliates and subsidiaries to cooperate, in the preparation and submission by them, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the OTS, the FDIC, the Department of Justice ("DOJ"), other regulatory authorities, including such filings and approvals as are required to be made or obtained under the securities or "blue Sky" laws of various states in connection with the issuance of the shares of Bancorp Common Stock pursuant to this Agreement, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by the Agreement. Each party will have the right to review and comment on such applications, petitions and other documents and materials and shall furnish to the other copies thereof promptly after filing or submission thereof. At the date hereof, none of the parties is aware of any reason that the regulatory approvals required to be obtained by it would not be obtained. The obligation to take action as provided in this Section 8.3 shall not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order or approval of, or any exemption by, any party that in the reasonable judgment of the Boards of Directors of Bancorp or Delta would so materially and adversely impact the economic or business benefits to Bancorp or Delta, as appropriate, from the transaction contemplated by this Agreement so as to render inadvisable the consummation of the Merger. In the event of a restraining order or injunction which prevents the Closing by reason of the operation of Section 11.3, each of the parties hereto shall use its respective best efforts to cause such order or injunction to be lifted and the Closing to be consummated as soon as reasonably practicable.

         8.4 Organization and Qualification of Interim, FFBC and Bancorp. FFBC, Interim and Delta shall enter into a merger agreement in substantially the form attached as Exhibit A to this Agreement and shall cause the Parties to take such action as is provided in this Agreement to consummate the Merger.

         8.5 Reports. Prior to the Effective Date, Delta shall prepare and file with the OTS and the FDIC as the case may be, as and when required all Delta Reports. Delta shall prepare such Delta Reports so that (a) they comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they are filed and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) with respect to any Delta Reports containing financial information of the type included in Delta's financial statements, the financial information (i) is prepared in accordance with generally accepted accounting principles and practices as utilized in Delta's financial statements applied on a consistent basis, (ii) presents fairly the consolidated financial condition of Delta at the dates, and the consolidated results of operations and cash flows for the periods, stated therein and (iii) in the case of interim fiscal periods, reflects all adjustments, consisting only of normal recurring items, subject to year-end audit adjustments.

         8.6 Brokers or Finders. Each of Bancorp and Delta represents that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except the Financial Advisor, whose fees and expenses will be paid by Delta, in accordance with the agreement with such firm, and each of Bancorp and Delta respectively agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

         8.7 Additional Agreements: Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Agreement, subject to the appropriate vote of the shareholders of Delta described in Section 8.1, including cooperating fully with the other party. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Bancorp with full title to all properties, assets, rights, approvals, immunities and franchises of Delta, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         8.8 Release of Information. Bancorp, FFBC and Delta agree that prior to making any public announcement with respect to the transactions contemplated by this Agreement, the Parties will consult with each other and will use their best efforts either to agree upon the text of the proposed joint announcement to be made by the Parties or to obtain the other's approval (which approval shall not be unreasonably withheld) of the text of an announcement to be made solely on behalf of such party. In the event that the Parties do not ultimately agree on the text of any proposed public announcement, no such disclosure shall be made unless the party seeking to make an announcement is advised by counsel that its failure to do so would be reasonably likely to constitute a violation of law.

         8.9      Subsequent Interim Financial Statements.

         (a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement (other than the last quarter of each fiscal year), Bancorp will deliver to Delta, Bancorp's quarterly report of Form 10-Q, as filed with the SEC under the Exchange Act, and as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, Bancorp will deliver to Delta, Bancorp's Annual Report on Form 10-K, as filed with the SEC under the Exchange Act.

         (b) As soon as reasonably available and in accordance with past practice, Delta will deliver to Bancorp, Delta's Office of Thrift Supervision Thrift Financial Report and quarterly report to shareholders, and as soon as reasonably available, following the end of each fiscal year, Delta will deliver to Bancorp, Delta's Annual Report to Stockholders.

         8.10     Employee Matters.

         Future employment of the employees of Delta will be based on FFBC's staffing needs. The ultimate decisions relating to the retention, assignment and compensation of personnel will be the responsibility of management of FFBC. To the extent that as of the Closing Date employment with FFBC is not scheduled to commence following the Closing Date by a Delta employee employed by Delta as of the Closing Date and at work at Delta within the six business day period prior to the Closing Date, Delta employees as of the Closing Date shall receive severance benefits in accordance with Delta's severance plan in effect as of March 3, 1997, with a minimum benefit of eight (8) weeks base pay and the costs of continuing medical insurance coverage to participants as in effect as of the Closing Date under the programs offered by FFBC for a period of two months paid by FFBC. Thereafter, such terminated former Delta employees shall be eligible to continue such medical insurance at their own personal expense in accordance with applicable law ("COBRA Rights"). Such severance benefits shall not be applicable to employees referenced at Section 8.19(b) who have entered into written agreements with Delta.

         8.11 Board Members. The existing members of the Board of Directors of FFBC as of the Closing date will continue to be the board members of FFBC.

         8.12 Breaches. Bancorp, FFBC and Delta, as the case may be, shall, in the event they become aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the other party and use their best efforts to prevent or promptly remedy the same.

         8.13     Payment upon Termination - Subsequent Acquisition Transaction.

         (a) Delta hereby  agrees,  if following the execution of the Agreement:
(i) Delta enters into an agreement to complete an Acquisition Transaction prior to the termination of the Agreement, or (ii) within fifteen months after the termination of the Agreement, Delta enters into an Acquisition Transaction, Delta shall pay FFBC compensation and damages totalling $500,000, in addition to any payments that may be required in accordance with Section 8.13(b) herein. Notwithstanding the foregoing, payments pursuant to this Section 8.13(a) shall not be required in the event of termination of the Agreement pursuant to Sections 12.1(a) or 12.1(b)(v), or in the event that Delta shall receive reimbursements pursuant to Section 8.13(c) of the Agreement.

         (b) In the event that Delta refuses to consummate the Merger after all of the conditions in Article X and XI have been satisfied or waived, or in the event that this Agreement is terminated by Bancorp and FFBC by reason of the breach by Delta of any of its material representations, warranties, covenants or agreements contained herein, or by reason of the willful breach of any of Delta's representations, warranties, covenants or agreements contained herein, then, in lieu of any other rights or remedies of Bancorp and FFBC, Delta shall reimburse FFBC for its expenses not to exceed $125,000. Such amount shall be in addition to, and in no way limit any payments that may be required in accordance with Section 8.13(a) herein.

         (c) In the event that Bancorp or FFBC refuses to consummate the Merger after all of the conditions in Article IX and XI have been satisfied or waived, or in the event that this Agreement is terminated by Delta by reason of the breach by Bancorp or FFBC of any of their material representations, warranties, covenants or agreements contained herein, or by reason of the willful breach of any of Bancorp's or FFBC's representations, warranties, covenants or agreements contained herein, then, in lieu of any other rights or remedies of Delta, Bancorp shall reimburse Delta for its expenses not to exceed $125,000.

         8.14 Supplements to Disclosure Schedules. Bancorp, FFBC and Delta will promptly supplement or amend their Disclosure Schedules with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. No supplement or amendment to the Disclosure Schedules will have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 10.2 and 11.1 hereof.

         8.15 Confidentiality. Bancorp, FFBC and Delta agree to treat as strictly confidential and agrees not to divulge to any other person, natural or corporate (other than employees of, and attorneys and accountants for, such party) any proprietary financial statements, schedules, contracts, agreements, instruments, papers, documents and other information relating to Delta, FFBC or Bancorp (as the case may be) by which it may come to know or which may come into its possession during the course of its due diligence investigation of Delta, FFBC or Bancorp, as the case may be, and, if the transactions contemplated hereby are not consummated for any reason, Bancorp agrees promptly to return to Delta (and Delta to Bancorp) all written proprietary material furnished in connection with such investigation.

         8.16 Due Diligence. Bancorp, FFBC and Delta shall complete their due diligence review of the books, records and operations of the other parties within thirty days of the date of this Agreement. If written notice of an objection is not received within a thirty (30) day period of the date of this Agreement, it will be assumed that the due diligence review has been completed to the satisfaction of the parties. Notwithstanding the foregoing, FFBC shall have 45 days from the date of execution of this Agreement to cause an independent environmental consultant of its choice to inspect and audit at FFBC's expense, the assets and real property of Delta and the Subsidiary for the evaluation and determination of the existence of any and all environmental conditions and any and all violations of environmental laws, as is commonly referred to as a Phase I environmental study (the "Environmental Audit"). If such Environmental Audit discovers any environmental condition that FFBC reasonably finds unacceptable within its sole discretion ("Environmental Condition"), FFBC may terminate this Agreement by delivery of written notice of termination on or before the day which is forty-five (45) days from the date of the Agreement, which notice shall identify such Environmental Condition. Delta shall have 45 days from the receipt of such notice of termination to undertake such actions as are necessary to the reasonable satisfaction of FFBC to cure such defects or conditions in which case such notice of termination shall be deemed withdrawn. FFBC shall furnish Delta with a copy of the results of such Environmental Audit within three (3) business days of receipt of such report. The result of such Environmental Audit shall not be disclosed to any third party without the prior written consent of the Parties. Further, FFBC may contract with an independent firm at its own expense to conduct structural, engineering and mechanical inspections of the premises and Leasehold improvements related to Delta's office building within 30 days from the signing of the Agreement. Delta shall provide reasonable access to the property and leasehold improvements during these time periods. The inspection may include, but not be limited to, areas of heating, air conditioning, plumbing, roof, electric, basement, well, septic, insulation, radon, termite, structure of the premises, banking equipment and related matters. Delta shall also allow samples to be taken of the contents of the building and the surrounding property, including test borings, to determine the presence of underground storage tanks and or ground/water contamination. Should the inspection report be reasonably unacceptable to FFBC and Delta is unable to cure within 30 days, FFBC within its sole discretion, may void the Agreement. Time periods of the inspection may be expanded for a reasonable period of time pending delivery of laboratory results.

         8.17 Indemnification of Directors and Officers. FFBC will continue to indemnify officers and Directors of Delta for prior acts in accordance with the provisions of FFBC bylaws and applicable OTS regulations for a period of three years from the Merger date. Ongoing insurance will be provided for the retained officer(s) under the policy of FFBC.

         8.18 Dividends. Delta will continue its ongoing semi-annual dividend policy through the Closing Date in accordance with past practice.

         8.19     Other Benefits Matters.

         (a) Employee Stock Ownership Plan. On or before the Merger date, Delta will terminate the Delta Federal Savings Bank ESOP and distribute such plan assets to plan participants.

         (b)      Employment Agreements.

                  (i) Except as set forth below, Delta shall not initiate the termination of the employment of David A. Humphries, President, or Lesley R. McPherson, Vice President, (collectively, the "Officers") absent termination for cause, or the death or disability of the employee, prior to the Closing, nor shall Delta make any payment under any employment agreements between Delta and either or both Officers associated with the Merger prior to the Closing without the prior written consent of FFBC.

                  (ii) Payments under the Employment Agreements between Delta and the Officers (the "Employment Agreements") shall be paid in accordance with their respective Employment Agreements, provided however, in the case of Mr. Humphries, prior to the receipt of such payments in accordance with termination of employment under the Employment Agreement, Mr. Humphries shall enter into a written agreement with FFBC that provides that such individual shall not, other than as requested by Bancorp or FFBC, engage in employment or other professional activities for the benefit of a financial institution or other business entity involved in transactions involving banking, mortgage lending, consumer debt financing, business financing, accepting of retail insured deposits and other related activities currently engaged in by Delta, Bancorp and FFBC within a one hundred mile radius of Delta, Colorado, for a period of not less than eighteen months from the date of termination of employment with Delta, without the prior written consent of FFBC.

                  (iii) As of the Closing, Delta shall terminate the employment of Mr. David Humphries, President and Mr. Lesley R. McPherson, Vice President, and shall immediately pay such individuals in the form of a lump sum payment the amounts due such individuals under the Employment Agreements. Prior to such payments by Delta, Delta shall furnish FFBC with documentation of the calculation of such payments. As of the Closing, FFBC may enter into an agreement with the Officers setting forth the terms of any future employment relationship between FFBC and the Officers.

                  (iv) On or prior to the Closing Date, the Officers shall execute an agreement whereby such Officers shall acknowledge and consent that the opportunity to participate in the group medical insurance program sponsored by FFBC for its employees, as may be amended from time to time, shall be accepted as constituting benefits which are substantially the same health benefits as are

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



         offered by Delta for its executive officers, and that eligibility to participate in such FFBC plans shall satisfy the applicable provisions of the Employment Agreements.

         (c) Such Delta employees employed by FFBC as of the Closing Date will be eligible thereafter to receive the same employee benefits, including but not limited to medical insurance, vacation pay, sick leave, and severance pay as are extended to FFBC's other similarly situated employees, giving effect to all prior years of service with Delta prior to the Closing Date (with no uninsured waiting periods or pre-existing condition limitations being imposed on otherwise eligible employees). With respect to any Code Section 401(a) plans of FFBC, such employees shall have all prior Delta service recognized for purposes of eligibility to participate and benefits vesting under such plans, but not with regard to benefits accrual.

         (d) As of the Closing Date, Delta shall take such actions that are necessary to pay all liabilities for all wages payable through the Closing Date as of the Closing Date. FFBC shall not assume any liabilities with respect to wages or benefits earned or accrued by Delta employees prior to the Closing Date; provided however, with respect to Delta employees that shall as of the Closing Date be employed by FFBC, all accrued but unused vacation time shall be maintained by FFBC. With respect to Delta employees that shall terminate employment as of the Closing Date, all accrued vacation shall be paid as of the Closing Date, provided however, such payments for accrued vacation shall not exceed the annual vacation benefit payable to any such terminating employee pro rata based upon the product of (.08333) times the number of calendar months that have commenced in the calendar year, plus any prior year carryover allowances, multiplied by the hourly rate of pay in effect as of the Closing Date.


         8.20 Accountants' Letters. Delta shall use its reasonable efforts to cause to be delivered to the other party a letter of its independent public accountants dated (i) the date on which the S-4 shall become effective and (ii) a date shortly prior to the Effective Time, and addressed to Bancorp and FFBC, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Financial Accounting Standards No. 72.

         8.21 Stock Exchange Listing. Bancorp shall use all reasonable efforts to cause the shares of Bancorp Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, as of the Effective Time.

         8.22 Directors. Delta shall cause each of its directors to deliver to FFBC and Bancorp duly signed resignations which resignations shall be effective as of the Effective Time.


                                   ARTICLE IX.

                CONDITIONS TO THE OBLIGATIONS OF BANCORP AND FFBC

         The obligations of Bancorp and FFBC under this Agreement to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction or written waiver by Bancorp of the following conditions:

         9.1 No Material Adverse Effect. Except as disclosed in Schedule 4.5 to the Delta Disclosure Schedule and except for general changes in market interest rates, payments due under any employment agreements or benefit plans which may be modified, altered or terminated in connection with this Agreement and the transactions contemplated hereby, costs and expenses relating to this Agreement and the transactions contemplated hereby, there shall not have been any material adverse change, or discovery of a condition or the occurrence of any event that has or is likely to result in such a change, in the financial condition, results of operations or business of Delta from December 31, 1996 to the Closing Date.

         9.2 Representations and Warranties. Each of the representations and warranties by Delta contained in this Agreement shall be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) at, or as of, the date of this Agreement and (except to the extent such representation speaks as of an earlier date) and as of any date subsequent, until and including the Closing Date (except as otherwise contemplated or permitted by this Agreement) as though such representations and warranties were made on and as of said date. Any information provided by Delta pursuant to Section 8.12 hereof as a supplement to the Delta Disclosure Schedule shall be true and correct in all material respects as of the date such information is supplied to Bancorp.

         9.3 Performance and Compliance. Delta shall have performed or complied in all material respects with all covenants and agreements required by the Agreement to be performed and satisfied by them on or prior to the Closing Date.

         9.4 No Proceeding or Litigation. On the Closing Date, no suit, action or proceeding shall be pending or overtly threatened, and no liability or claim shall have been asserted against Delta involving any of the assets, properties, business or operations of Delta that would reasonably be expected to have a Material Adverse Effect.

         9.5 Consents Under Agreements. Bancorp shall have received the consent or approval of each person whose consent or approval shall be required in order to permit consummation of the Merger under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument to which Delta is a party or to which its respective property is subject, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Bancorp, whether prior to (if applicable) or following the consummation of the transactions contemplated hereby.

         9.6 No Amendments to Resolutions. Neither the Board of Directors of Delta nor any committees thereof shall have amended, modified, rescinded or repealed the resolutions adopted by such Boards of Directors with respect to the Agreement or shall have adopted any other resolutions in connection with the Agreement and the transactions contemplated hereby which are inconsistent with such resolutions, except resolutions adopted consistent with the express rights of Delta under the Agreement.

         9.7 Certificate of Delta Officers. Delta shall have furnished Bancorp a certificate, signed by their Chief Executive Officer and Chief Financial Officer, dated the Closing Date, to the effect, based on his knowledge, that the conditions described in Sections 9.1, 9.2, 9.3, 9.4, 9.5, and 9.6. of this Agreement have been fully satisfied.

         9.8 Satisfactory Completion of Due Diligence. Bancorp and FFBC shall have completed their due diligence procedures within the time period set forth in Section 8.16 of this Agreement, and nothing adverse will have come to its attention to cause Bancorp to desire to terminate or amend this Agreement.

         9.9 Maintenance of Stockholders' Equity of Delta. As of the Closing Date, Delta shall have not less than $3.5 million of stockholder's equity, except for such reductions that may be agreed to by the Parties as detailed at
Schedule 9.9 herein.


                                   ARTICLE X.

                     CONDITIONS TO THE OBLIGATIONS OF DELTA

         The obligations of Delta under this Agreement to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction or written wavier by Delta of the following conditions:

         10.1 Representations and Warranties. All representations and warranties of Bancorp and FFBC contained in this Agreement shall be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) at, or as of, the date of this Agreement and (except to the extent such representation speaks as of an earlier date) and as of any date subsequent, until and including the Closing Date (except as otherwise contemplated or permitted by this Agreement) as though such representations were made on and as of said date. Any information provided by Bancorp and FFBC pursuant to Section 8.12 hereof as a supplement to the Bancorp Disclosure Schedule shall be true and correct in all material respects as of the date such information is supplied to Delta.

         10.2 Performance and Compliance. Bancorp and FFBC shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed and satisfied by it on or prior to the Closing Date.

         10.3 Corporate Proceedings. All action required to be taken by, or on the part of Bancorp to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by Bancorp and Bancorp.

         10.4 Certificate of Bancorp Officers. Bancorp and FFBC shall have furnished to Delta a certificate, signed by its Chief Executive Officer and its Chief Financial Officer and dated the Closing Date, to the effect, based on their best knowledge, that the conditions described in Sections 10.1, 10.2 and
10.3 of this Agreement have been satisfied.

         10.5 Opinion of Financial Advisor. Within five days prior to the mailing of the Proxy Statement, Delta shall have received the opinion of the Financial Advisor, to the effect that, the consideration to be received in the Merger by Delta shareholders is fair to Delta's shareholders from a financial point of view.


                                   ARTICLE XI.

                  CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES

         In addition to the provisions of Articles IX and X hereof, the obligations of Bancorp and Delta to cause the transactions contemplated herein to be consummated, shall be subject to the satisfaction or written waiver by both Bancorp and Delta of the following conditions:

         11.1 Governmental Approvals. The parties hereto shall have received all necessary approvals of the transactions contemplated by the Agreements from governmental agencies and authorities, including, without limitation, those of the OTS, the FDIC, and the DOJ, and each of such approvals shall remain in full force and effect and all statutory waiting periods in connection therewith shall have expired at the Closing Date and such approvals and the transactions contemplated thereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding.

         11.2 Registration Statement. The Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of such Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the SEC. All state securities and "blue sky" permits or approvals required (in the opinion of Bancorp) to carry out the transactions contemplated by this Agreement shall have been received;

         11.3 No Injunctions or Restraints. No suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency by the federal or any state government in which it is sought to restrain or prohibit the consummation of the Merger and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

         11.4 Delta Shareholder Approval. This Agreement shall have been duly approved by the affirmative vote of at least two-thirds of the outstanding shareholders of Delta as contemplated by Section 8.1 hereof.

         11.5 Corporate Proceedings. The obligations of the parties to this Agreement required to be performed at or prior to the Closing Date shall have been duly performed and complied with in all material respects. All action required to be taken by, or on the part of, the parties to this Agreement to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by the parties hereto.

         11.6 Legal Opinions. Bancorp shall have received from legal counsel to Delta a written opinion pertaining to the transactions herein provided for, dated the Effective Date, in form and substance acceptable to counsel for Bancorp.

         11.7 Tax Opinion. Unless waived by Bancorp, Bancorp shall have received an opinion of its counsel to the effect that the transaction will constitute a tax free reorganization within the meaning of Section 368 of the Internal Revenue Code.

     11.8 Stock Exchange Listing. The share of Bancorp Common Stock to be issued in the Merger shall be approved for listing on the Nasdaq National Market, subject to official notice of issuance, as of the Effective Time.

                                  ARTICLE XII.

                                   TERMINATION

         12.1 Reasons for Termination. This Agreement may be terminated and the Merger abandoned at any time before the Closing Date, whether before or after the approval or adoption of the Agreements by the shareholders of Delta:

         (a) By mutual written consent of the Board of Directors of Bancorp, the Board of Directors of Delta and the Board of Directors of FFBC;

         (b) By written notice from Bancorp and FFBC to Delta if:

                  (i) any condition set forth in Article IX of this Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing; or

                  (ii) any condition set forth in Article XI of this Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing, provided, however, Bancorp shall not have the right to terminate this Agreement pursuant to this Section 12.1(b)(ii) if any condition imposed by Section 11.1 hereof was not met due to the failure of Bancorp or FFBC to perform or observe the covenants and agreements set forth in this Agreement; or

                  (iii) any warranty or representation as set forth in Article IV hereof made by Delta shall be discovered to be or to have become untrue or incorrect in any material respect, or where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be discovered to be or to have become untrue or incorrect in any respect taking into consideration the standard of materiality contained therein, in either case where any such breach has not been cured within thirty (30) days following receipt by Bancorp or FFBC of notice of such discovery; or

                  (iv) Delta shall have breached one or more provisions of the Agreement in any material respect considering all such breaches in the aggregate, where such breach has not been cured within thirty (30) days following receipt by Bancorp of notice of such breach; or

                  (v) Bancorp has determined, upon completion of its due diligence conducted pursuant to Section 8.16 of this Agreement, that the financial condition and/or operations of Delta are materially different than previously represented by Delta to Bancorp.

         (c) By written notice from Delta to Bancorp, which has been approved by the Board of Directors of Delta, if

                  (i) any condition set forth in Article X of this Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing; or

                  (ii) any condition set forth in Article XI of this Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing, provided, however, Delta shall not have the right to terminate this Agreement pursuant to this Section 12.1(c)(ii) if any condition imposed by Section 11.1 hereof was not met due to the failure of Delta to perform or observe the covenants and agreements set forth in this Agreement; or

                  (iii) any warranty or representation as set forth in Article V hereof made by Bancorp or FFBC shall be discovered to be or to have become untrue or incorrect in any material respect, or where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be discovered to be or to have become untrue or incorrect in any respect taking into consideration the standard of materiality contained therein, in either case where any such breach has not been cured within thirty (30) days following receipt by Delta of notice of such discovery; or

                  (iv) Bancorp shall have breached one or more provisions of the Agreement in any material respect considering all such breaches in the aggregate, where such breach has not been cured within thirty (30) days following receipt by Delta of notice of such breach.

         (d) By the Board of Directors of Bancorp if the Board of Directors of Delta shall not recommend, or shall withdraw or modify in a manner adverse to Bancorp, its recommendation to the holders of Delta Common Stock to approve the Agreement.

         (e) By the Boards of Directors of Bancorp or Delta at any time after the Shareholders' Meeting as contemplated in Section 8.1 if the shareholders of Delta have not approved this Agreement by the requisite affirmative vote, provided that the circumstances contemplated by Sections 6.6 or 8.1 shall not have occurred and provided further that the party seeking to effect such termination shall have complied in all other material respects with and not committed a willful breach of the terms of, or its obligations under, this Agreement.

         (f) By the Boards of Directors of Bancorp, FFBC or Delta if the Merger has not been consummated on or before January 1, 1998.

         12.2 Effect of Termination. In the event of termination of this Agreement by Bancorp, FFBC or Delta as provided in Section 12.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Bancorp, FFBC or Delta or their respective officers or directors except with respect to Sections 7.2, 8.6, 8.13, 8.15, 12.2, and 13.2 hereof.

                                  ARTICLE XIII.

                                  MISCELLANEOUS

         13.1 Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of one year, except as otherwise provided herein.

         13.2 Expenses. Except as otherwise provided herein, all expenses incurred by Bancorp, FFBC and Delta in connection with or related to the authorization, preparation and execution of the Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated thereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its Affiliates, shall be borne solely and entirely by the party that has incurred the same.

         13.3 Waivers: Amendments. At any time prior to the Closing Date, either Bancorp, by action taken by its Board of Directors, or any committees or officers thereunto authorized, or Delta, by action taken by their Boards of Directors, or any committees or officers thereunto authorized, may waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained in the Agreement or agree to the amendment or modification of the Agreement by an agreement in writing executed in the same manner as the Agreement; provided, however, that after the favorable vote by the shareholders of Delta pursuant to Section 8.1 of this Agreement any such action shall be taken only if, in the opinion of Delta's Board of Directors, such waiver, amendment or modification will not have a material adverse effect on the benefits intended under the Agreement for the shareholders of Delta and will not require resolicitation of any proxies from such shareholders.

         13.4 Assignment: Parties in Interest. The Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by the parties hereto, by operation of law or otherwise, without the prior written consent of the other parties. Nothing in the Agreement, express or implied, is intended to confer upon any third party any rights or remedies of any nature whatsoever under or by reason of the Agreement.

         13.5 Captions and Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This
Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

         13.6 Certain Definitions. For purposes of this Agreement, the term:

                  (a) "Affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person;

                  (b) "Material Adverse Effect" shall mean any material adverse change in or material adverse effect on the business, operations or financial condition of the parties to this Agreement.

                  (c) "Delta Reports" shall mean all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with the OTS, the FDIC, or any other applicable federal or state securities or banking institution authorities: and

                  (d) "to the knowledge of Bancorp" or "to the best knowledge of Bancorp" shall mean the actual knowledge of any member of the Board of Directors or of any senior officer of Bancorp or FFBC.

                  (e) "to the knowledge of Delta" or "to the best knowledge of Delta" shall mean the actual knowledge of any member of the Board of Directors or of any senior officer of Delta or the Subsidiary.

         13.7 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of the Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of the Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         13.8 Governing Law. The Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, except to the effect that Federal Law applies, without regard to the conflicts of laws rules.

         13.9 Notices. All notices given hereunder shall be in writing and shall be mailed by first class mail, postage prepaid, or sent by facsimile transmission or by nationally recognized overnight delivery service, addressed as follows:

              (a)      If to Bancorp to: First Colorado Bancorp, Inc.
                                         215 S. Wadsworth Boulevard
                                         Lakewood, Colorado  80226

                       Attention:        Brian Johnson, Executive Vice President

                                         Facsimile No. (303) 237-2601

                       with a copy to:  Malizia, Spidi, Sloane & Fisch, P.C.
                                        1301 K Street, N.W., Suite 700 East
                                        Washington, DC  20005

                       Attention:       Richard Fisch, Esq.

                                        Facsimile No. (202) 434-4661

              (b)      If to Delta to:  Delta Federal Savings, F.S.B.
                                        145 W. Fourth Street
                                        Delta, Colorado  81416

                       Attention:       David A. Humphries, President

                                        Facsimile No. (970) 874-3021

                       With A Copy To:  Silver, Freedman & Taff, L.L.P.
                                        1100 New York Avenue, Suite 700
                                        Washington, DC  20005

                       Attention:       Martin Meyrowitz, Esq.

                                        Facsimile No. (202) 682-0354

         13.10 Arbitration of Disputes. It is agreed that all disputes, claims and controversies between the parties to this Agreement, whether individual or joint in nature, arising from or in connection with this Agreement or otherwise, including, without limitation, contract, tort and other claims, shall be arbitrated pursuant to the Rules of the American Arbitration Association. Any disputes, claims or controversies concerning the lawfulness or reasonableness of any act, or exercise of any right, concerning this Agreement, including any claim to rescind, reform, or otherwise modify any provision of this Agreement, shall also be arbitrated, provided, however, that no arbitrator shall have the right or power to enjoin or restrain any act of any party. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The statute of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable.

         13.11 Further Assurances. At all times before or after the Closing, the Parties hereto shall each perform such acts, execute and deliver such instruments and documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transactions contemplated in this Agreement or to otherwise carry out the purpose of this Agreement.

         13.12 Exhibits and Disclosure Schedules. All Disclosure Schedules and Exhibits referred to in and attached to this Agreement are incorporated herein by such reference as if fully set forth in the text hereof.

         13.13 Severability. The Parties expressly agree that it is not the intention of any party to violate any public policy, law, rule, regulation, treaty or decision of any government or agency thereof of any state or country. If any provision of this Agreement is judicially or administratively interpreted to be in violation of any such provision in any state or country, such provisions, sentences, words, clauses or combination thereof shall be inoperative in each such state or country; and the remainder of this Agreement shall remain binding upon the parties hereto in each such state or country with this Agreement as a whole unaffected elsewhere.

         13.14 Written Agreement to Govern. This Agreement sets forth the entire understanding and supersedes all prior and contemporaneous agreements between the Parties relating to the subject matter contained herein, and merges all prior and contemporaneous discussions between them. No party shall hereto be bound by any definition, condition, representation, warranty, covenant or provision other than as expressly stated in or contemplated by this Agreement or as subsequently set forth in writing and executed by a duly authorized representative of the party to be bound thereby.

         13.15 No Waiver of Rights. Any waivers hereunder must be made in writing, and failure of any party at any time to require the other parties' performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of the provision.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


ATTEST:                                     FIRST COLORADO BANCORP, INC.

By:      /s/ Brian L. Johnson               By: /s/ Malcolm E. Collier, Jr.
         Brian L. Johnson                       Malcolm E. Collier, Jr.



[Corporate Seal]



ATTEST:                                      FIRST FEDERAL BANK OF COLORADO

By:      /s/ Brian L. Johnson                By: /s/ Malcolm E. Collier, Jr.
         Brian L. Johnson                        Malcolm E. Collier, Jr.


[Corporate Seal]



ATTEST:                                       DELTA FEDERAL SAVINGS, F.S.B.

By:      /s/ Nina L. Willis                   By: /s/ David Humphries
         Nina L. Willis                           David Humphries


[Corporate Seal]

                                                                     APPENDIX II

[LOGO]                      Charles Webb & Company
                                 A Division of
                         Keefe, Bruyette & Woods, Inc.                 {LOGO]



May 21, 1997


Board of Directors
Delta Federal Savings Bank, FSB
145 West Fourth Street
Delta, CO 81416

Dear Directors:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of Delta Federal Savings Bank, FSB ("Delta" or the "Company"), of the consideration to be received by such stockholders in the merger (the "Merger") between Delta and First Colorado Bancorp, Inc. ("First Colorado"). We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Merger and Reorganization, dated May 21, 1997 by and among Delta and First Colorado (the "Agreement"), at the effective time of the Merger, First Colorado will acquire all of the Company's issued and outstanding shares of common stock (183,365 shares as of the date of the Agreement). The holders of Company common stock will receive in exchange for each share of Company common stock shares of common stock of First Colorado based on an Exchange Ratio which equates to a $30.00 per share price for each share of Company common stock. For calculation purposes the "Average First Colorado Stock Price" means the average closing price of First Colorado common stock on the Nasdaq National Market System for the twenty days ending on the fifth business day immediately prior to closing.

In addition, the holders of unexercised and outstanding options awarded pursuant to the Company's 1993 Stock Option Plan and Incentive Plan will receive merger consideration as described in Section of the Agreement (16,835 unexercised options outstanding as of the date of the Agreement). The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Charles Webb & Company, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by the Company including (i) Annual Reports, Proxy Statements and Form 10-Ks for the years ended September 30, 1994, 1995 and 1996,
(ii) Quarterly Reports ended December 31, 1996,and March 31, 1997 and (iii) certain other information we deemed relevant. We discussed with senior management


------------------- Investment Bankers and Financial Advisors ------------------
   211 Bradenton - Dublin, Ohio 43017-3541 - 614-766-8400 - Fax 614-766-8406

Board of Directors
Delta Federal Savings Bank, FSB
May 21, 1997
Page 2


and the boards of directors of the Company the current position and prospective outlook for the Company. We considered historical quotations and the prices of recorded transactions in the Company's common stock since April, 1993. We reviewed financial and stock market data of other savings institutions, particularly in the western region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

For First Colorado, we reviewed the audited financial statements for the fiscal years ended December 31, 1996 and 1995, quarterly financial statements
(unaudited) for the quarters ending March 31, 1997, and certain other information deemed relevant.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by the Delta and First Colorado and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from the Company, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of the Company's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of the Company or First Colorado. We have further relied on the assurances of management of the Company and First Colorado that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to the Company or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to the Company in connection with the Merger and will receive a fee for such services, a majority of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement by the Company in connection with the Merger.

Board of Directors
Delta Federal Savings Bank, FSB
May 21, 1997
Page 3


Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be received by the stockholders of the Company in the Merger is fair, from a financial point of view, to the stockholders of the Company.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of the Company used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of the Company in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,


/s/Charles Webb & Company
-------------------------
Charles Webb & Company,
A Division of Keefe, Bruyette & Woods , Inc.

                                                                    APPENDIX III

                            DISSENTERS RIGHTS STATUTE


12 CFR Section             552.14  DISSENTER AND APPRAISAL RIGHTS.

         (a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with Section 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock:
Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

         (b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to Section 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.

         (c) Procedure.

               (1) NOTICE. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management's proxy solicitation for such meeting.

               (2) DEMAND FOR APPRAISAL AND PAYMENT. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

               (3) NOTIFICATION OF EFFECTIVE DATE AND WRITTEN OFFER. Within ten days after the effective date of the combination, the resulting association shall:

                    (i) Give written notice by mail to stockholders of constituent Federal stock association who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective day of the combination;

                    (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

                    (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (c)(6) of this section (set out in the notice) must be satisfied.

The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

               (4) ACCEPTANCE OF OFFER. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefore shall be made within ninety days of the effective date of the combination.

               (5) PETITION TO BE FILED IF OFFER NOT ACCEPTED. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

               (6) STOCK CERTIFICATES TO BE NOTED. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

               (7) WITHDRAWAL OF DEMAND. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

               (8) VALUATION AND PAYMENT.  The Director  shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

               (9) COSTS AND EXPENSES. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

               (10) VOTING AND DISTRIBUTION. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any propose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payment to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

               (11) STATUS. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                                                     APPENDIX IV

--------------------------------------------------------------------------------
1996 ANNUAL REPORT
--------------------------------------------------------------------------------


                      [DELTA FEDERAL SAVINGS, F.S.B. LOGO]


                         DELTA FEDERAL SAVINGS, F.S.B.
                                Delta, Colorado

                            YOUR LOCAL ADVANTAGE BANK
                            -------------------------

--------------------------------------------------------------------------------
                                TABLE OF CONTENTS
--------------------------------------------------------------------------------

President's Message.........................................................  i

Selected Consolidated Financial Information ................................  1

Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................................  3

Consolidated Financial Statements........................................... 14

Corporate Information....................................................... 36

--------------------------------------------------------------------------------
                               PRESIDENT'S MESSAGE
--------------------------------------------------------------------------------


To Our Shareholders:

         The past year has been an interesting year for the Bank. On the regulatory front we were faced with the recapitalization of the Savings Association Insurance Fund ("SAIF"). For most of the year we were unsure as to the outcome of any legislation relating to SAIF. On the last day of our fiscal year, legislation was enacted which provided for the recapitalization of the fund. Our portion of the assessment totaled approximately $193,000 pre-tax and carried with it an income tax benefit of approximately $66,000. The assessment's impact upon net income was approximately $127,000.

         Earnings in 1996 increased $17,541, an 11.57% increase over fiscal 1995, even with the assessment. The increase in our earnings was due primarily to the restructuring of the major concentrations of interest earning assets over the last several years. Once again our loan portfolio is generating the types of income levels that we desire. The current level of our portfolio loans totals approximately $29,331,000, representing 73.59% of total assets at September 30, 1996.

         Prior to the close of our fiscal year the determination was made to discontinue the operations of Delta Financial Service Corp. The service corporation had yet to show a profit and the assets under management had not reached the levels that we had anticipated. The consolidated loss for the service corporation for 1996 was $42,095, before income tax benefits of $14,312, which resulted in a total loss of $27,778.

         Our stock has experienced minimal trading activity over the year. The last reported trade was at $14.50 on December 4, 1996. The book value of our stock increased from $17.92 per share at September 30, 1995 to $18.22 per share at September 30, 1996. Our semi-annual dividend payments have increased from $25,670 to $27,505.

         We wish to express our thanks for your continued support and investment in our future.


                                Sincerely,


                                /s/David A. Humphries
                                ---------------------
                                David A. Humphries
                                President and Chief Executive Officer

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                                        September 30,
                                                            ------------------------------------------------------------------------
                                                             1996            1995            1994           1993            1992
                                                            -------         -------         -------        -------       ---------
                                                                                        (in thousands)
Selected Financial Condition Data:
----------------------------------

Total assets........................................        $39,853         $35,210         $34,839         $34,331        $34,293
Loans receivable, net...............................         34,221          28,804          21,180          26,249         27,870
Mortgage-backed and related
  securities........................................            557             689           1,564             908          1,046
Investment securities, net                                    2,511           2,950           4,911           1,500            ---
Deposits............................................         29,914          30,340          30,908          30,459         32,390
Borrowings..........................................          6,040           1,000             400             400            400
Retained earnings, substantially
  restricted........................................          1,831           1,717           1,615           1,445          1,176
Shareholders' Equity................................          3,340           3,284           3,083           2,962            ---
Earnings Per Share (weighted).......................           0.92            0.83            1.15            3.15            ---
Cash dividends per share............................           0.30            0.27            0.22            0.10            ---
Number of shares outstanding........................        183,365         183,365         182,000         182,000            ---


                                                                                    Year ended September 30,
                                                            ------------------------------------------------------------------------
                                                             1996            1995            1994           1993            1992
                                                            -------         -------         -------        -------       ---------
                                                                                        (in thousands)
Selected Operations Data:
-------------------------

Total interest income...............................         $3,058          $2,570          $2,353          $2,565         $2,960
Total interest expense..............................         (1,636)         (1,343)         (1,174)         (1,358)        (1,882)
                                                             ------          ------          ------          ------         ------
  Net interest income...............................          1,422           1,227           1,179           1,207          1,078
Provision for loan losses...........................            (27)            (32)            (13)            (10)            (6)
                                                             ------          ------          ------          ------         ------
  Net interest income after provision
    for loan losses.................................          1,395           1,195           1,166           1,197          1,072
Total non-interest income...........................            169              72              90             165            230
Total non-interest expense..........................         (1,307)         (1,051)           (983)           (934)          (874)
                                                             ------          ------          ------          ------         ------
  Income before income taxes and
    effect of accounting changes....................            257             216             273             428            428
Income tax expense..................................            (88)            (64)            (94)           (141)          (126)
                                                             ------          ------          ------          ------         ------
  Income before effect of accounting
    changes.........................................            169             152             179             287            302
  Net effect of changes in accounting
    principles.....................................             ---             ---              31             ---            ---
                                                             ------          ------          ------          ------         ------
Net income..........................................         $  169          $  152          $  210          $  287         $  302
                                                             ======          ======          ======          ======         ======

                                                                              Year ended September 30,
                                                      ------------------------------------------------------------------------
                                                       1996            1995            1994           1993            1992
                                                      -------         -------         -------        -------       ---------
                                                                              (in thousands)
Selected Financial Ratios and Other Data:
-----------------------------------------
Performance Ratios:
  Return on assets (ratio of net income to
    average total assets).......................         0.45%           0.44%           0.62%           0.83%          0.86%
  Interest rate spread information:
    Average during period.......................         3.18            3.09            2.93            2.95           2.92
    End of period...............................         3.29            2.97            3.36            3.18           3.83
  Net interest margin (1).......................         3.73            3.68            3.54            3.55           3.21
  Ratio of operating expense to average
    total assets................................         3.48            3.07            2.89            2.67           2.51
  Return on retained earnings (ratio of net
    income to average retained earnings)........         5.11            4.78            6.91           14.94          28.44
Quality Ratios:
  Non-performing assets to total assets at
    end of period...............................         0.02            0.02            0.21            0.46           1.12
  Allowance for loan losses to loans receivable,
    net.........................................         0.91            0.95            1.08            1.04           1.00
Capital Ratios:
  Shareholders' equity to total assets
    at end of period............................         8.38            9.33            8.85            8.68           3.43
  Average shareholders' equity to
    average assets..............................         8.83            9.27            8.94            5.53           3.04
  Ratio of average interest-earning assets
    to average interest-bearing liabilities.....       112.72          114.55          117.37          114.96         105.09
Number of full service offices..................            1               1               1               1              1


------------------
  (1)  Net interest income divided by average interest-earning assets.

                           MANAGEMENT'S DISCUSSION AND
                       ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

General

    Delta Federal Savings, F.S.B. converted from a federal mutual savings bank to a federal stock savings bank on April 6, 1993 (the "Conversion"). In the Conversion, 182,000 shares of common stock, par value of $.01 per share, of the Bank were sold in an initial public offering for an aggregate consideration of $1.82 million.

    The Bank's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on its loans, mortgage-backed securities, and investment portfolios and its cost of funds, consisting of the interest paid on its deposits and borrowings. In addition, to a lesser extent, the Bank's operating results are affected by non-interest income and non-interest expense. Non-interest expense includes operating expenses consisting primarily of employee salaries and benefits, office occupancy expenses, equipment costs, federal deposit insurance premiums, and other general and administrative expenses. Operating results are also affected by general economic conditions (particularly changes in interest rates), competition, government policies and actions by regulatory agencies.

    Delta Federal's operating philosophy is to provide, in a safe and profitable manner, financial services to families and small local businesses in the communities that it serves. The Bank's immediate market area consists of Delta, Montrose and Mesa Counties. Consistent with its operating philosophy, the Bank focuses upon attracting deposits from the general public and using such deposits to originate residential mortgages for its own portfolio and to fund a residential loan warehouse operation, whereby loans are purchased from local mortgage brokers and then sold to institutional investors. To a lesser extent, FHA Title One home improvement loans are made for the portfolio. In an effort to control interest rate risk, the Bank also makes investments in mortgage-backed securities, investment securities consisting primarily of U.S. Government obligations, financial institution certificates of deposit (in amounts which allow for them to be fully insured by the FDIC), and other liquid assets.

Asset/Liability Management

    The Bank, like other financial institutions, is subject to interest rate risk to the extent that its interest-bearing liabilities with short and intermediate-term maturities reprice more rapidly, or on a different basis, than its interest-earning assets. Management of the Bank believes it is critical to manage the relationship between interest rates and the effect on the Bank's net portfolio value ("NPV"). This approach calculates the difference between the present value of expected cash flow from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. Management of the Bank's assets and liabilities is done within the context of the marketplace, but also considering limits established by the Board of Directors on the amount of NPV which is acceptable given certain interest rate changes.

    The OTS regulations provide a net market value methodology to measure the interest rate risk exposure of thrift institutions. In essence, this approach calculates the difference between the present value of expected cash flows from assets and the expected cash flows from liabilities, as well as cash flows from off-balance sheet contingencies. Under OTS regulations, an institution's
"normal" level of interest rate-risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. The OTS has adopted, but temporarily postponed implementation until further notice, a final rule requiring every thrift institution with greater than "normal" interest rate exposure to take a deduction from their total capital available to determine if they meet their risk-based capital requirement. The amount of the deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is defined as 2% of the present value of its assets. Utilizing this measurement concept, at September 30, 1996, the Bank's interest rate risk was considered normal under the OTS regulations and no additional risk-based capital was required.

    Presented below, as of September 30, 1996, is an analysis of the Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 400 basis points and compared to Board policy limits and in accordance with OTS regulations, based on the assumptions described below. Such limits have been established with consideration of the dollar impact of various rate changes and the Bank's strong capital position. As illustrated in the table, the Bank's NPV is more sensitive to rising rates than declining rates.


                           -----------------------------------------------------------------------------
                               Change in         Board Limit %             September 30, 1996
                             Interest Rate          Change
                             (Basis Points)
                                                                  --------------------------------------
                                                                   $ Change in NPV    % Change in NPV
                           -----------------------------------------------------------------------------
                                                      (Dollars in Thousands)
                                   +400                (75)%           $(2,420)              (53)%
                                   +300                 (50)            (1,759)               (39)
                                   +200                 (25)            (1,098)               (24)
                                   +100                 (15)              (475)               (10)
                                    -0-                 ---                ---                ---
                                   -100                 (15)               281                  6
                                   -200                 (25)               443                 10
                                   -300                 (50)               660                 15
                                   -400                 (75)               978                 22


    As of September 30, 1996, the Bank was in compliance with the Board limit for a 200 basis point change in interest rates by 1%.

Financial Condition at September 30, 1996

    The Bank's assets at September 30, 1996 totalled $39.9 million, representing an increase of $4.6 million or 13.19% when compared with September 30, 1995. This increase occurred primarily as a result of an increase in the balance of loans receivable, net. This increase is due more to managements efforts towards increasing loan originations than to a change in interest rates.

    Cash and due from banks, FHLB overnight deposits, certificates of deposit and securities held to maturity and available for sale decreased $924,668 from $5.4 million at September 30, 1995, to $4.5 million at September 30, 1996. This decrease was primarily a result of the utilization of cash to fund the increase in loans receivable, loans held for sale, and FHLB stock.

    Loans receivable increased by $3.9 million from $25.5 million at September 30, 1995, to $29.3 million at September 30, 1996. This increase in the loan portfolio was a continuation of the Bank's focus on purchasing loans originated by mortgage brokers, that met the Bank's underwriting criteria, for retention in its portfolio. The Bank's own loan originations also contributed to this increase. The increase more than offset the normal monthly payments and prepayments over the past year.

    Loans held for sale increased by $1.5 million from $3.3 million at September 30, 1995, to $4.8 million at September 30, 1996. This increase was due primarily to increased loan demand in the mortgage brokers primary lending areas. The increased loan demand is the result of an increase in the number of individuals relocating to the state of Colorado and is marginally impacted by changes in interest rates.

    Accrued interest receivable increased $15,945 from $212,147 at September 30, 1995, to $228,092 at September 30, 1996. The increase was related primarily to the increase in loans.

    FHLB stock increased by $151,200 from $362,700 at September 30, 1995, to $513,900 at September 30, 1996. This increase was due primarily to additional purchases made at the discretion of management in order to increase the Bank's borrowing capacity at the FHLB. To a lessor extent, the increase was due to the FHLB declaring dividends in the form of stock.

    Property and equipment and other assets decreased by $16,805 from $386,768 at September 30, 1995, to $369,963 at September 30, 1996. This decrease was related primarily to a decrease of $29,908 in various prepaid assets and was partially offset by a net increase in property and equipment of $13,103.

    Deposits decreased by $462,442 from $30.3 million at September 30, 1995, to $29.9 million at September 30, 1996. This decrease was primarily the result of lower interest rates in transaction based savings products as depositors sought higher yielding investment options.

    FHLB advances increased by $5.0 million from $1.0 million at September 30, 1995, to $6.0 million at September 30, 1996. The increase in FHLB advances was due primarily to the increase in loans. Utilization of funds from the FHLB to accommodate asset growth was a more economical than acquiring additional deposits.

    Accounts payable and accrued expenses increased by $16,434 from $533,443 at September 30, 1995, to $549,877 at September 30, 1996. The increase was primarily related to the accrual of the SAIF assessment of $193,000 and was offset by a decrease in the Bank's in-house checking accounts of $163,298 and in other accruals of $13,268.

    Shareholders' equity increased $55,972 from $3.3 million at September 30, 1995, to $3.3 million at September 30, 1996. The increase was related to increased net income of $169,118 and was partially offset by a decrease in valuation allowances of $18,608, issuance of an ESOP note for $39,528, and payment of dividends of $55,010.

Comparison of Operating Results for the Fiscal Years Ended September 30, 1996 and September 30, 1995

    General. The Bank had net income of $169,118 in fiscal 1996 compared to net income of $151,577 in fiscal 1995, an increase of $17,541. The increase was primarily related to an increase in net interest income after provisions for loan losses of $199,930 to $1.4 million in fiscal 1996 from $1.2 million in 1995. The increase was also partially attributable to an increase in noninterest income of $97,640 to $169,224 in fiscal 1996 from $71,584 in fiscal 1995. The increase in net income was partially offset by an increase in noninterest expense of $255,485 to $1.3 million in fiscal 1996 from $1.1 million in fiscal 1995 and an increase in income tax expense of $24,544 to $88,200 in fiscal 1996 from $63,656 in fiscal 1995.

    Interest Income. Interest income increased by $488,283 or 19.00% to $3.1 million in fiscal 1996 from $2.6 million in fiscal 1995. This increase was primarily related to an overall increase in the volume of interest earning assets, based on management objectives to increase the size of the Bank. The increase was partially due to an overall increase in the weighted average yield on interest-earning assets from 7.71% in fiscal 1995 to 8.02% in fiscal 1996.

    Interest on loans receivable increased $740,787 or 37.06% to $2.7 million in fiscal 1996 from $2.0 million in fiscal 1995. The increase in interest on loans receivable was due primarily to the increase in the Bank's loan portfolio and was partially attributed to an increase in the yields.

    Interest on mortgage-backed securities decreased $52,230 or 55.75% to $41,449 in fiscal 1996 from $93,679 in fiscal 1995. The decrease was primarily related to the decrease in the amount of mortgage-backed securities and was partially offset by an increase in the average yield paid on the securities.

    Interest earned on investment securities decreased $124,931 or 44.29% to $157,169 in fiscal 1996 from $282,100 in fiscal 1995. The decrease was due primarily to the decrease in the average balance of investments and was partially offset by an increase in the average yield of the investments.

    Interest earned on interest-earning deposits and FHLB stock decreased $75,343 or 38.50% to $120,338 in fiscal 1996 from $195,681 in fiscal 1995. This decrease was primarily the result of decreases in the average outstanding balance of the accounts as the funds were utilized to fund loans and was partially offset by an increase in the average rates.

    Interest Expense. Interest expense increased $292,680 or 21.79% during fiscal 1996 to $1.6 million from $1.3 million in 1995. This increase in interest expense was due primarily to an increase in the average balance of interest-bearing liabilities and was partially related to an increase in the average rate paid on interest bearing liabilities.

    Provision for Losses on Loans. The Bank decreased its loan loss provision by $4,327 during fiscal 1996 to $27,518 from $31,845 during fiscal 1995 which brought the total valuation allowances to $270,227 as of September 30, 1996 compared to $243,619 at September 30, 1995. Although management feels loan loss provisions are adequate for the present economic environment, the Bank adds to its general loss provisions monthly, based on new loan originations and its increased loan portfolio. General valuation allowances are included in the computation of risk-based capital while specific valuation allowances are not included in any capital component. Increases were noted primarily as a result of the change in the loan portfolio composition, when analyzed to the Bank's historical loan loss experience.

    Non-Interest Income. Non-interest income increased $97,640 or 136.40% to $169,224 in fiscal 1996 from $71,584 in fiscal 1995. The increase is primarily related to an increase in service charges of $42,813 to $79,144 in fiscal 1996 from $36,331 in fiscal 1995, due to an increase in loan originations from mortgage bankers and a decrease in losses on securities available for sale of $36,425 to $242 in fiscal 1996 from $36,667 in fiscal 1995. Non-interest income was also impacted by an increase in the gain on sale of other assets of $14,757, due to a cooperative investment in the Bank's data processing provider being purchased. Also contributing to the increase was an increase of $3,645 from $71,920 at fiscal 1995 to $75,565 at fiscal 1996 in deficiency judgements, late payment fees and commission income, primarily as a result of improved asset quality.

    Non-Interest Expense. Non-interest expense increased $255,485 to $1.3 million in fiscal 1996 from $1.1 million in fiscal 1995. The increase was due primarily to the accrual of the SAIF assessment of $193, 000, associated with the recapitalization of the SAIF which is administered by the FDIC. Increases were also attributable to an increase in compensation of $62,220 to $578,647 in fiscal 1996 from $516,427 in fiscal 1995. The increase in compensation was due primarily to a buy-out of an employment contract with the manager of the service corporation, normal salary increases and various incentive programs. Other increase were noted in general and administrative expense of $7,838 from $216,936 in fiscal 1995 to $224,774 in fiscal 1996, SAIF premiums of $1,715 from $68,586 in fiscal 1995 to $70,301 in fiscal 1996, depreciation and amortization of $4,727 from $52,357 in fiscal 1995 to $57,084 in fiscal 1996, computer processing expense of $1,032 from $46,453 in fiscal 1995 to $47,485 in fiscal 1996, and in professional fees of $456 from $51,338 in fiscal 1995 to $51,794 in fiscal 1996.

    The increases were partially offset by decreases in occupancy expense of $2,547 from $48,234 in fiscal 1995 to $45,687 in fiscal 1996 and advertising expense of $12,956 from $50,874 in fiscal 1995 to $37,918 in fiscal 1996.

    Income Taxes. Provisions for income taxes increased by $24,544 from $63,656 in fiscal 1995 to $88,200 in fiscal 1996. The increase was due primarily to increased pretax income for fiscal 1996, as well as various temporary differences between book and tax income.

Comparison of Operating Results for the Fiscal Years Ended September 30, 1995 and September 30, 1994

    General. The Bank had net income of $151,577 in fiscal 1995 compared to net income of $209,707 in fiscal 1994, a decrease of $58,220. The decrease was related primarily to a decrease in non-interest income of $18,914 to $71,584 in fiscal 1995 from $90,498 in fiscal 1994 and a decrease in the benefit from adopting SFAS 109 (see Note 1) of $30,500 to $0 in fiscal 1995 from $30,500 in fiscal 1994. See Note 1 of the Notes to Consolidated Financial Statements. The decrease was also partially attributable to an increase in provision for loan losses of $19,044 to $31,845 in fiscal 1995 from $12,801 in fiscal 1994 and an increase in non-interest expense of $67,951 to $1.1 million in fiscal 1995 from $1.0 million in fiscal 1994. The decrease in net income was partially offset by an increase in net interest income of $47,745 to $1.2 million in fiscal 1995 from $1.2 million in fiscal 1994 and a decrease in income tax expense of $30,444 to $63,656 in fiscal 1995 from $94,100 in fiscal 1994.

    Interest Income. Interest income increased by $217,009 or 9.22% to $2.6 million in fiscal 1995 from $2.4 million in fiscal 1994. This increase was primarily related to an overall increase in the weighted average yield on interest-earning assets from 7.07% in fiscal 1994 to 7.71% in fiscal 1995. This increase was partially due to the change in asset mix (moving lower yielding, more liquid investments such as cash and certificates of deposit into loans, investments and mortgage-backed securities which generally carry a higher rate of interest), and partially due to the increase in market rates of interest generally.

    Interest on loans receivable increased $96,068 or 5.05% to $2.0 million in fiscal 1995 from $1.9 million in fiscal 1994. The increase in interest on loans receivable was primarily related to the increase in the Bank's loan portfolio and was partially attributed to an increase in the yields. The increase in the loan portfolio occurred primarily in the last two quarters of the fiscal year.

    Interest on mortgage-backed securities increased $47,296 or 101.97% to $93,679 in fiscal 1995 from $46,383 in fiscal 1994. The increase was primarily related to an increase in the average yield on mortgage-backed securities from 4.34% in fiscal 1994 to 7.42% in fiscal 1995 and was partially attributed to an increase in the average balance of the securities.

    Interest earned on investment securities increased $146,963 or 108.75% to $282,100 in fiscal 1995 from $135,137 in fiscal 1994. The increase was primarily related to an increase in the average balance of investments and was partially related to an increase in the average yield.

    Interest earned on interest-earning deposits and FHLB stock decreased $73,318 or 27.26% to $195,681 in fiscal 1995 from $268,999 in fiscal 1994. This decrease was primarily the result of decreases in the average outstanding balance of the accounts and was partially offset by an increase in the average rates.

    Interest Expenses. Interest expense increased $169,264 or 14.42% to $1.3 million in fiscal 1995 from $1.2 million in fiscal 1994. This increase in interest expense was due primarily to an increase in the average rate paid on interest-bearing deposits from 4.14% in fiscal 1994 to 4.62% in fiscal 1995. The increase was also partially related to an overall change in the mix of interest-bearing liabilities from lower priced demand type accounts to higher priced certificates.

    Provision for Losses on Loans. The Bank increased its loan loss provision by $19,044 during fiscal 1995 to $31,845 from $12,801 during fiscal 1994 which brought the total valuation allowances to $243,619 as of September 30, 1995 compared to $220,859 at September 30, 1994. Although management feels loan loss provisions are adequate for the present economic environment, the Bank adds to its general loss provisions monthly, based on new loan originations and its increased loan portfolio. General valuation allowances are included in the computation of risk-based capital while specific valuation allowances are not included in any capital component. Increases were noted primarily as a result of the change in the loan portfolio composition, when analyzed to the Bank's historical loan loss experience.

    Non-Interest Income. Non-interest income decreased $18,914 or 20.90% to $71,584 in fiscal 1995 from $90,498 in fiscal 1994. Service charges decreased $6,105 to $36,331 in fiscal 1995 from $42,436 in fiscal 1994, primarily as a result of reduced loan originations in the first half of the fiscal year from mortgage bankers. A decrease of $12,039 from $50,093 at fiscal 1994 to $38,054 at fiscal 1995 was noted in deficiency judgments, late payment fees and net gain
(loss) on real estate owned, as a result of continuted improvements in asset quality.

    Non-Interest Expense. Non-interest expense increased $67,951 to $1.1 million in fiscal 1995 from $983,254 in fiscal 1994. The increase was due primarily to an increase in general and administrative expenses of $42,456 from $174,480 in fiscal 1994 to $216,936 in fiscal 1995. These increased costs were a result of direct costs of being a public company, penalties of $13,000 for prepayment of fixed FHLB advances and additional costs of first year operations of the service corporation. Increases were also attributable to an increase in compensation of $57,469 to $516,427 in fiscal 1995 from $458,958 in fiscal 1994. The increase in compensation was due to compensation expenses related to the operations of the service corporation for a full operating cycle in the current year and to normal salary increases from the previous year. Other increases were also noted in depreciation and amortization expense of $4,540 from $47,817 in fiscal 1994 to $52,357 in fiscal 1995 and in advertising of $2,849 from $48,025 in fiscal 1994 to $50,874 in fiscal 1995.

    The increases were partially offset by decreases in occupancy expense of $4,816 from $53,050 in fiscal 1994 to $48,234 in fiscal 1995, SAIF premiums of $6,561 from $75,147 in fiscal 1994 to $68,586 in fiscal 1995, and computer processing expense of $2,382 from $48,835 in fiscal 1994 to $46,453 in fiscal 1995. The most significant decrease was noted in professional fees of $25,604 from $76,942 in fiscal 1994 to $51,388 in fiscal 1995. The decrease in professional fees was primarily the result of services that had been performed outside of the Bank, now being performed inside by the hiring of staff to accomplish these tasks.

    Income Taxes. Provisions for income taxes decreased by $30,444 to $63,656 in fiscal 1995 from $94,100 in fiscal 1994. The decrease was due primarily to reduced pretax income for fiscal 1995, as well as various temporary differences between book and tax income.

Analysis of Net Interest Income

    Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

Average Balances, Interest Rates and Yields

    The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.


                                             1996                               1995                                1994
                              ----------------------------- --------------------------------------   -------------------------------
                                Average    Interest           Average         Interest                  Average    Interest
                              Outstanding   Earned/  Yield/ Outstanding        Earned/      Yield/    Outstanding   Earned/   Yield/
                               Balance      Paid     Rate    Balance           Paid         Rate       Balance      Paid      Rate
                             ------------  --------  ------ -----------       --------      ------    -----------   -------   ------
                                                                    (Dollars in Thousands)
Interest-Earning Assets:
Loans Receivable                  $33,382    $2,740   8.21%     $23,878         $1,999       8.37%        $23,071    $1,903    8.25%
Mortgage-backed Securities            464        41   8.84%       1,266             94       7.42%          1,061        46    4.34%
Investment Securities               2,331       157   6.74%       4,468            282       6.31%          2,869       135    4.71%
Certificates of Deposit               356        20   5.62%       2,101            110       5.24%          3,197       152    4.75%
Other                               1,580       100   6.33%       1,620             85       5.25%          3,104       117    3.77%
                                  -------    ------             -------         ------                    -------    ------
     Total Interest-
       Earning Assets             $38,113    $3,058   8.02%     $33,333         $2,570       7.71%        $33,302    $2,353    7.07%
                                  =======    ======             =======         ======                    =======    ======

Interest-Bearing Liabilities
Demand and NOW Deposits           $ 6,668    $  190   2.85%     $ 7,082         $  242       3.42%      $   7,104  $    206    2.90%
Savings Deposits                    1,843        52   2.82%       1,976             58       2.94%          2,030        57    2.81%
Certificate Accounts               21,238     1,171   5.51%      19,562          1,002       5.12%         18,839       864    4.59%
FHLB Advances                       4,062       223   5.49%         480             41       8.54%            400        47   11.75%
                                  -------    ------             -------         ------                    -------    ------

Total Interest-
  Bearing Liabilities             $33,811    $1,636   4.84%     $29,100         $1,343       4.62%        $28,373    $1,174    4.14%
                                  =======    ======             =======         ======                    =======    ======

Net interest income                          $1,422                             $1,227                               $1,179
                                             ======                             ======                               ======

Net interest rate spread                              3.18%                                  3.09%                             2.93%
                                                      ====                                   ====                              ====

Net earning assets                           $4,302                             $4,233                               $4,929
                                             ======                             ======                               ======

Net yield on average
  interest-ets                                        3.73%                                  3.68%                             3.54%
                                                      ====                                   ====                              ====

Average interest-earning
  assets to average
  interest-bearing
  liabilities                                       112.72%                                114.55%                           117.37%
                                                    ======                                 ======                            ======


Rate/Volume Analysis of Net Interest Income

    The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to the unprecedented levels and volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (i.e. changes in volume multiplied by new rate) and (ii) changes in rate (i.e. changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.


                                                1995 vs. 1996                          1994 vs. 1995
                                       ----------------------------------   -----------------------------------
                                       Increase (Decrease)     Total           Increase (Decrease)     Total
                                         Due        To        Increase           Due        To       Increase
                                        Volume     Rate      (Decrease)         Volume     Rate     (Decrease)
                                                                (Dollars in Thousands)
Interest-Earning Assets:
Loans Receivable .....................   $ 780    $ (39)       $ 741            $  68    $  28        $  96
Mortgage-backed Securities ...........     (71)      18          (53)              15       33           48
Investment Securities ................    (144)      19         (125)             101       46          147
Certificates of Deposit ..............     (98)       8          (90)             (57)      15          (42)
Other ................................      (3)      18           15              (78)      46          (32)
                                         -----    -----        -----            -----    -----        -----
         Total Interest-Earning Assets   $ 465    $  23        $ 488            $  48    $ 169        $ 217
                                         =====    =====        =====            =====    =====        =====

Interest-Bearing Liabilities
Demand and NOW Deposits ..............   $ (12)   $ (40)       $ (52)           $  (1)   $  37        $  36
Savings Deposits .....................      (4)      (2)          (6)              (2)       3            1
Certificate Accounts .................      92       77          169               37      101          138
FHLB Advances ........................     197      (15)         182                7      (13)          (6)
                                         -----    -----        -----            -----    -----        -----
    Total Interest-Bearing Liabilities   $ 274    $  19        $ 293            $  42    $ 127        $ 169
                                         =====    =====        =====            =====    =====        =====

            Increase (decrease) in net
                          interest income                      $ 195                                  $  48
                                                               =====                                  =====

    The following table presents the yields  received on loans,  investments and
other  interest-earning   assets,  the  ratios  paid  on  savings  deposits  and
borrowings and the resultant interest rate spreads at the dates indicated.


                                                         At September 30,
                                             -----------------------------------------
                                              1996              1995             1994
                                              ----              ----             ----

    Weighted average yield on:
    Loans receivable                          8.41%             8.15%            8.76%
    Mortgage-backed securities                7.01              7.50             6.15
    Investment securities                     7.17              6.83             5.37
    Other interest-earning assets             5.85              5.74             4.90
    Combined weighted average yield on
    interest-earning assets                   8.20              7.88             7.45

    Weighted average rate paid on:
    Savings deposits                          2.93              2.92             2.82
    Demand and NOW deposits                   3.21              3.07             2.90
    Certificates                              5.35              5.49             4.61
    Borrowings                                5.64              6.55             9.65
    Combined weighted average rate
    paid on interest-bearing liabilities      4.91              4.91             4.09

    Spread                                    3.29              2.97             3.36


Liquidity and Capital Resources

    The Bank's principal sources of funds are deposits and borrowings, amortization and prepayment of loan principal (including mortgage-backed securities), sales or maturities of investment securities, mortgage-backed securities and short-term investments and operations. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are influenced by interest rates, general economic conditions, competition and, most recently, the restructuring of the thrift industry. The Bank generally manages the pricing of its deposits to maintain a steady deposit balance, but has from time to time, decided not to pay deposit rates that are as high as those of its competitors and, when necessary, to supplement deposits with longer term and/or less expensive alternative sources of funds.

    Federal regulations historically have required the Bank to maintain minimum levels of liquid assets. The required percentage has varied from time to time based upon economic conditions and savings flows and is currently 5% of net withdrawable savings deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. government, agency and corporate securities and other obligations generally having remaining maturities of less than five years. The Bank has historically maintained its liquidity ratio at levels in excess of those required. For September 1996, the Bank's liquidity ratio was 13.16% compared to September 1995, where the liquidity ratio was 13.68%.

    The primary source of cash from operating activities is net income. For the year ended September 30, 1996, operating activities used funds of $1,316,604, primarily due to increased warehouse activity.

    The primary investing activities of the Bank are lending and purchasing mortgage-backed securities and investment securities. Loan originations, net of principal repayments, used $3.9 million during fiscal 1996. Mortgage-backed and investment securities purchases were $1.3 million, while mortgage-backed and investment securities maturities, principal repayments and sales totaled $1.7 million; thus using net funds of $900,000 during fiscal 1996. Maturing purchased certificates of deposit totaled $593,000. If general interest rates decline, the Bank would expect to experience an increase in prepayments, particularly in its adjustable-rate mortgage loans and adjustable-rate mortgage-backed securities. The increased funds from these sources could not necessarily be re-invested in similar instruments at yields and terms to maintain the increasing net interest margin the Bank experienced during fiscal 1996. The net cash used by investing activities was $2,951,426.

    The primary financing activity of the Bank is deposits and FHLB advances. For fiscal 1996, a net increase in certificate of deposit accounts and borrowings provided $5.0 million of funds, which was substantially offset by a decrease in savings accounts of $426,442. The net cash provided by financing activities was $4,507,115.

    Liquidity management is both a daily and long-term responsibility of management. The Bank adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) the projected amount of loans and mortgage-backed securities to mature or prepay, (iii) expected deposit flows, (iv) yields available on interest-bearing deposits, and (v) the objective of its asset/liability management strategy. Excess liquidity is invested generally in interest-bearing overnight deposits and other short-term government and agency obligations. If the Bank requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB of Topeka.

    The Bank anticipates that it will have sufficient funds available to meet current loan commitments. At September 30, 1996, the Bank had outstanding loan and warehouse commitments to extend credit which amount to $5.4 million.

Impact of Inflation and Changing Prices

    The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Effect of New Accounting Standards

    The Financial Accounting Standards Board ("FASB") has issued several new accounting standards which may affect the accounting for transactions of the Bank. The new standards are discussed in detail at Note 1 of the Notes to Consolidated Financial Statements.

Board of Directors
Delta Federal Savings, F.S.B.
  and subsidiary

REPORT OF INDEPENDENT AUDITORS

We have audited the accompanying consolidated statements of financial condition of Delta Federal Savings, F.S.B. and subsidiary (the Bank) as of September 30, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended September 30, 1996. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Delta Federal Savings, F.S.B. and subsidiary as of September 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

As discussed in Notes 2 and 8 to the consolidated financial statements, the Bank changed its method of accounting for income taxes and certain investment securities in fiscal 1994.


/s/Dalby, Wendland & Co., P.C.A
-------------------------------
DALBY, WENDLAND & CO., P.C.
Grand Junction, Colorado

November 7,1996

                  DELTA FEDERAL SAVINGS, F.S.B. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                           September 30, 1996 and 1995

--------------------------------------------------------------------------------

                                                                                                        1996                1995
                                                                                                      --------           -----------
                                              ASSETS
     Cash and due from banks                                                                          $   491,761        $   270,946
     FHLB overnight deposits and demand account                                                           860,808            842,538
     Certificates of deposit                                                                               99,000            692,000
     Securities held to maturity, fair value, $251,066 (1996), $1,048,714 (1995)                          249,133          1,042,886
     Securities available for sale, at fair value                                                       2,819,409          2,596,409
     Loans held for sale, at market value                                                               4,890,472          3,342,684
     Loans receivable, net                                                                             29,330,865         25,461,333
     Accrued interest receivable                                                                          228,092            212,147
     Federal Home Loan Bank stock, at cost                                                                513,900            362,700
     Property and equipment, net                                                                          297,452            284,349
     Prepaid expenses and other assets                                                                     72,511            102,419
                                                                                                      -----------        -----------

                                                                                  Total Assets        $39,853,403        $35,210,411
                                                                                                      ===========        ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
     Deposits                                                                                         $29,913,977        $30,340,419
     Advances from Federal Home Loan Bank                                                               6,000,000          1,000,000
     Advances by borrowers for taxes and insurance                                                         54,483             67,751
     Accounts payable and accrued expenses                                                                302,394            465,692
     Accrued SAIF special assessment                                                                      193,000                  -
     Note payable                                                                                          39,528                  -
     Deferred income taxes                                                                                  9,700             52,200
                                                                                                      -----------        -----------

                                                                             Total Liabilities         36,513,082         31,926,062
                                                                                                      -----------        -----------

     Commitments and contingencies                                                                              -                  -

     Shareholders' Equity:
     Common stock, $.01 par value, 5,000,000 shares authorized; 183,365 shares
     issued and outstanding                                                                                 1,834              1,834
     Additional paid-in capital                                                                         1,533,911          1,533,911
     Retained income - substantially restricted                                                         1,830,940          1,716,832
     ESOP note payable                                                                                   (39,528)                  -
     Net unrealized gain on securities available for sale                                                  13,164             31,772
                                                                                                      -----------        -----------

                                                                    Total Shareholders' Equity          3,340,321          3,284,349
                                                                                                      -----------        -----------

                                                    Total Liabilities and Shareholders' Equity        $39,853,403        $35,210,411
                                                                                                      ===========        ===========

                             See accompanying notes.

                  DELTA FEDERAL SAVINGS, F.S.B. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

             For the years ended September 30, 1996, 1995, and 1994

--------------------------------------------------------------------------------


                                                                                     1996                1995               1994
                                                                                    ----------         ----------         ----------
     INTEREST INCOME
       Loans                                                                      $2,739,487         $1,998,700         $1,902,632
       Mortgage-backed securities                                                     41,449             93,679             46,383
       Investment securities                                                         157,169            282,100            135,137
       Certificates of deposit                                                        19,937            109,742            151,904
       Other                                                                         100,401             85,939            117,095
                                                                                  ----------         ----------         ----------
                                                     Total Interest Income         3,058,443          2,570,160          2,353,151
                                                                                  ----------         ----------         ----------
     INTEREST EXPENSE
       Deposits                                                                    1,413,299          1,302,114          1,126,589
       Advances and other                                                            222,842             41,347             47,608
                                                                                  ----------         ----------         ----------
                                                    Total Interest Expense         1,636,141          1,343,461          1,174,197
                                                                                  ----------         ----------         ----------
                                                       Net Interest Income         1,422,302          1,226,699          1,178,954
       Provision for loan losses                                                      27,518             31,845             12,801
                                                                                  ----------         ----------         ----------
       Net Interest Income After Provision for Loan Losses                         1,394,784          1,194,854          1,166,153
                                                                                  ----------         ----------         ----------
     NONINTEREST INCOME
       Service charges                                                                79,144             36,331             42,436
       Commission income                                                              36,059             33,866                  -
       Late payment charges and other fees                                            30,339             28,830             31,205
       Income on deficiency judgments                                                  7,383              6,416              9,371
       Loss on sale of securities available for sale                                    (242)           (36,667)            (2,031)
       Gain (loss) on sale of real estate owned and other assets                      14,757                  -              (231)
       Other                                                                           1,784              2,808              9,748
                                                                                  ----------         ----------         ----------
                                                  Total Noninterest Income           169,224             71,584             90,498
                                                                                  ----------         ----------         ----------
     NONINTEREST EXPENSE
       Compensation to officers and employees                                        578,647            516,427            458,958
       General and administrative                                                    224,774            216,936            174,480
       SAIF special assessment                                                       193,000                  -                  -
       SAIF premium                                                                   70,301             68,586             75,147
       Depreciation and amortization                                                  57,084             52,357             47,817
       Professional fees                                                              51,794             51,338             76,942
       Advertising                                                                    37,918             50,874             48,025
       Occupancy expense                                                              45,687             48,234             53,050
       Computer processing expense                                                    47,485             46,453             48,835
                                                                                  ----------         ----------         ----------
                                                 Total Noninterest Expense         1,306,690          1,051,205            983,254
                                                                                  ----------         ----------         ----------
                                                Income Before Income Taxes           257,318            215,233            273,397
       Provision for income taxes                                                     88,200             63,656             94,100
                                                                                  ----------         ----------         ----------
                  Net Income Before Cumulative Effect of Adopting SFAS 109           169,118            151,577            179,297

       Cumulative effect of adopting SFAS 109                                              -                  -             30,500
                                                                                  ----------         ----------         ----------
                                                                Net Income         $ 169,118         $  151,577         $  209,797
                                                                                   =========         ==========         ==========

                             See accompanying notes.

                  DELTA FEDERAL SAVINGS, F.S.B. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

             For the years ended September 30, 1996, 1995, and 1994
--------------------------------------------------------------------------------




                                                                            Employee                   Net Unrealized
                                       Common Stock         Additional         Stock                  Securities Gain
                                    --------------------     Paid-in     Ownership        Retained     On Available
                                     Shares       Amount     Capital         Plan           Income       for Sale           Total
                                    ---------     ------    ----------   -----------      ----------  ----------------   -----------

    Balance at September 30, 1993     182,000     $1,820    $1,520,275     $  (5,400)     $1,444,829        $    -       $2,961,524
    Change in accounting method
      for securities                        -          -             -             -               -         9,282            9,282
    Employee Stock Ownership
        Plan                                -          -             -         5,400               -             -            5,400
    Cash dividends declared                 -          -             -             -         (40,040)            -          (40,040)
    Net income                              -          -             -             -         209,797             -          209,797
    Change in net unrealized (loss)
     gain on securities available
     for sale                               -          -             -             -               -        (62,740)        (62,740)
                                      -------     ------    ----------     ---------      ----------        -------       ----------

    Balance at September 30, 1994     182,000      1,820     1,520,275             -       1,614,586        (53,458)      3,083,223
    Stock options exercised             1,365         14        13,636             -               -             -           13,650
    Cash dividends declared                 -          -             -             -        (49,331)             -          (49,331)
    Net income                              -          -             -             -         151,577             -          151,577
    Change in net unrealized gain
     on securities available for sale       -          -             -             -              -          85,230           85,230
                                      -------     ------    ----------     ---------      ----------        -------       ----------

    Balance at September 30, 1995     183,365      1,834     1,533,911             -       1,716,832        31,772        3,284,349

    Employee Stock Ownership
    Plan - issuance of note payable         -          -             -       (39,528)              -             -          (39,528)
    Cash dividends declared                 -          -             -             -         (55,010)            -          (55,010)
    Net income                              -          -             -             -         169,118             -           169,118
    Change in net unrealized gain
     on securities available for sale       -          -             -             -               -       (18,608)         (18,608)
                                      -------     ------    ----------     ---------      ----------        -------       ----------

    Balance at September 30, 1996     183,365     $1,834    $1,533,911     $(39,528)      $1,830,940       $13,164        $3,340,321
                                      =======     ======    ==========     ========       ==========       =======        ==========

                             See accompanying notes.

                  DELTA FEDERAL SAVINGS, F.S.B. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              For the years ended September 30, 1996, 1995 and 1994

--------------------------------------------------------------------------------


                                                                                        1996               1995               1994
                                                                                   -----------       ------------         ----------
OPERATING ACTIVITIES
     Net income                                                                $   169,118       $    151,577        $  209,797
     Adjustments to reconcile net income to net cash provided
       (used) by operating activities:
          Depreciation and amortization                                             52,456             29,620            48,827
          Provision for loan losses                                                 27,518             31,845            12,801
          Income tax effect of securities available for sale                             -                  -            29,800
          Net (gain) loss on sale of securities available for sale                    (242)            36,667             2,031
          Net (gain) loss on sale of real estate owned                                   -                  -               231
          Net change in assets and liabilities
            Loans held for sale                                                 (1,547,788)        (2,301,905)        5,229,442
            Interest receivable
            Interest receivable                                                    (15,945)           (27,679)          (56,887)
            Other assets, net                                                       (3,592)             2,178          (131,646)
            Deferred loan origination fees                                           6,381            (27,098)            4,575
            Accounts payable and accrued expenses                                   37,990            181,851           (64,781)
            Deferred income taxes                                                  (42,500)           (16,400)            2,600
                                                                               -----------       ------------         ----------
                          Net Cash Provided (Used) By Operating Activities      (1,316,604)        (1,939,344)        5,286,790
                                                                               -----------       ------------         ----------
INVESTING ACTIVITIES
     Net change in loans originated or acquired                                 (3,903,430)        (5,327,319)         (176,295)
     Sale of real estate owned and held for investment, net                              -                  -            52,623
     Purchases of equipment                                                        (65,187)           (27,762)          (90,864)
     Abandonment of equipment                                                            -                  -             1,551
     Purchase FHLB stock                                                          (122,700)                 -                 -
     Purchase of securities held to maturity                                             -           (511,422)         (844,315)
     Purchase of securities available for sale                                  (1,192,190)        (1,045,070)       (3,955,625)
     Sale of securities available for sale                                         494,465          3,637,504           247,969
     Maturities of securities available for sale                                 1,138,616            564,815           401,208
     Maturities of securities held to maturity                                     106,000            305,433                 -
     Net change in certificates of deposit held by other financial
       institutions                                                                593,000          2,929,327          (758,712)
                                                                               -----------       ------------        ----------
                          Net Cash Provided (Used) By Investing Activities      (2,951,426)           525,506        (5,122,460)
                                                                               -----------       ------------        ----------

FINANCING ACTIVITIES
     Net decrease in savings accounts                                             (565,724)        (1,981,777)         (324,976)
     Net increase in certificates of deposit                                       139,282          1,413,785           774,732
     Proceeds from borrowings                                                   49,875,000         14,800,000        11,600,000
     Principal paid on borrowings                                              (44,875,000)       (14,200,000)      (11,600,000)
     Net increase (decrease) in advances by borrowers                              (13,268)            13,410               518
     Net proceeds on sale of common stock                                                -             13,650                 -
     Cash dividends paid                                                           (53,175)           (45,500)          (36,400)
                                                                               -----------       ------------        ----------
                                 Net Cash Provided By Financing Activities       4,507,115             13,568           413,874
                                                                               -----------       ------------        ----------
                          Increase (Decrease) in Cash and Cash Equivalents         239,085        (1,400,270)           578,204

Cash and cash equivalents - October 1                                            1,113,484          2,513,754         1,935,550
                                                                               -----------       ------------         ----------
Cash and cash equivalents - September 30                                       $ 1,352,569       $  1,113,484        $2,513,754
                                                                               ===========       ============        ==========


                             See accompanying notes.

                  DELTA FEDERAL SAVINGS, F.S.B. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        September 30, 1996, 1995 and 1994

--------------------------------------------------------------------------------

NOTE 1 -        OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
                POLICIES

                      Basis of Presentation
                      The consolidated financial statements include the accounts of Delta Federal Savings, F.S.B. (the Bank) and its wholly-owned subsidiary Delta Financial Service Corp. The investment in subsidiary is accounted for using the equity method. All significant intercompany transactions have been eliminated in consolidation.

                      Nature of Operations
                      The Bank, a federally charted savings bank, is subject to certain federal agencies and their respective requirements. Pursuant to a filing with the Securities and Exchange Commission (SEC), the Bank deregistered its stock with the SEC on September 12, 1996.

                      The Bank provides a wide range of financial related services to customers in western Colorado. Delta Financial Service Corp., provided investment services through a contract with Investment Center of America.(TM) Effective September 30, 1996, the Bank discontinued the investment services provided through Delta Financial Service Corp. but maintains the contract with Investment Center of America.(TM)

                      A summary of significant accounting policies follows:

                      Interest-Bearing Deposits
                      Interest-bearing deposits consisted of the following at September 30:

                                                                             1996                 1995
                                                                         ----------            --------

                         Included in cash                                $  315,022            $ 80,640
                         FHLB overnight deposits and demand account         860,808             842,538
                                                                         ----------            --------

                                                                         $1,175,830            $923,178
                                                                         ==========            ========


                Securities Held to Maturity and Available for Sale
                      Effective October 1, 1993, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Securities that may be sold in response to or in anticipation of changes in interest rates and resulting prepayment risk, or other factors, are classified as available for sale and carried at fair value. The unrealized gains and losses on these securities are reported net of applicable taxes in a separate component of shareholders' equity. Securities that the Bank has the positive intent and ability to hold to maturity continue to be carried at amortized cost.

                      Interest income on securities, including amortization of premiums and accretion of discounts, is recognized using the interest method. The Bank anticipates prepayments of principal in the calculation of the effective yield for collateralized mortgage obligations and mortgage-backed securities. The specific identification method is used to determine realized gains and losses on sales of securities, which are reported in securities gains.

                      Loans Held for Resale
                      Loans held for resale are carried at the individual loan's purchased cost, which is considered to approximate market value. The loans are guaranteed as to their resale value by the mortgage banking companies from whom they were purchased. Each loan has been presold to a third party investor (see Note 3).

                      Loans Receivable
                      Loans are reported at the principal amount outstanding, net of deferred loan fees, loan purchase discounts and the allowance for loan losses. Interest on loans is calculated by using the simple interest method on the daily balance of the principal amount outstanding.

                      The Bank has established a lending policy whereby the credit worthiness of each customer is reviewed and the amount of collateral obtained upon approval is based on management's credit evaluation of the customer. Generally, the loans at the Bank are collateralized by deeds of trust held by the Bank.

                      Nonrefundable loan fees are deferred and recognized as income over the life of the loan as an adjustment of the yield. Direct costs associated with originating loans are deferred and amortized as a yield adjustment over the life of the loan.

                      Effective October 1, 1995, the Bank adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. The adoption of these standards did not have a material effect on the financial statements.

                      A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans are not classified as impaired because of minimal payment delays or insignificant shortfalls in amounts if management expects to collect all amounts due including interest. Management determines loan impairments on a loan by loan basis for the entire portfolio.

                      Accrual of interest can be discontinued on impaired loans and loans designated as nonaccrual loans. Accrual of interest on loans is generally discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal, or when a loan becomes contractually past due 90 days or more with respect to interest or principal. When a loan is placed on impaired or nonaccrual status, all interest previously accrued but not collected is charged against income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to such interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

                      Allowance for Loan Losses
                      The allowance for loan losses is established through a provision of loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans, based on evaluations of the collectibility and prior loss experience of loans. The evaluations take into consideration such factors as changes in the nature and size of the portfolio, overall portfolio quality, specific problem loans, and current and anticipated economic conditions that may affect borrowers' ability to pay.

                      For impaired loans, if the present value of expected future cash flows is less than the recorded investment in the loan, an allowance is recognized with a charge to the provision for loan losses.

                      Real Estate Owned
                      Real estate owned represents property acquired through foreclosure or settlement of loans and is recorded at the lower of cost or fair value of the property at the time of foreclosure less estimated costs to sell.

                      Valuations are periodically performed by management and subsequent charges to income are taken when it is determined that the carrying value of the property exceeds the fair value less estimated costs to sell.

                      Federal Home Loan Bank Stock
                      Federal Home Loan Bank (FHLB) stock is an equity interest in the FHLB of Topeka. The Bank, as a member of the FHLB, is required to maintain an investment in capital stock of the FHLB. The stock is classified as a restricted investment security, carried at cost, and evaluated for impairment. The stock can only be sold, at par value, to the FHLB or to another member institution. As a result the stock is assumed to have a market value equal to cost for disclosure purposes.

                      Property and Equipment
                      Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets.

                      Income Taxes
                      Income taxes are provided in accordance with SFAS No. 109, Accounting for Income Taxes (see Note 8). Under the provisions of SFAS No. 109, deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates which will be in effect when these differences are expected to reverse. If appropriate, deferred tax assets are reduced by a valuation allowance which reflects expectations of the extent to which such assets will be realized.

                      The Bank adopted SFAS No. 109, effective October 1, 1993, and has reported the cumulative effect of the change in the method of accounting for income taxes as of the beginning of the 1994 fiscal year in the consolidated statements of operations.

                      Estimates
                      The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                      Net Income Per Share
                      Net income per share for the years ended September 30 was $.92 (1996), $.83 (1995) and $.98 (1994) determined by dividing net income for the year by 183,365 (1996), 182,228 (1995), and 182,000 (1994), the weighted average number of shares outstanding.

                      Certain Reclassifications - Not Material
                      Certain reclassifications have been made to the consolidated financial statements for September 30, 1994 to conform to the September 30, 1996 and 1995 presentation.

                      Effect of New Accounting Standards
                      The Financial Accounting Standards Board (FASB) issued SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed which is effective for fiscal years beginning after December 15, 1995. SFAS No. 121 requires the review of long-lived assets for impairment, recognition of an impairment loss when applicable, and the reporting of certain assets to be disposed of at the lower of carrying amount or fair value less cost to sell.

                      SFAS No. 122, Accounting for Mortgage Servicing Rights, was also issued and is effective for fiscal years beginning after December 15, 1995. SFAS No. 122 provides accounting standards for recording mortgage servicing rights for rights originated by the institution or acquired by purchase.

                      In October 1995, FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which is effective for fiscal years beginning after December 15, 1995, or for the fiscal year for which this SFAS is initially adopted for recognizing compensation cost, whichever is first. SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation plans.

                      The Bank expects to adopt the standards when required. Management believes adoption of these new accounting standards will not have a material effect on consolidated financial position and results of operations, nor will adoption require additional capital resources.

                      Supplemental Disclosure of Cash Flow Information
                      For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, demand deposits at other financial institutions and overnight deposits. Certificates of deposit with original maturities of three months or more are considered as part of a larger pool of investments and are not treated as cash equivalents. Cash and cash equivalents consisted of the following at September 30:

                                                                          1996           1995           1994
                                                                     ----------      ----------      ----------

                         Cash and due from banks                     $  491,761      $  270,946      $  538,747
                         FHLB overnight deposits and demand account     860,808         842,538       1,975,007
                                                                     ----------      ----------      ----------
                                                                     $1,352,569      $1,113,484      $2,513,754
                                                                     ==========      ==========      ==========

                      Selected cash payments and noncash activities were as follows:

                                                                          1996           1995           1994
                                                                     ----------      ----------      ----------

                         Interest paid on deposits and borrowings    $1,644,718      $1,348,672      $1,169,661
                         Income taxes paid                           $   88,383      $   29,800      $  112,600
                         Non-cash transactions
                           Dividends declared                        $   27,505      $   49,331      $   40,040

NOTE 2 -        SECURITIES

                      On October 1, 1993, the Bank adopted SFAS No. 115, which addresses the accounting for investments in equity securities that have readily determinable fair values and for investments in all debt securities. Such securities are classified in three categories and accounted for as follows: debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity and are measured at amortized cost; debt and equity securities bought and held principally for the purpose of selling in the near term are classified as trading securities and are measured at fair value, with unrealized gains and losses included in earnings; debt and equity securities not classified as either held to maturity or trading securities are deemed available for sale and are measured at fair value, with unrealized gains and losses, net of applicable taxes, reported in a separate component of stockholders' equity.

                      The Financial Accounting Standards Board (FASB) allowed entities to make a transfer of securities between classifications during the month of December 1995. Accordingly, the Bank transferred securities classified as held to maturity to the available for sale classification in December 1995. The amortized cost and unrealized gain of the securities transferred was $486,649 and $3,960, respectively.

                      Held to Maturity Securities
                      The amortized cost and estimated fair value of held to maturity securities at September 30 were as follows:

                                                                             Gross         Gross          Estimated
                                                              Amortized    Unrealized    Unrealized         Fair
                                                                Cost         Gains         Losses           Value
                                                              ---------    ----------    ----------
                         1996
                         ----
                         U.S. Government and Federal
                           Agency/Corporation Obligations:
                           Mortgage-backed securities          $249,133        $1,933     $    -           $251,066
                                                               --------        ------     ---------        --------

                         Total Held to Maturity Securities     $249,133        $1,933     $    -           $251,066
                                                               ========        ======     =========        ========

                         1995
                         ----
                         U.S. Government and Federal
                         Agency/Corporation Obligations:
                         U.S. Treasuries                       $105,678        $   -      $   (118)        $105,560
                         U.S. Agencies                          248,046         3,416          -            251,462
                                  Mortgage-backed securities    689,162         2,530          -            691,692
                                                              ---------         -----       ------         --------

                         Total Held to Maturity Securities   $1,042,886        $5,946        $(118)      $1,048,714
                                                             ==========        ======        =====       ==========

                      Available for Sale Securities
                      The amortized cost and estimated fair value of available for sale securities at September 30 were as follows:

                                                                             Gross         Gross          Estimated
                                                              Amortized    Unrealized    Unrealized         Fair
                                                                Cost         Gains         Losses           Value
                                                              ---------    ----------    ----------      ----------
                      1996
                      ----
                      U.S. Government and Federal
                        Agency/Corporation Obligations:
                          U.S. Treasuries                      $  247,372   $    -        $(1,757)      $  245,615
                          U.S. Agencies                         2,243,666        23,950    (1,596)       2,266,020
                          Mortgage-backed securities              307,512           262        -           307,774
                                                               ----------   -----------   -------       ----------

                      Total Available For Sale Securities      $2,798,550       $24,212   $(3,353)      $2,819,409
                                                               ==========   ===========   =======       ==========


                      1995
                      ----
                      U.S. Government and Federal
                      Agency/Corporation Obligations:
                        U.S. Treasuries                        $2,546,837       $49,852   $  (280)      $2,596,409
                                                               ----------       -------   -------       ----------

                      Total Available For Sale Securities      $2,546,837       $49,852   $  (280)      $2,596,409
                                                               ==========       ========  =======       ==========


                      The amortized cost and estimated fair value of debt securities at September 30, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                             Estimated
                                                                          Amortized            Fair
                      Held to Maturity Securities                            Cost              Value
                      ---------------------------                        ----------          ----------

                      Due in one year or less                            $  249,133          $  251,066
                                                                         ----------          ----------
                               Total Held to Maturity Securities         $  249,133          $  251,066
                                                                         ==========          ==========

                      Available for Sale Securities
                      -----------------------------

                      Due in one year or less                            $   99,169          $  100,078
                      Due after one year through five years               2,699,381           2,719,331
                                                                          ---------           ---------
                               Total Available for Sale Securities       $2,798,550          $2,819,409
                                                                         ==========          ==========


NOTE 3 -        LOANS RECEIVABLE

                      The  following  is  a  summary  of  loans   receivable  at
September 30:

                                                                           1996                1995
                                                                        -----------         -----------
                       Real estate loans:
                       One-to-four family                               $23,377,526         $21,537,724
                       Commercial                                         1,894,511           1,289,558
                       Construction                                       2,375,942             965,930
                       Land                                                  37,587              89,687
                       Second mortgages                                     184,522             209,420
                       Other loans:
                       Home improvement loans                             1,091,446           1,027,374
                       Unsecured consumer loans                             276,785             290,680
                       Loans on deposits                                     49,269             134,420
                       Automobile                                           360,608             182,225
                       Student                                                    -                   -
                       Consumer                                              20,576              17,446
                                                                        -----------         -----------
                                                                         29,668,772          25,744,464
                       Allowance for estimated loan losses                (270,227)           (243,619)
                       Deferred loan fees                                  (69,894)            (63,512)
                       Unearned premium on purchased loans                    2,214              24,000
                                                                        -----------         -----------

                                                                        $29,330,865         $25,461,333
                                                                        ===========         ===========

                      A summary of the changes in the allowance for loan losses is as follows:

                                                             1996               1995                 1994
                                                           --------           --------            ---------

                      Beginning of the period              $243,619           $220,859            $210,586
                      Provision for losses                   27,518             31,845              12,801
                      Loan charge-offs and transfers
                        to REO                                 (910)            (9,085)             (2,528)
                                                           --------           --------            --------
                                                           $270,227           $243,619            $220,859
                                                           ========           ========            ========


                      Unsecured consumer loans are loans that were made for the acquisition of one to four family residences. The average balances of those loans at September 30 were approximately $12,581 (1996) and $10,380 (1995). The average balance is higher than typical unsecured loans; however, these are well-seasoned loans that are at least seventeen years old and have an average remaining life of eleven years.

                      The Bank has approved various warehouse lines of credit for mortgage banking companies. Under a warehouse agreement, the amounts advanced are secured by notes and deeds of trust on individual properties. Each loan under these agreements has also been presold to a third party investor. At September 30 the lines are approved for a level of $10,000,000 (1996) and $15,000,000 (1995). At
                      September 30 advances of $4,890,472  (1996) and $3,342,684
                      (1995) had been made under the terms of the agreements. Interest income earned under the agreements for September 30 totaled $414,639 (1996), $105,943 (1995), $222,550
                      (1994). Under the terms of the agreement, the Bank is not exposed to any market fluctuation in interest rates.

                      At September 30, the Bank had pledged approximately $870,221 (1996) and $643,200 (1995) of loans on real property as collateral for deposits of public funds.

                      Loans  serviced  by the Bank for the  benefit of others at
                      September  30  were  $363,557  (1996),  $561,984   (1995),
                      $713,462 (1994).

                      For the years ended September 30, loans sold with recourse totaled $139,097 (1996) and $295,820 (1995).


NOTE 4 -        ACCRUED INTEREST RECEIVABLE

                      Accrued interest receivable at September 30 consists of the following:

                                                      1996       1995
                                                    --------   --------

                 Loans                              $148,168   $134,880
                 Investments                          54,348     67,845
                 Other                                25,576      9,422
                                                    --------   --------

                                                    $228,092   $212,147
                                                    ========   ========


NOTE 5 -        PROPERTY AND EQUIPMENT

                      The following is a summary of property and equipment at September 30:

                                                                       1996         1995
                                                                    ---------    ---------

                      Land                                          $  54,156    $  54,156
                      Building and improvements                       444,036      444,036
                      Furniture, fixtures and equipment               320,321      259,506
                                                                    ---------    ---------

                                                                      818,513      757,698
                      Less accumulated depreciation                  (521,061)    (473,349)
                                                                    ---------    ---------

                                                                    $ 297,452    $ 284,349
                                                                    =========    =========

                      Depreciation expense for the years ended September 30 was $52,084 (1996), $47,357 (1995), and $46,984 (1994).

NOTE 6 -        DEPOSITS

                      The following is a summary of deposits at September 30:

                                                                       1996**          1996              1995
                                                                       ------      -----------       -----------

                    Noninterest checking                                0.00%      $ 1,330,447       $ 1,140,011
                    Negotiable order of withdrawal accounts             2.04%        1,016,677         1,490,469
                    Statement savings                                   2.93%        1,795,867         1,902,967
                    Money market deposit accounts                       3.45%        4,932,519         5,107,787
                                                                                   -----------      ------------

                                                                                     9,075,510         9,641,234
                                                                                   -----------      ------------
                    Certificates of deposit
                    0.00% - 2.99%                                                      193,947               591
                    3.00% - 3.99%                                                            -           410,193
                    4.00% - 4.99%                                                    5,505,524         5,426,406
                    5.00% - 5.99%                                                   12,352,759         9,387,233
                    6.00% - 6.99%                                                    2,503,324         4,561,923
                    7.00% - 7.99%                                                      271,997           789,795
                    8.00% - 8.20%                                                       10,916           123,044
                                                                                   -----------      ------------

                                                                        5.35%       20,838,467        20,699,185
                                                                                   -----------      ------------

                                                                                   $29,913,977       $30,340,419
                                                                                   ===========       ===========

                      **   Weighted average rate at September 30, 1996

                      At   September   30,   1996,   scheduled   maturities   of
                      certificates of deposit are as follows:

                                         1997           1998           1999        2000        2001       Total
                                      -----------    ----------      --------    --------    --------   -----------

  0.00% - 2.99%                       $   193,618    $        -      $    329    $      -    $      -   $   193,947
  3.00% - 3.99%                                 -             -             -           -           -             -
  4.00% - 4.99%                         5,269,124       167,287        69,113           -           -     5,505,524
  5.00% - 5.99%                         9,231,243     2,316,614       519,338     108,207     177,357    12,352,759
  6.00% - 6.99%                         1,809,173       242,859        40,000     246,983     164,309     2,503,324
  7.00% - 7.99%                           271,997             -             -           -           -       271,997
  8.00% - 8.99%                                 -             -             -           -      10,916        10,916
                                      -----------    ----------      --------    --------    --------   -----------
                                      $16,786,071    $2,726,760      $628,780    $355,190    $341,666   $20,838,467
                                      ===========    ==========      ========    ========    ========   ===========

                      Interest expense on deposits for the years ended September 30 is summarized as follows:

                                         1996             1995              1994
                                       ----------       ----------        ----------

Money market                           $  157,573       $  194,558        $  185,440
Savings                                    52,461           57,945            57,105
Negotiable order of withdrawal             31,773           48,413            20,420
Certificates of deposit                 1,171,492        1,001,198           863,624
                                       ----------       ----------        ----------

                                       $1,413,299       $1,302,114        $1,126,589
                                       ==========       ==========        ==========

                      Federal Deposit Insurance Corporation (FDIC), an agency of the U.S. Government, insures all depositors up to $100,000 in accordance with the rules and regulations of the FDIC. Deposits with a balance in excess of $100,000 at September 30 were $1,327,000 (1996) and $2,149,000 (1995).


NOTE 7 -        ADVANCES FROM FEDERAL HOME LOAN BANK

                      At September 30, the Bank had an approved line of credit for $9,948,000 (1996) and $6,748,000 (1995) with the FHLB.
                      The Bank had advances on the line of $4,000,000 (1996) and $1,000,000 (1995) at September 30. The line of credit expires in April 1997. The Bank has pledged collateral under a blanket pledge agreement with the FHLB which includes FHLB stock, real estate loans, and other non-pledged securities.

                      The Bank had fixed rate advances from the FHLB at September 30, 1996 as follows:


                      Interest                            Maturity          Principal
                       Rate                                 Date             Balance
                       ----                                 ----             -------

                       6.04%                               11/06/98         $1,000,000
                       5.82%                               01/04/01          1,000,000
                                                                            ----------

                                                                            $2,000,000
                                                                            ==========


NOTE 8 -        INCOME TAXES

                      The Bank adopted SFAS No. 109, Accounting for Income Taxes, as of October 1, 1993. The cumulative effect of this change in accounting for income taxes, as of October 1, 1993, increased net income by $30,500 and is reflected as a cumulative effect of change in accounting principle in the statements of income for the year ended September 30, 1994.

                      The provision for income taxes, exclusive of the tax benefit related to the adoption of SFAS No. 109 of $30,500 as of October 1, 1993, consists of the following:

                                  1996              1995              1994
                                 --------          -------           -------

                      Current    $119,900          $47,256           $46,300
                      Deferred    (31,700)          16,400            47,800
                                 --------          -------           -------

                                 $ 88,200          $63,656           $94,100
                                 ========          =======           =======

                      Deferred income taxes and benefits are provided for significant income and expense items recognized in different years for tax and financial reporting purposes. Temporary differences which give use to significant deferred tax assets and liabilities as of September 30, 1996, are as follows:

                      SAIF assessment accrued                         $ 72,000
                      State net operating loss carryforward              7,800
                      Deferred loan fees                                 8,600
                      State tax credits                                  5,000
                      Other                                                900
                                                                      --------

                                                                        94,300
                                                                      --------
                      Valuation allowance                                  -

                                      Total Deferred Assets             94,300
                                                                      --------
                      Cash to accrual adjustment                        62,200
                      FHLB stock dividends                              34,000
                      Market value adjustment - investments              7,800
                                                                      --------

                                      Total Deferred Liabilities      (104,000)
                                                                      --------

                                      Net Deferred Liabilities        $ (9,700)
                                                                      ========


                      The provisions for federal income taxes have been provided at an effective rate of 34.3% (1996), 37.0% (1995), 34.4%
                      (1994). These rates are different than the normal "expected" corporate rate of 34% due to the following:

                                                                       1996            1995            1994
                                                                    --------         --------        -------

                      Normal "expected corporate taxes               $87,500         $58,400         $93,000
                      Change in tax provision resulting from:
                      Increase resulting from provision
                        for loan and real estate losses                6,800           8,600           5,100
                      Bad debt deduction based on tax methods        (12,900)        (10,200)         (4,100)
                      Tax rate differential                            3,200            (500)         (1,200)
                      Other                                            3,600           7,356           1,300
                                                                     -------         -------         -------

                      Total Income Tax Expense                       $88,200         $63,656         $94,100
                                                                     =======         =======         =======

                      The Bank files consolidated federal and state income tax returns with its wholly-owned subsidiary. The Bank has met certain definitions and other conditions prescribed by the Internal Revenue Service which permit annual bad debt deductions (not related to amount of losses actually anticipated and charged to earnings) in computing taxable income. Included in retained income of the Bank at September 30 is the accumulation of such bad debt deductions of approximately $966,000 (1996) and $948,000
                      (1995) for which no provision for income taxes has been made. If, in the future, these amounts are treated as being used for any purpose other than to absorb losses on bad debts, the federal and state tax liability will be imposed on these amounts at the then current tax rates.

                      At September 30, 1996, the Bank had net operating loss carryforwards for state income tax purposes of approximately $157,000, which expire in 2003 through 2005. There were no net operating loss carryforwards for federal income tax purposes.


NOTE 9 -        RELATED PARTY TRANSACTIONS

                      Transactions between the Bank and its directors and officers are considered to be between related parties. Terms and rates of interest on loans and deposit accounts of directors and officers are substantially the same as those extended to unrelated bank customers. At September 30, related party deposits with the Bank totaled $75,612
                      (1996)  and  $235,308  (1995).   The  Bank  has  no  loans
                      outstanding to officers and directors.


NOTE 10 -       RETIREMENT PLAN

                      The Bank sponsors a salary reduction simplified employee pension plan, a defined contribution plan, covering substantially all employees. Contributions to the plan are made at the discretion of the Board of Directors. Total contributions under this plan were $11,257 (1996), $11,363
                      (1995), $18,053 (1994).


NOTE 11 -       SHAREHOLDERS' EQUITY

                      Net Worth Requirement
                      The Office of Thrift Supervision (OTS) regulations require institutions to have minimum regulatory capital as follows: core capital equal to 3% of total assets, tangible capital equal to 1.5% of total assets, and risk-based capital as a percentage of risk-weighted assets of 8%.

                      At  September  30,  1996,   the  Bank  had  the  following
                      regulatory capital calculated in accordance with OTS regulations ($ in thousands):

                                             Tangible Capital            Core Capital           Risk-Based Capital
                                             ----------------            ------------           ------------------

     Actual                                 $3,328        8.4%        $3,328        8.4%        $3,552        16.5%
     Required                                  596        1.5%         1,192        3.0%         1,561         8.0%
                                            ------        ---         ------        ---         ------         ---
     Excess                                 $2,732        6.9%        $2,136        5.4%        $1,991         8.5%
                                            ======        ===         ======        ===         ====== =       ===

                                      -31-

                      Employee Stock Ownership Plan
                      In 1993, the Bank created an Employee Stock Ownership Plan
                      (ESOP) for eligible employees. During fiscal year ended September 30, 1996, the ESOP borrowed $17,000 and $25,000 from another financial institution. The loans are unsecured and mature in 2000 and 2001, respectively.

                      The proceeds of the loans were used to purchase Bank stock on the open market. The ESOP's loan payments are provided by the Bank's contributions to the ESOP. The unpaid principal balance of the loans at September 30, 1996, is shown as a note payable and a reduction in shareholders' equity.

                      The ESOP owns 10,907 shares at September 30, 1996, and made open market purchases of 3,857 shares (1996) and 1,050 shares (1995).At September 30, 1996, 3,857 shares were unallocated.

                      Contributions to the ESOP are made at the discretion of the Board of Directors. Allocation of shares purchased on the open market are determined based upon eligibility of employees and their compensation levels. There were no federal income tax benefits realized from payment of the dividends to the ESOP, due to the ESOP retaining all dividends earned. The provision for expense in connection with the ESOP was $14,869 (1996), $9,895 (1995), and
                      $8,413 (1994).

                      Stock Option and Incentive Plan
                      The Bank has adopted a stock option and incentive plan (the Plan) for the benefit of directors, officers and employees of the Bank.

                      The number of common shares authorized by the Plan is up to 10% of the shares issued upon conversion for officers and employees, and up to .75% of the shares issued upon conversion for each current and future director. The option exercise price must be at least equal to the fair value per share of the common stock on the date of grant. The Plan also provides for the issuance of restricted stock.

                      At September 30 options totaled 16,835 (1996) and (1995) at a weighted average exercise price of approximately $10.20 per share. No options were exercised or expired during the year ended September 30, 1996 and 1994. During the year ended September 30, 1995, 1,365 options were granted, 1,365 expired and 1,365 were exercised.

NOTE 12 -       CONCENTRATION OF CREDIT RISK

                      The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit through mortgage loans. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statements of financial position. The contract amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

                      Financial instruments whose contract amounts represent credit risk at September 30 are commitments to originate loans of $335,000 (1996) and $964,000 (1995).

                      The above commitments are conditional agreements to lend to a customer, subject to the commitment agreement. The commitments generally have fixed expiration dates or other termination clauses and may require a minimum fee payment. Since commitments often expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis using the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based upon management's credit evaluation.

                      The Bank grants commercial and residential loans to customers throughout western Colorado. Although the Bank has a diversified loan portfolio, the debtors' ability to honor their contracts is dependent upon state and local economic conditions. The concentrations of credit by type of loan are set forth in Note 3.

                      A portion of the Bank's operations is related to warehouse lines of credit provided to mortgage banking companies located in western Colorado. The Bank also purchases loans from the same companies. Changes in the level of business conducted with the mortgage banking companies could have a significant effect on the Bank's operations.


NOTE 13 -       COMMITMENTS AND CONTINGENCIES

                      In the normal course of business, there are various outstanding commitments and contingencies that are not reflected in the financial statements. In addition, the Bank is involved in various legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position of the Bank.

NOTE 14 -       FAIR VALUE OF FINANCIAL INSTRUMENTS

                      SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Bank disclose fair value information, whether or not such financial instruments are recognized on the balance sheet. Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than a forced sale or liquidation, and is best evidenced by a quoted market price, if one exists.

                      Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience and other factors. Changes in assumptions could significantly affect these estimates and the resulting fair values. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of the differences in methodologies and assumptions used to estimate fair values, the Bank's fair values should not be compared to those of other financial institutions.

                      The fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amounts presented do not purport to represent the Bank's underlying market value.

                      The fair value of certain financial assets carried at cost, including cash and due from banks, deposits with banks, Federal Reserve Bank stock and accrued interest receivable is considered to approximate their respective book values due to their short-term nature and negligible credit losses.

                      Fair values of the Bank's available for sale securities are based on quoted market prices of dealer quotes. If quoted prices are not available for a specific security, fair value is based on quoted market prices of comparable instruments.

                      Fair values for loans are estimated using a discounted cash flow analysis, based on interest rates currently offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair value of commitments to extend credit is considered to be the related fee the Bank would earn should the commitment be fulfilled and is considered immaterial for disclosure.

                      The fair value of accounts payable, accrued liabilities and accrued interest payable are considered to approximate their respective book values due to their short-term nature. By definition, fair values of deposits with no stated maturities, such as demand deposits, savings, NOW accounts and money market deposit accounts are equal to the amounts payable on demand at the reporting date.

                      The fair values of fixed rate deposits are based on discounted cash flows using rates currently offered for deposits of similar remaining maturities.

                      The  estimated  fair  values  for  the  Bank's   financial
                      instruments were as follows at September 30, 1996 (rounded to nearest thousand):

                                                                        Carrying       Fair
                                                                         Amount        Value
                                                                         ------        -----
                      Financial assets
                      Assets for which fair value approximates
                        book value                                    $ 7,084,000     7,084,000
                      Securities                                        3,048,000     3,070,000
                      Loans                                            29,331,000    30,056,000
                      Off-balance sheet deposit intangibles                  --         554,000

                      Financial liabilities
                      Liabilities for which fair value approximates
                        book value                                        590,000       590,000
                      Time deposits                                    29,914,000    29,895,000
                      FHLB advances                                     6,000,000     5,993,000


                              CORPORATE INFORMATION
================================================================================

Annual Meeting

     The annual meeting of Delta Federal Savings, F.S.B. will be held on January 28, 1997 at 2:00 p.m. at the Delta Fireside Inn, located at 820 Highway 92, Delta, Colorado.

Market Information

     Delta Federal Common Stock is traded in the Over-the-Counter Market and is only traded sporadically. Delta Federal Common Stock was issued at $10.00 per share in connection with the conversion of Delta Federal from mutual to stock form on April 6, 1993. At December 1, 1996, there were 219 holders of Delta Federal Common Stock and 183,365 shares of common stock issued and outstanding.

Dividends

     Delta Federal's current policy is to pay semi-annual cash dividends on the common stock. During fiscal 1996, such dividends were paid at an annualized rate of approximately 3.02% of the original issuance price of the common stock. Dividends are paid upon the determination of the Board of Directors in its discretion that such payment is consistent with the long-term interests of the Bank. The factors affecting this determination include Delta Federal's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other relevant factors. Delta Federal declared cash dividends of $0.30 per share during fiscal 1996.

     Delta Federal may not declare or pay a cash dividend or repurchase shares of its stock if the effect thereof would be to cause its regulatory capital to be reduced below the amount required for the liquidation account or to meet applicable regulatory capital requirements. Federal regulations limit the Bank's capital distributions during a calendar year to one hundred percent of its net income plus one-half of its capital surplus ratio at the beginning of the calendar year. In addition, the Bank must give the OTS thirty days notice prior to the declaration of a dividend.

Annual Report and Other Investor Information

      Delta Federal will furnish upon written request at no charge to any stockholder a copy of Delta Federal's Annual Report for the year ended September 30, 1996 by writing to:

                             Rhonda Vincent
                             Treasurer
                             Delta Federal Savings, F.S.B.
                             145 W. Fourth Street (P.O. Box 18)
                             Delta, Colorado 81416
                             970-874-9755

Transfer Agent and Registrar                                     Auditors

Delta Federal Savings, F.S.B.                                    Dalby, Wendland & Co., P.C.
145 W. Fourth Street (P.O. Box 18)                               464 Main Street
Delta, Colorado 81416                                            Grand Junction, Colorado 81501
970-874-9755

Special Counsel                                                  General Counsel

Silver Freedman & Taff, L.L.P.                                   Aaron Clay, Esquire
1100 New York Avenue, N.W.                                       Clay & Dodson, P.C.
7th Floor, East Tower                                            415 Palmer Street
Washington, D.C. 20005                                           Delta, Colorado 81416

BOARD OF DIRECTORS OF DELTA FEDERAL SAVINGS, F.S.B.

David A. Humphries, Chairman
Glenn N. Beil, Vice President
Andrews A. White, Optometrist
Brad B. Percefull, Managing Partner, The Whiteside Insurance Center
Karen O'Brien, Owner, Aspen Computer/Radio Shack

OFFICERS OF DELTA FEDERAL SAVINGS, F.S.B.

David A. Humphries                                               Ronald R. Chinn
      President and Chief Executive Officer                            Vice President

Lesley R. McPherson                                              Nina L. Willis
      Vice President and Chief Financial Officer                       Vice President and Secretary

Glenn N. Beil                                                    Rhonda J. Vincent
      Vice President                                                   Treasurer


                                                                     APPENDIX IV


                    DELTA FEDERAL SAVINGS, FSB AND SUBSIDIARY

                        QUARTERLY REPORT TO SHAREHOLDERS

                                  JUNE 30, 1997




Delta Federal Savings, FSB
P.O.  Box 18
Delta, CO 81416

                  DELTA FEDERAL SAVINGS, F.S.B. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

--------------------------------------------------------------------------------

                                                                                                 June 30,         September 30,
                                                                                                   1997               1996
                                                                                            ---------------       -------------
                                                                                                (Unaudited)
                            ASSETS

Cash and cash equivalents                                                                   $      447,349        $   491,761
Certificates of deposit                                                                            297,000             99,000
FHLB overnight deposits and demand account                                                         740,607            860,808
Securities held to maturity, fair value, $251,066                                                  -                  249,133
Securities available for sale, at fair value                                                     2,440,036          2,819,409
Loans receivable, net                                                                           32,195,031         29,330,865
Loans held for resale                                                                            3,222,083          4,890,472
Accrued interest receivable                                                                        211,621            228,092
Federal Home Loan Bank stock, at cost                                                              539,800            513,900
Property and equipment, at cost, less accumulated depreciation                                     245,461            297,452
Prepaid expenses and other assets                                                                  109,795             72,511
                                                                                               -----------        -----------
                                                                    Total Assets               $40,448,783        $39,853,403
                                                                                               ===========        ===========

               LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                                                       $30,766,906        $29,913,977
Advances from Federal Home Loan Bank                                                             5,700,000          6,000,000
Advances by borrowers for taxes and insurance                                                       32,871             54,483
Accounts payable and accrued expenses                                                              304,128            495,394
Other notes payable                                                                                 -                  39,528
Deferred income taxes                                                                               10,206              9,700
                                                                                               -----------        -----------
                                                               Total Liabilities                36,814,111         36,513,082
                                                                                               -----------        -----------

Shareholders' Equity:
        Common stock, $.01 par value, 5,000,000 shares authorized;
               185,185 shares issued and outstanding                                                 1,852              1,834
               Employee Stock Ownership Plan                                                        -                 (39,528)
               Additional paid in capital                                                        1,552,093          1,533,911
        Retained income - substantially restricted                                               2,064,842          1,830,940
        Net unrealized gain , securities available for sale, (net of tax)                           15,885             13,164
                                                                                               -----------        -----------
                                                      Total Shareholders' Equity                 3,634,672          3,340,321
                                                                                               -----------        -----------
                                      Total Liabilities and Shareholders' Equity               $40,448,783        $39,853,403
                                                                                               ===========        ===========


                  DELTA FEDERAL SAVINGS, F.S.B. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                For the three months ended June 30, 1997 and 1996

--------------------------------------------------------------------------------


                                                                                                1997              1996
                                                                                         ---------------------------------
INTEREST INCOME
        Loans                                                                             $    709,751           $    717,401
        Mortgage-backed securities                                                               9,200                  7,607
        Investment securities                                                                   42,788                 33,512
        Certificates of deposit                                                                 -                       2,682
        Other                                                                                   24,154                 37,094
                                                                                          ------------           ------------
                                                           Total Interest Income               785,893                798,296
                                                                                          ------------           ------------
INTEREST EXPENSE
        Deposits                                                                               364,255                348,799
        Advances and other                                                                      86,407                 68,297
                                                                                            ----------           ------------
                                                          Total Interest Expense               450,662                417,096
                                                                                            ----------           ------------
                                                             Net Interest Income               335,231                381,200

        Provision for loan losses                                                                1,000                  8,282
                                                                                           -----------           ------------
                             Net Interest Income After Provision for Loan Losses               334,231                372,918
                                                                                           -----------           ------------

NONINTEREST INCOME
        Loan Fees                                                                                9,472                 18,464
        Commission income                                                                        -                      8,105
        Income on deficiency judgments                                                           3,858                  2,539
        Late payment charges and other fees                                                      7,669                  7,667
        Other                                                                                      390                 15,341
                                                                                           -----------           ------------
                                                        Total Noninterest Income                21,389                 52,116
                                                                                           -----------           ------------

NONINTEREST EXPENSE
        General and administrative                                                              34,872                 62,407
        Compensation to officers and employees                                                 129,030                131,738
        Occupancy expense                                                                        8,717                 11,243
        SAIF premium                                                                             4,761                 17,530
        Computer processing expense                                                             11,144                 10,854
        Professional fees                                                                        8,998                  9,896
        Advertising                                                                              5,127                 10,867
        Depreciation                                                                            12,635                 12,837
                                                                                           -----------           ------------
                                                       Total Noninterest Expense               215,284                267,372
                                                                                           -----------           ------------

                                                      Income Before Income Taxes               140,336                157,662

        Provision for income taxes                                                              48,140                 53,252
                                                                                           -----------           ------------
                                                                      Net Income           $    92,196           $    104,410
                                                                                           ===========           ============

Net Income Per Share                                                                       $      0.50           $       0.57
                                                                                           ===========           ============

                  DELTA FEDERAL SAVINGS, F.S.B. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                For the nine months ended June 30, 1997 and 1996

--------------------------------------------------------------------------------

                                                                                                   1997               1996
                                                                                               --------------------------------
INTEREST INCOME
        Loans                                                                                  $ 2,131,083       $  2,067,103
        Mortgage-backed securities                                                                  25,923             35,785
        Investment securities                                                                      131,573            111,258
        Certificates of deposit                                                                      1,158             17,468
        Other                                                                                       75,149             75,917
                                                                                               -----------       ------------

                                                           Total Interest Income                 2,364,886          2,307,531
                                                                                               -----------       ------------
INTEREST EXPENSE
        Deposits                                                                                 1,059,189          1,065,369
        Advances and other                                                                         225,486            167,410
                                                                                               -----------       ------------
                                                          Total Interest Expense                 1,284,675          1,232,779
                                                                                               -----------       ------------
                                                             Net Interest Income                 1,080,211          1,074,752

        Provision for loan losses                                                                    7,000             20,275
                                                                                               -----------       ------------
                             Net Interest Income After Provision for Loan Losses                 1,073,211          1,054,477
                                                                                               -----------       ------------
NONINTEREST INCOME
        Loan Fees                                                                                   33,990             64,547
        Commission income                                                                            2,551             24,218
        Income on deficiency judgments                                                               6,694              5,831
        Late payment charges and other fees                                                         30,290             22,904
        Other                                                                                        3,956             16,288
                                                                                               -----------       ------------
                                                        Total Noninterest Income                    77,481            133,788
                                                                                               -----------       ------------

NONINTEREST EXPENSE
        General and administrative                                                                 115,586            175,878
        Compensation to officers and employees                                                     442,926            411,084
        Occupancy expense                                                                           30,029             34,575
        SAIF premium                                                                                22,436             51,904
        Computer processing expense                                                                 38,809             36,482
        Professional fees                                                                           41,464             37,638
        Advertising                                                                                 17,154             30,805
        Depreciation                                                                                40,169             38,096
                                                                                               -----------       ------------

                                                       Total Noninterest Expense                   748,573            816,462
                                                                                               -----------       ------------

                                                      Income Before Income Taxes                   402,119            371,803

        Provision for income taxes                                                                 138,880            126,058
                                                                                               -----------       ------------
                                                                      Net Income               $   263,239       $    245,745
                                                                                               ===========       ============
Net Income Per Share                                                                           $      1.44       $       1.34
                                                                                               ===========       ============

                  DELTA FEDERAL SAVINGS, F.S.B. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

--------------------------------------------------------------------------------

                                                                                                       Unrealized
                                                                          Employee                       Loss on
                                                           Additional       Stock                       Securities
                                              Common        Paid-in       Ownership      Retained       Available
                                              Stock         Capital         Plan         Earnings        For Sale      Total
                                              -----         -------         ----         --------        --------      -----

Balance at September 30, 1996              $    1,834    $   1,533,911     $(39,528)    $ 1,830,940     $  13,164    $ 3,340,321
   Exercise of Stock Options                       18           18,182           -          -              -              18,200
   Dividends Paid                               -             -                  -          (29,337)       -             (29,337)
   Employee Stock Ownership Plan                -             -               39,528        -              -              39,528
   Adjustment of Securities to Market           -             -                  -          -               2,721          2,721
   Net Income                                   -             -                  -          263,239        -             263,239
                                           ----------    -------------     ---------    -----------      --------    -----------
Balance at June 30, 1997                   $    1,852    $   1,552,093     $     -      $ 2,064,842      $ 15,885    $ 3,634,672
                                           ==========    =============     =========    ===========      ========    ===========

                  DELTA FEDERAL SAVINGS, F.S.B. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                For the nine months ended June 30, 1997 and 1996

--------------------------------------------------------------------------------

                                                                                                   1997             1996
                                                                                             -------------      -------------
OPERATING ACTIVITIES
        Net Income                                                                           $     263,239      $     245,745
Adjustments to reconcile net income to net cash provided
          by operating activities:
            Depreciation and amortization                                                           40,169             38,096
            Provision for loan losses and valuation for real estate owned                            7,000             20,275
            Amortization and accretion of investment premiums and discounts                         (5,125)            (3,651)
            FHLB stock dividends                                                                   (25,900)           (20,300)
            Change in operating assets and liabilities:
                (Increase) decrease in interest receivable                                          16,471             28,054
                Increase in other assets                                                           (41,034)           (16,311)
                Decrease in accounts payable and accrued liabilities                              (191,265)          (213,104)
                Increase in deferred loan origination fees                                          (9,877)             1,817
                (Increase) decrease in loans held for resale                                     1,668,389         (1,180,061)
                                                                                              ------------        -----------
                                Net Cash Provided (Used) By Operating Activities                 1,722,067         (1,099,440)
                                                                                              ------------        -----------
INVESTING ACTIVITIES
        Net change in loans originated or acquired                                              (2,861,289)        (2,217,984)
        Net purchases of equipment                                                                  (3,160)           (36,116)
        Net sales of equipment                                                                      19,000              -
        Purchase of FHLB stock                                                                           -           (122,700)
        Purchase of investments                                                                   (312,192)          (446,369)
        Sale of investments                                                                              -            494,223
        Maturities of investments                                                                  949,049          1,225,204
        Net change in certificates of deposit held by other financial institutions                (198,000)           494,000
                                                                                              ------------        -----------
                                         Net Cash (Used) By Investing Activities                (2,406,592)          (609,742)
                                                                                              ------------        ------------
FINANCING ACTIVITIES
        Net increase (decrease) in deposits                                                        852,929          1,174,910
        Proceeds from FHLB advances                                                             24,400,000         39,175,000
        Proceeds from FHLB advances                                                            (24,700,000)       (38,175,000)
        Cash dividends paid                                                                        (29,337)           (53,175)
        Stock options exercised                                                                     18,200             -
        Net increase in advances by borrowers                                                      (21,612)           (36,712)
                                                                                              ------------        -----------
                                Net Cash Provided (Used) By Financing Activities                   520,180          2,085,023
                                                                                              ------------        -----------
                                Increase (Decrease) in Cash and Cash Equivalents                  (164,613)           375,841

Cash and cash equivalents - October 1                                                            1,352,569          1,113,484
                                                                                              ------------        -----------
Cash and cash equivalents - June 30                                                           $  1,187,956        $ 1,489,325
                                                                                              ============        ===========


                  DELTA FEDERAL SAVINGS, F.S.B. AND SUBSIDIARY

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL CONDITION

Total assets increased by $595,380 from $39,853,403 at September 30, 1996 to $40,448,783 at June 30, 1997. The increase was primarily the result of a $2,864,166 increase in loans receivable, due to an increase in loan originations in the Bank's market area and in loans purchased from those entities which have warehouse lines with the Bank. The increase in loan originations occurred primarily as a result of increased real estate demand, rather than in rates associated with the new loans. To a lesser extent, the increase was a result of an increase of $198,000 in certificates of deposits with other banks, an increase in Federal Home Loan Bank stock of $25,900 and an increase in other assets of $37,284. Partially offsetting the increases described above were decreases in cash and cash equivalents of $164,613, decreases in investment securities of $628,506, and decreases in loans held for resale of $1,668,379. These decreases occurred due to a redeployment of funds received from the maturities of investments and decrease in loan demand from the warehouse lenders, to portfolio loans and away from the various investment activities noted in order to generate additional interest income.

Property and equipment decreased $51,991 from $297,452 to $245,461, primarily as a result of depreciation expense of $40,169 and sale of equipment. Accrued interest receivable decreased $16,471 from $228,092 to $211,621 , due to a decrease in investments which paid interest at periods other than monthly and to improved asset quality of loans.

Total deposits increased $852,929 from $29,913,977 to $30,766,906 during the period from September 30, 1996 to June 30, 1997. This growth was a result of general growth in the Bank's deposit activities, due primarily to various programs which the Bank has continued to offer which yield competitive rates to depositors.

Advances by borrowers for taxes and insurance decreased $21,612 from $54,483 to $32,871, as a result of escrow payments being in excess of escrow deposits. Accounts payable and accrued expenses decreased $190,760 from $505,094 to $314,334. This decrease was a due primarily to reduced activity in the Bank's in-house checking accounts. Advances decreased $300,000 from $6,000,000 to $5,700,000. This was due primarily to decreased loan demand on the warehouse loan originations.

Shareholders' equity increased $294,351 from $3,340,321 at September 30, 1996 to $3,634,672 at June 30, 1997, as a result of net income during the nine month period of $263,239, funds received due to the exercise of options of $18,200, payment of ESOP loan of $39,528, and an increase in the unrealized gain on securities available for sale of $2,721. The increase was partially offset by the payment of dividends of $29,337.

                  DELTA FEDERAL SAVINGS, F.S.B. AND SUBSIDIARY

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


RESULTS OF OPERATIONS

Net income decreased $12,214, to $92,196 for the three months ended June 30, 1997, from $104,410 for the three months ended June 30, 1996. Net income increased $17,494 for the nine months ended June 30, 1997 as compared to the nine months ended June 30, 1996. Core earnings (net interest income, before provision for loan losses) decreased by $45,969 for the three months ended June 30,1997 as compared to the same period in 1996. During the nine months ended June 30, 1997 core earnings increased $5,459 as compared to the first nine months of the prior year.

Total interest income decreased $12,403 for the three months ended June 30, 1997 as compared to the three months ended June 30, 1996. For the nine months ended June 30, 1997 total interest income increased $57,355 as compared to the nine months ended June 30, 1996. The fiscal year increase was reflective of increased activity in the mortgage loan portfolio and was partially offset by decreases in investment levels.

Total interest expense increased by $33,566 for the three months ended June 30, 1997 as compared to the three months ended June 30, 1996. For the nine months ended June 30, 1997 total interest expense increased $51,896 as compared to the nine months ended June 30, 1996. This was a result of an increase in the average balance of FHLB advances being used to fund asset and liability risk management rather than competing for higher priced deposits. These increases were partially offset by decreases in interest paid on deposits.

Total noninterest income decreased by $30,727 for the three months ended June 30, 1997 as compared to the three months ended June 30, 1996. For the nine months ended June 30, 1997 total noninterest income decreased $56,307 as compared to the nine months ended June 30, 1996. The decrease was a result of decreased activity in the mortgage loan warehouse operation and a decrease in commission income from the termination of the investment solicitation activities of the service corporation.

Decreases in the provision for loan losses of $7,282 and $13,275 for the three and nine month periods respectively were attributable to the Bank's improvement in loan asset quality and the lack of any significant loss experience in recent periods.

Total noninterest expense decreased by $52,088 for the three months ended June 30, 1997 as compared to the three months ended June 30, 1996. For the nine months ended June 30, 1997 total noninterest expense decreased $67,889 as compared to the nine months ended June 30, 1996. General and administrative expenses decreased $60,292 primarily as a result of decreased spending in anticipation of closing the merger transaction with First Colorado Bancorp, Inc. Compensation expense increased $31,842, primarily as a result of prepayment of the ESOP loan and was partially offset by staff reductions. Occupancy expense decreased $4,546 primarily as a result of decreased maintenance costs. SAIF premium decreased $29,468 due to the recapitalization of the SAIF. Advertising decreased $13,651 due to curtailment of many of the programs that the Bank had in the past. Computer processing expense increased $2,327 due to normal increases from the service bureau provider. Professional fees increased $3,826 due to the anticipated merger. Depreciation expense increased $2,073 due to asset acquisitions from the past year.

               PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

         Section 7-109-103 of the Colorado Business Corporation Act ("CBCA") provides for mandatory indemnification, if a director or officer of a corporation is successful on the merits or otherwise, in defense of any proceeding, whether third party or derivative.

         Colorado law allows a corporation to indemnify its directors, officers, employees, fiduciaries and agents against expenses (including attorneys' fees), judgements, fines, and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding if that person to be indemnified acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a shareholder derivative suit, the person will be indemnified if he was not adjudged liable or, in the case of any other proceeding, the person was not adjudged liable for receiving an improper personal benefit. (CBCA ss.7-109-102). Indemnification in a shareholder derivative action is limited to reasonable expenses. With respect to any criminal action or proceeding, a person will be indemnified if that person did not have reasonable cause to believe that his conduct was unlawful. (CBCA ss.7-109-102(1)).

         Colorado law also allows for indemnification in actions or proceedings even if the person to be indemnified was adjudged to be liable or did not meet the standards for indemnification as described above. Indemnification must be determined by the same court that adjudged such person liable or another court of competent jurisdiction. Only directors and officers are entitled to apply for mandatory indemnification (CBCA ss.7-109-105, ss.7-109-107).

         Colorado requires that indemnification payments (other than court ordered payments and advancement of expenses) may be made only on a case-by-case basis (CBCA ss.7-109-106). Advance payments may be made covering expenses if the individual to be indemnified furnishes the corporation with a written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification and undertakes to repay such payments if indemnification is later determined to not be available to that individual. (CBCA ss.7-109-104).

         The aforementioned indemnification provisions under Colorado law are non-exclusive. Indemnification of directors of a Colorado corporation is governed by statute but a Colorado corporation may grant additional or greater indemnification rights to officers, employees, fiduciaries and agents through its bylaws, or through an agreement, a vote of shareholders, or a vote of disinterested directors, both as to action in a person's official capacity, and as to action in another capacity while holding office (CBCA ss.53-11-4.1(G)). A Colorado corporation may also have the power to purchase insurance or other similar protection against liability whether or not the person was entitled to indemnification as described in the section above (CBCA ss.7-109-107).

         The articles of incorporation of a corporation organized under the law of Colorado may also contain a provision which may eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty. However, no such provision can eliminate or limit a director's liability for (i) for breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds, or (iv) for any transaction from which the director derives an improper personal benefit (CBCA ss.7-108-401).

         The Colorado law also states that no director or officer will be personally liable for any injury to a person or party unless the director or officer was personally involved in the situation giving rise to the litigation or the director or officer committed a criminal offense in connection with the situation (CBCA ss.7-108-402).

         With respect to the performance of a director's duty, Colorado allows a director to rely in good faith on opinions, information, reports and financial data presented to him by officers or employees of the company, counsel and accountants as to matters which the director reasonably believes to be in the expert competence of such person, and committees of the board on which the director does not serve (CBCA ss.7-108-401).

         Colorado directors have additional protection from liability from the "conflicting interest transaction" provisions of Colorado law which state that no loan, contract, or transaction between a corporation and a director will be voidable, enjoined, set aside or give rise to an award of damages in a proceeding by shareholders, solely because the conflicting interest transaction involves a director of the corporation or an entity in which a director of the corporation is a director or officer or has a financial interest or solely because the director is present at or participates in the meeting of the corporation's board of directors or of the committee of the board of directors which authorizes, approves, or ratifies the conflicting interest transaction or solely because the director's vote is counted for such purpose if the director's interest was disclosed to the board of directors or shareholders of the corporation (if shareholders are entitled to vote on the transaction) and the transaction is fair to the corporation at the time it is approved. (CBCA ss.7-108-501)

         The Registrant believes that these provisions assist the registrant in, among other things, attracting and retaining qualified persons to serve the registrant and its subsidiary. However, a result of such provisions could be to increase the expenses of the registrant and effectively reduce the ability of shareholders to sue on behalf of the registrant since certain suits could be barred or amounts that might otherwise be obtained on behalf of the registrant could be required to be repaid by the registrant to an indemnified party.

         First Colorado has in force a Directors and Officers Liability Policy underwritten by CNA Insurance, Inc. with a $5.0 million aggregate limit of liability and an aggregate deductible of $500,000 per loss both for claims directly against officers and directors and for claims where the Company is required to indemnify directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("1933 Act") may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 21. Exhibits

2.1 Agreement and Plan of Merger dated as of May 21, 1997, by and between First Colorado Bancorp, Inc. and Delta Federal Savings, F.S.B. (attached as
     Appendix I to the Proxy Statement/Prospectus filed as a part of this Registration Statement).
5.1 Opinion of Malizia, Spidi, Sloane & Fisch, P.C. as to the legality of the securities being registered and the Merger.^
8.1 Opinion of Malizia, Spidi, Sloane & Fisch, P.C. concerning certain federal tax consequences.
23.1 Consent of Malizia,  Spidi, Sloane & Fisch, P.C. (contained in its Opinions
     5.1 and 8.1).
23.2 Consent of KPMG Peat Marwick, LLP.
23.3 Consent of Dalby, Wendland & Co., P.C.
23.4 Consent of Charles Webb & Company.
99.1 Opinion of Charles Webb & Company (attached as Appendix II to the Proxy Statement/Prospectus filed as a part of this Registration Statement).
99.2 Form of Proxy of Delta Federal Savings, F.S.B.


Item 22. Undertakings

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii)To include  any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and

          Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, First Colorado has duly caused this registration statement to be signed on behalf of the undersigned, thereunto in the City of Lakewood, State of Colorado, on August 13, 1997

                           First Colorado Bancorp, Inc.


                           By:      /s/ Malcolm E. Collier, Jr.
                                    Malcolm E. Collier, Jr.
                                    President, Chief Executive Officer,
                                    and Chairman of the Board
                                    (Duly Authorized Representative)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

By:      /s/ Malcolm E. Collier, Jr.            By:    /s/ Brian L. Johnson
         Malcolm E. Collier, Jr.                       Brian L. Johnson
         President, Chief Executive Officer,           Treasurer and Chief Financial Officer
           and Chairman of the Board                   (Principal Financial and Accounting
         (Principal Executive Officer)                   Officer)

Date:    August 13, 1997                        Date:  August 13, 1997


By:      /s/ John J. Nicholl                    By:
         John J. Nicholl                               Robert T. Person, Jr.
         Director                                      Director

Date:    August 13, 1997

By:      /s/ Leeon E. Haydon                    By:    /s/Robert W. Richards
         Leeon E. Haydon                               Robert W. Richards
         Director                                      Director

Date:    August 13, 1997                        Date:  August 13, 1997

By:      /s/ E. William Foerster, Jr.           By:    /s/James R. Wexels
         E. William Foerster, Jr.                      James R. Wexels
         Director                                      Director

Date:    August 13, 1997                        Date:  August 13, 1997

By:      /s/ Polly Baca                         By:
         Polly Baca                                    Stephen Burkholder
         Director                                      Director

Date:    August 13, 1997
